As filed with the Securities and Exchange Commission on August 29, 2005

                                              Securities Act File No. 333-126014


                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                               Amendment No. 1 to
                                    FORM SB-2
                                Filed on Form S-1


                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                ----------------

                        NAVIDEC FINANCIAL SERVICES, INC.
             (Exact name of registrant as specified in its charter)

                               ------------------

       Colorado                         6199                   13-4228144
       --------                         ----                   ----------
(State or other jurisdiction of   (Primary Standard            (IRS Employer
 incorporation or organization)        Industrial            Identification No.)
                                Classification Code Number)


                             Fiddler's Green Center
                         6399 S. Fiddler's Green Circle
                            Greenwood Village, 80111
                                 (303) 222-1000
           -----------------------------------------------------------
          (Address and telephone number of principal executive offices and principal place of business)

                                 John R. McKowen
                             Fiddler's Green Center
                         6399 S. Fiddler's Green Circle
                            Greenwood Village, 80111
                                 (303) 222-1000
             -------------------------------------------------------
            (Name, address and telephone number of agent for service)

                          Copies of Communications to:
                                Roger V. Davidson
                    Ballard, Spahr, Andrews & Ingersoll, LLP
              1225 17th Street, Suite 2300, Denver, Colorado 80202
                                 (303) 292-2400


If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]


If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                         CALCULATION OF REGISTRATION FEE


        Title of Each                            Proposed Maximum           Proposed Maximum
    Class of Securities        Amount to be        Offering Price               Aggregate           Amount of
     to Be Registered            Registered          Per Share                Offering Price    Registration Fee(1)
-------------------------------------------------------------------------------------------------------------------


$0.001 par value common stock    5,177,748             $0.90                    $4,659,973           $548.48

-------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the amount of the registration fee, this good faith estimate pursuant to Rule 457 is based on the most recent sale price received by the Company in its private placement for its common stock in an arm's length transaction.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

The information contained in this prospectus is not complete and may be changed. The shareholders may not sell these securities until the registration statement filed with the Securities Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                  Subject to Completion, dated August 29, 2005



                                  -------------

                                   PROSPECTUS

                                  -------------


                        NAVIDEC FINANCIAL SERVICES, INC.



                        5,177,748 Shares of Common Stock
                            Par Value $.001 Per Share






     We are registering all of the shares of our common stock previously held by Navidec, Inc. to be distributed to the shareholders of BPZ Energy, Inc., formerly Navidec, Inc., who were holders of record as of September 9, 2004, the record date for the distribution. This registered distribution is required by the Navidec, Inc./BPZ Energy merger agreement as described in greater detail herein. While all of the shares received by these shareholders pursuant to the spin-off transaction are being registered in this prospectus, eighty percent (80%) of the shares held by each shareholder will contain a restrictive legend imposed by the Company in order to maintain an orderly market for our securities.

     SEE "RISK FACTORS" BEGINNING ON PAGE 4 FOR CERTAIN INFORMATION YOU SHOULD CONSIDER BEFORE YOU PURCHASE THE SHARES.


     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.


                 The date of this Prospectus is August 29, 2005


================================================================================

                        --------------------------------
                               TABLE OF CONTENTS
                        --------------------------------

Prospectus Summary ......................................................    1

Risk Factors ............................................................    5
Forward-Looking Statements ..............................................   13
Use of Proceeds .........................................................   14
Description of Business .................................................   14
Management's Discussion and Analysis of Financial
     Condition and Results of Operations ................................   21
Quantitative and Qualitative Disclosure
     About Market Risks .................................................   32
Properties ..............................................................   32
Legal Proceedings........................................................   33
Management ..............................................................   33
Executive Compensation ..................................................   35
Options/SAR Grants in the last Fiscal Year ..............................   37
Equity Compensation Plan Information ....................................   41
Security Ownership of Certain Beneficial Owners
    and Management ......................................................   41
Certain Relationships and Related Transactions ..........................   42
Description of the Securities ...........................................   43
Market for Shares and Related Shareholder Matters .......................   47
Legal Matters ...........................................................   48
Experts .................................................................   48
Changes and Disagreements with Accountants on
     Accounting and Financial Disclosure ................................   48
Securities and Exchange Commission Position
     on Certain Indemnification .........................................   48
Reports to Security Holders .............................................   49
Additional Information ..................................................   49
Index to Financial Statements ...........................................  F-1

You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

                               PROSPECTUS SUMMARY


     The following is a summary of some of the information contained in this prospectus. In addition to this summary, we urge you to read the entire prospectus carefully, especially the risks discussed under "Risk Factors." Unless the context requires otherwise, references in this prospectus to "Navidec Financial Services," "NFS," "we," "us," "our" or the "Company" are to Navidec Financial Services, Inc. and its subsidiaries, and references to "Old Navidec" or "BPZ" are to BPZ Energy, Inc., formerly Navidec, Inc. or its subsidiaries.


About Our Company


     NFS is a Colorado corporation that was established in December 2002 under the name "Navidec Capital, Inc." and was renamed "Navidec Financial Services, Inc." in October 2003. NFS was a wholly-owned subsidiary of Old Navidec until it was spun-off to the shareholders of Old Navidec pursuant to the terms of a revised Merger Agreement, dated as of July 8, 2004, between BPZ and Old Navidec (the "Merger Agreement"). The Merger Agreement provided, among other things, for the transfer of all of the business assets and liabilities of Old Navidec and its subsidiaries to NFS and for the spin-off of NFS to the shareholders of Old Navidec as of September 9, 2004, the record date for the share distribution. In addition, NFS received 604,246 shares of BPZ common stock as consideration for the assumption of the business liabilities.

     The separation of NFS from Old Navidec and the distribution of Old Navidec's historical business to NFS was a condition to the merger transaction between Old Navidec and BPZ. In contemplating the merger transaction, the Old Navidec board of directors determined that separating its historical business development and mortgage services businesses from its new oil and gas exploration and production business to be acquired through the acquisition of BPZ and distributing NFS common stock pro rata to Old Navidec shareholders was appropriate and advisable. Old Navidec's board of directors believed that the separation of NFS from Old Navidec would provide both companies with the opportunity to focus exclusively on their respective businesses and their unique opportunities. In addition, the separation should enable each company to enhance its strategic, financial and operational flexibility, and better facilitate future financings.

     The merger transaction was consummated on September 10, 2004. On February 2, 2005, all of the shares of NFS common stock required to be distributed pursuant to the spin-off transaction were initially distributed to the Old Navidec shareholders of record as of September 9, 2004. NFS filed a registration statement on Form 10-SB with the Securities and Exchange Commission on January 31, 2005 which would have automatically been effective on April 1, 2005 for the purpose of registering these shares. NFS withdrew the Form 10-SB on March 31, 2005 due to the SEC's concern that the distribution to the Old Navidec shareholders was not pro rata as required for the use of Form 10-SB. Further, NFS was not in a position to provide a timely response to the SEC's comments since the audit for the year ended December 31, 2004 was not complete at that time.

     In the spring of 2005, NFS cancelled and recalled all of its outstanding shares of common stock due largely to problems that arose from circumstances whereby in several instances the stock was credited to the wrong accounts, other accounts were improperly debited NFS shares and several persons entitled to receipt of the share distribution were not properly credited with their securities. Through an agreement with NASDAQ, NFS cancelled the original distribution of these securities and agreed to make a new distribution of restricted securities bearing a new Cusip number for identification purposes. The new distribution of these shares will be completed after this registration statement has been declared effective.

     We are organized into three divisions: business development, mortgage services and technology. Annual revenues for the business development and mortgage services businesses in 2004 were approximately $1,226,000. For the year ended December 31, 2004, we had a net loss of $2,021,000. Our business development division focuses on identifying and acquiring controlling interests in development stage companies to further their growth by providing capital, consulting, personnel and other services, both internally and through the use of subcontractors. This division also provides consulting, personnel and other services, both internally and through the use of subcontractors, to development stage companies, in which we have decided not to invest, on a contract basis for fees and related expenses. After evaluating a potential candidate for the probability of success in its core business and determining its growth strategy and anticipated capital requirements, we develop a specific strategy of success with management of the development stage company and provide personnel and services to work in concert with the management to develop and execute the business plan. The mortgage services division is primarily focused on providing residential and commercial mortgages in the Phoenix, Arizona market and anticipates providing short-term, high yield commercial loans secured by real estate to non-consumer and commercial real estate borrowers when NFS Capital of Arizona, Inc., a wholly-owned subsidiary of NFS, becomes licensed as a mortgage banker in Arizona. Finally, our technology division is primarily focused on developing and marketing security solutions focused exclusively on solving core business issues surrounding identity and computer access management. This includes the ability to manage, track and pass on the identity of millions of online users, provide a common security architecture to reduce IT complexity and support risk management issues, and provide security from hacking.


     Our strategy is to primarily focus our resources on continuing to develop and operate our business development and mortgage services divisions while our technology division focuses on providing identity and computer access management services.


     We describe in this prospectus the business development and mortgage services businesses that were contributed to NFS by Old Navidec in the separation as if they were our businesses for all historical periods described. References in this document to the historical assets, liabilities, businesses or activities of Old Navidec or our business are generally intended to refer to the historical assets, liabilities, businesses or activities of the contributed business as it was conducted as part of Old Navidec and its subsidiaries prior to the separation. We are now an independent company and Old Navidec will not have a continuing stock ownership interest in us once this registration statement is declared effective and the shares of NFS common stock currently held in trust by Old Navidec are distributed to the Old Navidec shareholders of record. Our historical financial results as part of Old Navidec contained herein may not reflect our financial results in the future. Subsequent to the merger transaction, we acquired from an affiliate a controlling interest in a technology business that focuses on providing identity and computer access management services.


Capital Structure

     We currently have 100,000,000 shares of common stock, par value $.001 per share, and 10,000,000 shares of preferred stock, par value $.001 per share, authorized by our articles of incorporation.


     As of June 30, 2005, we had 7,302,748 shares of NFS common stock issued and outstanding. Pursuant to the Merger Agreement, the outstanding common stock of NFS was increased to 5,177,748 shares on the closing date of the merger transaction. On September 21, 2004, an additional 1,200,000 shares of NFS common stock were granted to executive officers of the Company as compensation. In July 2005, the Company granted a warrant to purchase 100,000 shares of NFS common stock for an exercise price of $1.00 per share that expires on July 6, 2010.

     In addition, the Company commenced a private placement under Regulation D of the Securities Act of 1933, as amended, in April 2005. The offering consists of units comprised of one share of NFS common stock, par value $.001 per share, one Class A warrant and one Class B warrant for an offering price of $1.00 per unit. The Class A warrant entitles the holder to purchase one share of NFS common stock for each warrant held at a purchase price of $2.00 per share and the Class B warrant entitles the holder to purchase one share of NFS common stock for each warrant held at a purchase price of $4.00 per share. In June 2005, the Company closed 675,000 units and has extended the offering to August 31, 2005.


     There is currently no public trading market for our common stock.

This Registration


     In this prospectus we are registering all of the shares of our common stock previously held by Old Navidec that are to be distributed pro rata to the shareholders of record of Old Navidec pursuant to the spin-off transaction. While all of the shares to be distributed to the Old Navidec shareholders pursuant to the spin-off transaction are being registered in this prospectus, eighty percent (80%) of the shares held by each shareholder will contain a restrictive legend imposed by the Company in order to maintain an orderly market for our securities. The restriction on the transfer of the shares will be for a period of one year following the effective date of this registration statement and we may decide to release shares prior to the end of the restriction period on a pro rata basis if management determines that it would be in the best interest of the Company.


How to Contact Us

     Our principal offices are located at 6399 S. Fiddler's Green Circle, Greenwood Village, Colorado 80111 and our telephone number is (303) 222-1000.

Summary Historical Financial Information


     The following table sets forth summary historical financial information derived from the financial statements of Old Navidec for the years ended and as of December 31, 2004 and 2003, and the unaudited financial statements of NFS for the six months ended June 30, 2005 and unaudited financial statements of Old Navidec for the six months ended June 30, 2004. The summary financial information may not be indicative of our future performance as an independent company. It should be read in conjunction with the discussion in "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the combined financial statements and corresponding notes included elsewhere in this prospectus.

                                                 For the Six Months Ended June 30          For the Years Ended
                                                           (Unaudited)                       December 31,
                                                    2005                2004(a)           2004          2003(b)
                                                    ----                -------           ----          -------
                                                 (dollars and shares in thousands; except earnings per share amounts)
Statement of Operations Data:
Net Sales                                          $ 1,123             $   525          $ 1,226          $   977
Costs and Expenses:
Cost of products sold                                  237                 274              105              415
Selling, general and administrative                  2,511               1,339            3,494            3,075
Product development                                   --                    70             --                123


Impairment, depreciation and amortization                9               1,545              145            1,872


Other income/(expense), net                             38                 316              498              397
                                                                                                         -------

Net Profit/Loss                                    $(1,596)            $(2,387)         $(2,021)         $(4,111)
Profit per common share:
Basic                                              $ (0.24)            $ (3.02)         $( 0.61)         $( 3.28)
Diluted                                            $ (0.24)            $ (3.02)         $( 0.61)         $( 3.28)
Weighted Average Number of Common Shares
Outstanding:
Basic                                                6,593(c)              789            3,321            1,253
Diluted                                              7,673(c)              789            3,321            1,253

(a) The summary historical financial information derived from the unaudited financial statements of Old Navidec for the six months ended June 30, 2004.


(b) The summary historical financial information derived from the financial statements of Old Navidec for the year ended December 31, 2003.


(c) Pursuant to the Merger Agreement, the outstanding common stock of NFS was increased to 5,177,748 shares on the closing date of the merger transaction. On September 21, 2004, an additional 1,200,000 shares of NFS common stock were granted to executive officers of the Company as compensation. In June 2005, the Company was obligated to issue 675,000 shares of NFS common stock pursuant to a private placement to accredited investors under Regulation D of the Securities Act of 1933, as amended. In March 2005, the Company issued 250,000 shares of NFS common stock pursuant to the exercise of an option by an independent consultant of the Company

                                  RISK FACTORS


     The purchase of our common stock is a substantial transaction involving a high degree of risk. Prior to making an investment decision, you should carefully consider, together with the other information contained in this prospectus, the following risk factors.


     Investors should assume that if any of the following risks actually materialize, our business, financial condition or results of future operations could be materially and adversely affected. In that case, the price of our common stock could decline, and you may lose all or part of your investment.

                         Risks Relating to Our Business
                         ------------------------------

Our limited operating history makes it difficult for investors to evaluate our business.


     Although NFS was formed in 2002, we are in a formative stage because we have been operated as a wholly-owned subsidiary of Old Navidec without significant business operations until the spin-off transaction. We are also subject to all of the risks inherent in attempting to expand a relatively new business venture; such risks include, but are not limited to, the possible inability to profitably operate our existing business, our possible inability to fund working capital requirements and our possible inability to attract new clients that will have a positive effect on our operations. As a result, we may not be able to achieve a level of profitability that will provide a return on invested capital or that will result in a market for the Company's securities.


We may acquire other businesses from third parties that could cause us to incur significant expenses and could result in significant losses.

     As part of our business strategy, we plan to pursue acquisitions in the future, some of which may represent businesses that are new to us or that represent a significant expansion of our current lines of business. We may not identify or complete these transactions in a timely manner, on a cost-effective basis or at all, and we may not realize the expected benefits of any acquisition or strategic alliance. Other companies, including those with substantially greater financial, sales and marketing resources, may compete with us for these strategic opportunities.


     Further, if we are successful in securing such opportunities, the product and service capabilities that we acquire may not be successful or may require significantly greater resources and investments than originally anticipated. In making such acquisitions, we may incur significant acquisition-related expenses, incur substantial debt and may assume unknown or contingent liabilities. In addition, we may enter markets in which we have no or limited prior experience. We may encounter difficulties integrating acquired personnel, operations, technologies or services. We may encounter difficulties managing the growth we expect to experience from our acquisitions. We also may encounter unforeseen expenses, complications and delays, including difficulties in staffing and providing operational and management oversight. We could also experience negative effects on our reported results of operations from acquisition-related charges, amortization of expenses related to intangibles and charges for impairment of long-term assets. To the extent we encounter problems with any future acquisition, we could be materially adversely affected.

Our operations may decline due to significant competition in the industries in which we operate.


     We face significant competition and we may not be able to compete effectively. The business development, mortgage services and IT security industries are highly competitive. We compete with many companies ranging from small start-up enterprises to national companies that are larger than we are and have access to greater financial, marketing, technical and other resources.

     Our failure to compete effectively could cause us to lose market share to our competitors and/or have a material adverse effect on our revenues and profitability.

The Financial Accounting Standards Board has issued a standard that will require companies to expense employee stock options.

     The Financial Accounting Standards Board has recently adopted a requirement that companies expense employee stock options that are issued with an exercise price equal to the estimated market price on the date of grant. The historical financial results of Old Navidec do not reflect the expensing of employee stock options that were issued with an exercise price equal to the estimated market price on the date of grant. This new rule could have a material adverse effect on our results of operations.


     For example, in 2004, the compensation expense related to granting 1,200,000 shares of NFS common stock at a valuation of $0.28 per share as executive compensation totaled $336,000. In addition, the expense related to granting 1,200,000 options to purchase shares of NFS common stock with an exercise price of $0.05 per share at a valuation of $0.23 per share (fair market value of $0.28 per share minus the exercise price of $0.05) totaled $276,000. Had the total of $612,000 compensation related expense been determined based upon the fair value at the grant date for the options granted, consistent with the provisions of SFAS 123, the Company's net loss and net loss per share would have been $1,697,000 and $0.51 per share, respectively, at December 31, 2004.


                                      For The Twelve Months Ended
                                               December 31,
                                 (in thousands, except per share data)

                                                                     2004                2003
                                                                     ----                ----
Net Loss:                                                        $   (2,021)          $  (4,111)

Add back:
Expense recognized under APB25                                          612                  70
                                                                 ----------           ---------
Net total stock based employee compensation expense
  determined under fair value method for all awards,                   (288)               (483)
                                                                 ----------           ---------
  net of related tax effect
Pro Forma net loss                                               $   (1,697)          $  (4,524)
                                                                 ==========           =========
Net loss per share basic and diluted:

Basic:            As Reported                                    $    (0.61)          $   (3.28)
                                                                 ==========           =========
                  Pro Forma                                      $    (0.51)          $   (3.61)
                                                                 ==========           =========
Diluted:          As Reported                                    $    (0.61)          $   (3.28)
                                                                 ==========           =========
                  Pro Forma                                      $    (0.51)          $   (3.61)
                                                                 ==========           =========

Our mortgage service business could be adversely affected by an increase in interest rates and/or a downturn in the economy.


     Our mortgage service business could be adversely affected by an increase in interest rates and/or a downturn in the economy and a corresponding decrease in new residential or commercial construction and mortgage refinancing activity. The resulting decrease in revenue from our mortgage services division could negatively impact our ability to achieve and maintain profitability.


Our quarterly results may be volatile due to fluctuating money markets.

     With respect to our mortgage business, our revenues, cash flow, profitability and future rate of growth are mostly dependent upon prevailing interest rates. Our ability to maintain or increase our borrowing capacity and to obtain additional capital on attractive terms is also to some extent dependent on certain market driven indices, including:

     o    the level of consumer and business demand

     o    domestic governmental regulations and other actions

     o    overall economic conditions

     Significant increases in interest rates would adversely affect our revenues, operating income and borrowing capacity and may require a reduction in the value of our mortgage service business.


Since we take a "first loss" position we could lose our entire investment if a loan goes into default.

     We will focus on providing secured mortgages for residential and commercial real estate, including land, which will generally be first liens on the underlying collateral. Until NFS Capital becomes licensed as a mortgage banker, the loans will all be originated for and funded by an outside lender who will own the mortgage at the time of closing. The commercial loans in which NFS will participate will generally have a term of no more than one year and will be interest only loans.

     Once it is licensed, NFS Capital will focus on building a portfolio of short-term, high yield commercial loans secured by real estate to non-consumer and commercial real estate borrowers. We anticipate holding up to a twenty percent (20%) participating interest in the loans originated or brokered by us increasing to a one hundred percent (100%) interest once NFS Capital is licensed as a mortgage banker and can arrange bank lines of credit. This twenty percent (20%) participating interest would be a "first loss" position which means that it is the first twenty percent (20%) of the loan funded and the last twenty percent (20%) of the loan that is repaid by the borrower. As a result, we could lose our entire investment if (1) a borrower defaults on a loan, (2) the value of the real estate collateral declines approximately 40% from when we invested and (3) we are not able to collect the deficiency from the borrower on the loan.

Our mortgage service business is subject to the risk of default by borrowers.

     The revenues and profitability of our mortgage service division may be materially adversely affected by the inability of borrowers to repay their loans. The risk of default is primarily related to a decrease in the valuation of property values which may result in the borrower's inability to either sell the property or refinance to payoff our loan. This may occur when property values are driven up by speculation activity, as opposed to be driven by demand. A reduction in demand for property can also cause a reduction in values as will an increase in supply in excess of the demand. The risk of default may also increase when an economic slowdown occurs, resulting in companies going out of business or being downsized leading to the potential inability of borrowers to repay their loan. If a borrower defaults on a loan due to a filing for bankruptcy then it may take a longer period of time to recover any payments on the loan and the real estate securing the loan may not be available as collateral.

     There is also a risk of default on improved investor property since the property may not generate sufficient cash flow to pay interest on the loan, the rental rates or demand may decline, or tenants may default on rental payments. If this occurs and the borrower does not have enough additional cash resources at the time to pay the interest on the loan, default may occur.

     Loans on land also have additional risk since there may not be a source of cash flow from the property to make the interest payments. Default may occur on these types of loans if interest payments are coming directly from the borrower's other resources and those resources decline for other non-property related reasons.

Mortgages are not liquid investments that can be readily sold to generate income.

     The mortgages we intend to hold through Navidec Holdings, a wholly-owned subsidiary, will not be liquid investments, in that there is no established market in which we can sell the mortgages we may hold. Should we need to sell the mortgages prior to their maturity we are not aware of any buyers at this time who could acquire our position, therefore we would probably have to sell the mortgages at a considerable discount and this could negatively impact our results of operations.


We are subject to the risk of possibly becoming an Investment Company.


     Due to our minority interest in BPZ and the possibility that we may take equity options from consulting clients and/or invest our own capital in consulting clients, we run the risk of inadvertently becoming an investment company that is required to register under the Investment Company Act of 1940. Registered investment companies are subject to extensive, restrictive and potentially adverse regulation relating to, among other things, operating methods, management, capital structure, dividends and transactions with affiliates.


     To avoid becoming an investment company, we closely monitor the value of our investments and structure transactions with an eye toward the Investment Company Act. As a result, we may structure transactions in a less advantageous manner than if we did not have Investment Company Act concerns, or we may avoid otherwise economically desirable transactions due to those concerns. In addition, events beyond our control, including significant appreciation or depreciation in the market value of certain of our holdings, could result in our inadvertently becoming an investment company.

     If it were established that we were an investment company, there would be a risk, among other material adverse consequences, that we could become subject to monetary penalties or injunctive relief, or both, in an action brought by the SEC, that we would be unable to enforce contracts with third parties or that third parties could seek to obtain rescission of transactions with us undertaken during the period it was established that we were an unregistered investment company.

                    Risks Relating to Our Financial Condition
                    -----------------------------------------

If our business plans are not successful, we may not be able to continue operations as a going concern and our shareholders may lose their entire investment in us.


     As discussed in the Notes to Consolidated Financial Statements included in this prospectus, at June 30, 2005, NFS had accumulated losses of approximately $3,729,000 and a shareholders' equity of approximately $5,157,000. We had net losses of $2,021,000 for the year ended December 31, 2004. Further, we will be focusing on services for which we have a limited operating history.


     Old Navidec's independent auditors included an explanatory paragraph regarding substantial doubt about the ability of Old Navidec to continue operations as a going concern in their report on Old Navidec's financial statements for the years ended December 31, 2003 and 2002. The independent auditors for NFS did not include an explanatory paragraph regarding any uncertainty in the report on the financial statements of NFS for the year ended December 31, 2004. Our ability to continue as a going concern is dependent upon our generating cash flow sufficient to fund operations and effectively managing our operating expenses. Our business plans may not be successful in addressing these issues. If we cannot continue as a going concern, our shareholders may lose their entire investment in us.

If we continue to incur operating losses, we may have to curtail our operations.

     NFS has not generated profits from operations to date and we may continue to lose money for the foreseeable future. From Old Navidec's inception through the closing of the merger transaction, Old Navidec incurred operating losses and experienced negative cash flow. NFS may continue to incur losses and may never achieve or sustain profitability. If we cannot achieve positive cash flow through our planned operations, we may have to consider significant reductions in our operating activities or discontinue operations, potentially resulting in the loss of your entire investment in us.

In the future we may need to raise additional funds through debt or equity financing to continue operations.


     Management estimates that our currently available capital resources are sufficient to fund our current operations for the next two years. In the future we may need to raise additional capital resources through the incurrence of debt or the issuance of equity in order to fund our working capital requirements and to make acquisitions and other investments. Such debt or equity financing may not be available to us on acceptable terms or at all. If we cannot raise the necessary capital resources we may not be able to grow our business or pay our accounts payable when they become due and could go into default on our current debt obligations.

     Net cash used in our operating activities was $1,460,000 for the year ended December 31, 2004 and $1,139,000 for the six months ended June 30, 2005. Although management believes that we can currently operate at a break-even point on a cash flow basis, our current or future operations may not be able to generate sufficient cash flows.


     If we raise funds through the issuance of debt or equity, any debt securities or preferred stock issued will have rights, preferences and privileges senior to those of holders of our common stock in the event of liquidation, and the terms of the debt securities may impose restrictions on our operations. If we raise funds through the issuance of equity, the issuance would dilute your ownership interest if you did not purchase additional equity in us at the time.

                        Risks Related to Our Common Stock
                        ---------------------------------


Some of the common stock you receive will contain a restrictive legend.

     While all of the shares to be distributed pursuant to the spin-off transaction are being registered by this prospectus, eighty percent (80%) of the shares received by each shareholder will contain a restrictive legend preventing you from selling or otherwise transferring these shares for a period of up to one year following the effective date of this prospectus. The remaining twenty percent (20%) of the shares received by each shareholder will be freely tradable upon the effective date of this registration statement.

     Due to the restrictive legend, eighty percent (80%) of the shares you receive will not be freely tradable for a period of up to one year after the effective date of this registration statement. As a result, you may not be able to sell these shares for a price that is desirable or at all depending on the market for our common stock following the one-year holding period.


Additional infusions of capital may have a dilutive effect on your investment.

     To finance our planned operations we may sell additional shares of our stock. Any additional equity financing that we receive may involve substantial dilution to our existing shareholders. We may also issue stock to acquire assets or businesses. In the event that any such shares are issued, the proportionate ownership and voting power of other shareholders will be reduced.

Investor profits, if any, will likely be limited for the near future.


     Because we do not anticipate paying any dividends in the near future, investors in our common stock probably will not derive any profits from their investment in us for the foreseeable future, other than through any price appreciation of our common stock. We incurred a net loss of $2,021,000 for the year ended December 31, 2004 and a net loss of $1,596,000 for the six months ended June 30, 2005. We may not be able to generate net profits and, given current market conditions, it is unlikely that the price of our common stock will appreciate if we generate operating losses in the future. Thus, it is likely that investor profits, if any, will be limited for the near future.


We expect that our common stock will trade on the OTC Bulletin Board, which may make it more difficult for you to resell shares when you want and at prices you find attractive.

     We expect that our common stock will trade on the OTC Bulletin Board, which is an electronic quotation medium used by subscribing broker-dealers to reflect dealer quotations on a real-time basis. This over-the-counter market provides significantly less liquidity and regulatory oversight than the NASDAQ Stock Market. Securities that are thinly traded on the OTC Bulletin Board often experience a significant spread between the market maker's bid and asked prices. Therefore, prices for actual transactions in securities traded on the OTC Bulletin Board may be difficult to obtain and holders of our common stock may be unable to resell their shares when they want and at prices they find attractive.

Shares that are eligible for future sale may have an adverse effect on the price of our common stock.


     As of September 9, 2004, we had two million shares of common stock outstanding, none of which were freely tradable without substantial restriction or the requirement of future registration under the Securities Act of 1933. As a result of the merger transaction, the two million shares were increased to 5,177,748 shares of NFS common stock which we were obligated to issue to the

Old Navidec shareholders of record. The shares being registered pursuant to this prospectus represent all of the shares held in trust by Old Navidec which will be distributed to the Old Navidec shareholders pursuant to the spin-off transaction. Eighty percent (80%) of the shares held by the Old Navidec shareholders will contain a legend imposed by NFS restricting trading of the shares for a period of one year following registration in order to maintain an orderly market. Once this prospectus is declared effective by the SEC and the Company receives a trading symbol, twenty percent (20%) of shares will be freely tradable on the OTC Bulletin Board without restriction or further registration under the Securities Act of 1933, unless the shares are owned by one of our "affiliates," as that term is defined in Rule 405 under the Securities Act of 1933. In addition, in the future the remaining shares containing the restrictive legend will become freely tradable without substantial restriction under the Securities Act of 1933.


     Sales of substantial amounts of common stock, or a perception that such sales could occur, and the existence of options to purchase shares of common stock at prices that may be below the then current market price of the common stock, could adversely affect the market price of our common stock. This could impair our ability to raise capital through the sale of our equity securities and also could negatively affect the price that holders of our common stock receive for their shares.

Risks Related to Our Capitalization Primarily with BPZ Common Stock and Warrants
--------------------------------------------------------------------------------

We are primarily capitalized with common stock and warrants of BPZ which may be subject to volatile changes in value.


     Our primary assets consist of 707,930 shares of BPZ common stock and 810,000 warrants to purchase shares of BPZ common stock. This includes 57,930 shares of BPZ common stock received by NFS as proceeds from the cashless exercise of certain legacy Old Navidec stock options in lieu of a cash exercise price which the Company is entitled to receive pursuant to the terms of the merger transaction. These assets are listed as "Investments in Securities of BPZ" on our balance sheet and with a value of $5,119,000, representing 79.98% of the total book value of our assets at June 30, 2005. These shares of BPZ were valued at the closing price of $4.45 per share on June 30, 2005. The warrants were valued at $2.69 per warrant using the Black-Scholes options pricing model. The market for shares of BPZ is very volatile. As a result, the value of the BPZ common stock and warrants we own could decline significantly. Also, due to the large block of BPZ shares held by us and due to the significant number of shares underlying the BPZ warrants relative to the trading value of BPZ, it is uncertain if we could liquidate our positions in BPZ at an amount equal to the estimated fair value of those assets. Actual proceeds from the sale of the stock or the stock received upon exercise of the warrants may be significantly lower than the amount recorded on our balance sheet.

     Additionally, as NFS was an affiliate of BPZ immediately prior to the closing of the merger transaction, we have been advised by the SEC that BPZ must register the resale of the BPZ shares that NFS holds prior to our being able to sell these shares. While BPZ has filed a registration statement on Form SB-2 to register the resale of these shares, such registration statement may not be declared effective in a reasonable period of time.


We may receive options, warrants or equity securities of development stage companies as compensation which may be subject to volatile changes in value.


     We may receive options, warrants or other equity securities from consulting clients as part of our compensation. The market for equity securities of development stage companies is very volatile and the value of such equity securities could decline significantly. Also, if we hold a significant block of shares in certain clients, it is uncertain if we could liquidate our position at an amount equal to the estimated fair value of those assets. Actual proceeds from the sale of the any equity securities may be significantly lower than the amount recorded on our balance sheet.

                Risks Related to Our Separation from Old Navidec
                ------------------------------------------------

The distribution to the Old Navidec shareholders of record of shares of NFS common stock will be a taxable distribution.

     NFS believes that, for U.S. federal income tax purposes, the distribution will be a taxable distribution under Section 355 of the Internal Revenue Code. Accordingly, NFS and the Old Navidec shareholders of record could be subject to U.S. federal income tax liability as a result of the distribution.

     For United States federal income tax purposes, the spin-off transaction will constitute a taxable distribution to Old Navidec's shareholders of NFS common stock. The amount of the distribution is equal to the value of the NFS common stock on the date of the distribution to each Old Navidec shareholder. The distribution will be taxable as a dividend to the extent Old Navidec has current or accumulated earnings and profits. Old Navidec had a deficit in accumulated earnings and profits as of the end of its prior fiscal year, so the distribution will be taxable as a dividend only if Old Navidec has positive earnings and profits for the year in which the distribution occurs (notwithstanding that earnings and profits in the current year may be significantly less than the deficit in accumulated earnings and profits existing as of the end of Old Navidec's prior fiscal year). To the extent the amount of the distribution is not a dividend because it exceeds each shareholder's allocable share of Old Navidec's current earnings and profits, it will be applied against each shareholder's basis in the Old Navidec shares held by the shareholder. To the extent the amount of the distribution exceeds each shareholder's earnings and profits and such shareholder's basis in the shares held in Old Navidec, the distribution will represent capital gain. To the extent a distribution with respect to a share of Old Navidec exceeds both the allocable earnings and profits and basis, it is treated as gain from the sale or exchange of the share.

Our obligation to indemnify Old Navidec from liabilities relating to our business could be burdensome.

     As part of the agreements we entered into with Old Navidec to effect the separation, we agreed to assume and indemnify Old Navidec and each of its affiliates from and against, substantially all liabilities relating to, arising out of or resulting from our businesses, including when our business was a part of Old Navidec. See "Arrangements between Old Navidec and Navidec Financial Services" for more information on our indemnification obligations. Losses arising out of our obligation to indemnify Old Navidec from such liabilities could be significant and in that event could have a material adverse effect on our profitability and financial condition.

  Risks Related to Dilution Caused by Compensating Our Officers With Our Stock
  ----------------------------------------------------------------------------

The exercise of fully vested options currently held by upper management would result in significant dilution of your interests as a shareholder.


     John R. McKowen, our Chief Executive Officer and Chairman of the Board, currently holds a fully vested option to purchase 500,000 shares of our common stock at a exercise price of $0.05 per share and Robert D. Grizzle, our President, Chief Operating Officer and Chief Financial Officer, holds a fully vested option to purchase 200,000 shares of our common stock at an exercise price of $0.05 per share. If all of these options were exercised the shares acquired would represent 9.6% of our issued and outstanding common stock and would significantly dilute the ownership interests of the other existing shareholders. In addition, our board of directors can authorize the future issuance of shares of our common stock to compensate officers and employees without the prior consent of our shareholders, resulting in further dilution of the ownership interests of the existing shareholders.


     In addition to the grants of stock options, on September 21, 2004 the Company granted Mr. McKowen 1,000,000 shares of NFS common stock and granted Mr. Grizzle 200,000 shares of NFS common stock as compensation.

     The board of directors has recently adopted a Management Incentive Plan that contemplates the issuance of options as well as cash bonuses to certain executive officers of the Company. To date there have only been grants of cash bonuses and no issuances of options under this incentive plan. However, issuances of options to purchase common stock under this incentive plan could result in further dilution of ownership interest of the existing shareholders.



           Risks Related to the Composition of Our Board of Directors
           ----------------------------------------------------------


Our current board of directors is comprised of two substantial shareholders whose interests may not always be consistent with yours as a shareholder.

     Our board of directors is currently comprised of only two directors: John
R. McKowen, the beneficial owner of 12.5% of our issued and outstanding common stock, and J. Ralph Armijo, the beneficial owner of 1.9% of our issued and outstanding common stock. As these two individuals collectively beneficially own 14.4% of our common stock, they can assert a disproportionate influence on the control of the Company. Their interests as shareholders may not be consistent with yours and, therefore, the possibility exists that as directors they may not always act in a manner that you believe to be in your best interest.


One of our two directors is also our largest shareholder whose interests may not always be consistent with yours as a shareholder.


     As the beneficial owner of 12.5% of our issued and outstanding common stock, John R. McKowen is one of our majority shareholders. Mr. McKowen's interests as a shareholder may not be consistent with yours. As Mr. McKowen is one of our two directors, the possibility exists that because he is the majority shareholder, he may not always act in a manner as a director that you may feel is consistent with your best interests.



                           FORWARD LOOKING STATEMENTS


     This prospectus includes forward-looking statements, including, without limitation, statements relating to our plans, strategies, objectives, expectations, intentions and adequacy of resources. These forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. These factors include, among others, the following: ability of NFS to implement its business strategy; ability to obtain additional financing; our limited operating history; unknown liabilities associated with future acquisitions; ability to manage growth; changes in technology; increase in interest rates and corresponding decrease in mortgage financing activity; significant competition; ability to attract and retain talented employees; changes in real estate development cost, codes and zoning; future government regulations; and other factors described in this prospectus or in other of our filings with the Securities and Exchange Commission. We are under no obligation, to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

                                 USE OF PROCEEDS


     In this prospectus we are registering the shares to be distributed to the Old Navidec shareholders pursuant to the spin-off transaction. As a result, we will not receive the proceeds from any sale of the shares of NFS common stock registered in this prospectus. We will, however, incur all of the costs associated with this registration statement and prospectus.



                             DESCRIPTION OF BUSINESS

General


     NFS is a Colorado corporation that was established in December 2002 under the name "Navidec Capital, Inc." and was renamed "Navidec Financial Services, Inc." in October 2003. NFS was a wholly-owned subsidiary of Old Navidec until it was spun-off to the shareholders of Old Navidec pursuant to the terms of the Merger Agreement. The Merger Agreement provided, among other things, for the transfer of all of the business assets and liabilities of Old Navidec and its subsidiaries to NFS and for the spin-off of NFS to the shareholders of Old Navidec as of September 9, 2004, the record date for the spin-off transaction. In addition, NFS received 604,246 shares of BPZ common stock as consideration for the assumption of the business liabilities.

     We describe in this prospectus the business development and mortgage services businesses that were contributed to NFS by Old Navidec in the separation as if they were our businesses for all historical periods described. References in this document to the historical assets, liabilities, businesses or activities of Old Navidec or our business are generally intended to refer to the historical assets, liabilities, businesses or activities of the contributed business as it was conducted as part of Old Navidec and its subsidiaries prior to the separation. We are now an independent company and Old Navidec will not have a continuing stock ownership interest in us once this registration statement is declared effective and the shares of NFS common stock currently held in trust by Old Navidec are distributed to the Old Navidec shareholders of record. Our historical financial results as part of Old Navidec contained herein may not reflect our financial results in the future. Subsequent to the merger transaction, we acquired from an affiliate a controlling interest in a technology business that focuses on providing identity and computer access management services.


Our Services


     We are currently organized into three divisions: business development, mortgage services and technology. As of June 30, 2005, as a percentage of revenues our business development division represented 8.0%, our mortgage services division represented 65.4%, and our technology division represented 26.6%. For further financial information on each of our business segments see "Note 9 to the Company's Financial Statements for the year ended December 31, 2004" and "Note 3 to the unaudited Financial Statements for the Six Months Ended June 30, 2005."


Business Development

     Our business development division focuses on identifying and acquiring controlling interests in development stage companies and, as a subsidiary of NFS, to further their growth by providing capital, consulting, personnel and other services, both internally and through the use of subcontractors. This division also provides consulting, personnel and other services, both internally and through the use of subcontractors, to development stage companies, in which we have decided not to invest, on a contract basis for fees and related expenses. Management believes that development stage companies often do not have the capital, management, legal, accounting or marketing resources necessary to succeed. We provide the supplemental resources for growth that a development stage company may be lacking so the entrepreneurial management can focus on executing a business plan that we assist in developing. After evaluating a potential candidate for the probability of success in their core business and determining the growth strategy and anticipated capital requirements, we develop a specific strategy of success with the management of the development stage company. We provide personnel and services, both internally and through the use of subcontractors, to work in concert with the management to develop and execute the business plan.

     Once we have acquired a controlling interest, the company is operated as a subsidiary of NFS and we typically assume the income and expenses of the company as well as the treasury functions. As a subsidiary of NFS, we are often required to consolidate the financial statements of the acquired company, including the income statement and balance sheet, with our financial statements.

     The clients, in which we have decided not to invest, we receive monthly consulting fees and may bill them for time and expenses. As part of our compensation from these clients, we may also receive equity options.

     We typically seek development stage companies that are well managed, have the potential for strong cash flow and offer the opportunity for long-term growth.


     On August 23, 2005, we entered into an agreement with Chopin Developpement International ("CDI") and Jean-Christophe Chopin whereby the parties agreed to form a new corporation in the United States for the purpose of expanding the business currently conducted by CDI in Europe which involves using an electronic wallet platform for the purpose of conducting transactions over the internet utilizing electronic money or an electronic wallet. CDI has agreed to contribute all of its assets associated with its electronic wallet business and NFS has agreed to contribute five million U.S. dollars ($5,000,000) to the new corporation. As consideration for these contributions, CDI will receive ten million (10,000,000) shares of the new corporation's voting common stock and sixteen million (16,000,000) shares of the new corporation's non-voting stock while NFS will receive ten million (10,000,000) share of the new corporation's voting stock and six million five hundred thousand (6,500,000) shares of the new corporation's non-voting stock. The agreement provides that the new corporation's board of directors shall initially consist of two members with one member nominated jointly by Mr. Chopin and CDI and one member nominated by NFS. The agreement contemplates that following the consummation of the agreement the parties will work together to file a registration statement with the SEC registering shares of the new corporation's common stock and have it declared effective.

     On July 6, 2005, we entered into a loan agreement with The Elevation Fund, LLC whereby The Elevation Fund, LLC loaned to NFS an aggregate amount of $312,000 for a period of 90 days following the closing date at an interest rate equal to the highest prime rate per annum published in the Money Rate Table of the Western Edition of The Wall Street Journal plus four percent (4%), compounded annually. In consideration for the loan, NFS issued a common stock purchase warrant representing the right to purchase 100,000 shares of NFS common stock at a purchase price of $1.00 per share for a period of time expiring on July 6, 2010. The exercise price and number of shares is subject to adjustment under certain circumstances. NFS has agreed to register the resell of the common stock underlying the warrant on any registration statement filed by the Company. The Company also entered into a security agreement with The Elevation Fund, LLC providing a security interest in 150,000 shares of BPZ common stock held by NFS to secure its performance under the loan agreement.

Mortgage Services


     The mortgage services division is primarily focused on providing residential and commercial mortgages in the Phoenix, Arizona market. On September 11, 2003, Old Navidec entered into a purchase agreement with Northsight Mortgage Group, LLC ("Northsight") and its sole member that provided for the transfer of eighty percent (80%) of the issued and outstanding membership units of Northsight to Old Navidec in exchange for the issuance of shares of Old Navidec common stock. Pursuant to the terms of the purchase agreement, 42,667 shares of Old Navidec common stock were issued to the sole member of Northsight and additional shares were placed in escrow. After the audit of Northsight's December 31, 2003 financial statements, an additional 42,667 shares of Old Navidec common stock were issued to the sole member of Northsight and an aggregate of 43,562 shares of Old Navidec common stock were issued to two employees of Northsight pursuant to the terms of the purchase agreement in exchange for the transfer of any trade names, trademarks or trade dress related to Northsight. At that time the balance of the shares subject to the escrow was adjusted pursuant to the purchase agreement to provide for a total of 197,056 shares that are to be released and issued to the two employees in equal annual installments over a three year period beginning on September 11, 2004 and ending on September 11, 2006. Following this adjustment the total acquisition cost for the 80% interest in Northsight was valued at $246,320. The 80% ownership interest in Northsight was transferred and assigned by Old Navidec to NFS pursuant to the terms of the merger transaction.

     Northsight is a Scottsdale, Arizona based mortgage broker engaged in the business of marketing, originating and brokering residential mortgages secured by real estate to various lenders. The underwriting criteria for each loan is determined by the particular lender underwriting the loan. The loans are always funded by, and assigned to, or originated in the name of the lender at closing, since Northsight is not a licensed mortgage banker and does not have any bank lines of credit to fund and service loans in their name.

     In May of 2005, we established Navidec Mortgage Holdings, Inc. ("Navidec Holdings"), a Colorado corporation and wholly-owned subsidiary of NFS, that will be the holding company of the mortgage-related entities and assets of NFS. Navidec Holdings holds one hundred percent (100%) of NFS Capital of Arizona, Inc. ("NFS Capital"), a Colorado corporation incorporated in May 2005, and will hold the eighty percent (80%) membership interest in Northsight

     We anticipate that in the near future NFS Capital will be filing an application with the Arizona State Banking Commission to become a licensed mortgage banker in the State of Arizona. We expect the application process to be completed in approximately six months. Our mortgage services business is subject to the regulations of the Arizona State Banking Commission, and Northsight is also subject to Federal regulations regarding consumer protection, including Truth-In-Lending and RESPA, since it originates consumer loans.

     After NFS Capital becomes licensed as a mortgage banker in the State of Arizona, we will focus on originating a portfolio of short-term, high yield commercial loans secured by real estate to non-consumer and commercial real estate borrowers. We expect that these loans will typically have a maturity of 12 months or less so that NFS Capital will be a temporary source of funding anticipating repayment upon the sale of the property or refinancing at the maturity of the loan. Navidec Holdings, either directly or through NFS Capital, intends to own up to a twenty percent (20%) participating interest in the loans originated or brokered by Northsight and a one hundred percent (100%) interest once NFS Capital is approved as a licensed mortgage banker and can arrange bank lines of credit. This twenty percent (20%) participating interest would be a "first loss" position which means that it is the first twenty percent (20%) of the loan funded and the last twenty percent (20%) of the loan that is repaid by the borrower. Until NFS Capital is licensed as a mortgage banker by the Arizona

Banking Commission, loans will be brokered by Northsight, doing business under the name "Navidec Capital," to an outside lender for origination and servicing, and Navidec Holdings intends to acquire a twenty percent (20%) "first loss" participating interest in such loans.

     Our investment decision will primarily be based on the value of the underlying real estate, normally requiring a loan-to-value ratio of no more than 75% with the value of the real estate being based on an independent third party appraisal. The borrower's credit history and other available cash resources, will also be important factors in our investment decision. We expect the primary source of capital used by Navidec Holdings to fund the 20% participation interest to come from further investment by NFS and from capital raised from the sale of debt or equity offerings. We anticipate that participations with other lenders and commercial bank lines of credit will provide the funds for the other 80%. Due to the short-term nature of the loans we do not intend to sell the mortgages, but hold them until maturity. Once we are able to obtain bank lines of credit, we intend to service the loans by outsourcing to a third-party sub-servicer. Until we can obtain bank lines of credit, loans are required to be closed and serviced by an outside lender.


Technology


     On April 7, 2005, we entered into a Stock Purchase Agreement with Aegis Business Group, Inc., a Colorado corporation ("AegisUSA"), in which we were entitled to receive three million (3,000,000) shares of AegisUSA common stock and two million (2,000,000) shares of AegisUSA Series B Convertible Preferred Stock in exchange for a purchase price of $625,000, to be paid over a period of ninety days, and by agreeing to exchange shares of our common stock for all of the issued and outstanding shares of the AegisUSA Series A Preferred Stock. The negotiated purchase price was based on the pro forma financial information, business plan and capital funding of AegisUSA. The funds from the purchase price were to be used for operational and working capital purposes by AegisUSA.


     AegisUSA develops and markets security solutions focused exclusively on solving core business issues surrounding identity and computer access management and plans to grow through internal expansion and acquisition strategies within the substantial security and identity management consulting services industry. The business includes the ability to manage, track and pass on the identity of millions of online users, provide a common security architecture to reduce IT complexity and support risk management issues and provide security from hacking. AegisUSA's market is principally to middle market size companies by bringing together industry leading management, sales and technical talent to create the appropriate solutions. Management believes the identity and access management segment will be a rapidly consolidating industry. AegisUSA has access to proprietary reference architecture which allows it to do a thorough strategic assessment of a client's existing infrastructure to determine potential areas of exposure to risk of loss and provide an actionable roadmap to quickly and realistically build a secure identity and access management software solution.


     AegisUSA is a Colorado corporation that was formed in May of 2004. The offices of AegisUSA are located adjacent to the Company's at 6501 S. Fiddlers Green Circle, Suite 110, Greenwood Village, Colorado.

     In August 2003, Navidec Technology Corporation was formed as a wholly-owned subsidiary of Old Navidec and in October 2003, changed its name to SwiftSure, Inc. Pursuant to the terms of the merger transaction, Swiftsure became a wholly-owned subsidiary of NFS, but it does not currently transact any business or have any assets or liabilities.

Our Strategy

     Our strategy is to primarily focus our resources on continuing to grow and operate our business development and mortgage services divisions while our technology division focuses on providing identity and computer access management services.

Competition

     Business Development Division. There are many participants in the consulting and financial services industry that compete directly with the various services offered by our business development division in its constituent functions. However, NFS believes we offer a unique brand of combined services to development stage companies. We provide a complete suite of professional services that allows the entrepreneur of an acquired or fee based client to focus their management efforts on the growth of the company and leave the ancillary accounting, finance, and business modeling functions to the management of NFS.


     Mortgage Services Division. The competition for our mortgage services business is primarily banks, savings and loans, mortgage brokers, mortgage bankers, and private lenders operating in the Phoenix market. Due to the fractured nature of the mortgage service industry, we believe there are no dominant competitors in the Phoenix market at this time.

     Technology Division. Management believes there are no dominant competitors in the identity and computer access management niche of the IT security industry. The two largest competitors, IBM Global Services and Accenture, together account for approximately ten percent (10%) of the market share and primarily serve the Fortune 250 company market while our technology division through AegisUSA targets the middle size market companies. Our technology division has three primary types of competitors: small regionalized consulting companies; "Big Four" consulting firms such as KPMG, PWC, Deloitte & Touche and Ernest & Young, and; product and/or services resellers.


Employees


     As of August 15, 2005, NFS had a total of thirty-one full time employees and three part time employee, of which two full time employees were in management, thirteen full time employees were in the mortgage services division, three full time and two part time employees were in the business development division and thirteen full time and one part time employees in the technology division. None of our employees are represented by a labor union. Recognizing that our employees are the key to our success, we strive to provide each employee with an environment for professional growth and development.


Financial Information About Geographic Areas


     All of our revenues are presently derived from customers within the United States. All of our assets are currently located in the United States.


The Separation and Distribution of NFS from Old Navidec


General. As a condition of the merger transaction, the Old Navidec board of directors approved the distribution of all of the outstanding shares of our common stock to the holders of Old Navidec common stock. Each holder of Old Navidec common stock is entitled to receive one share of NFS common stock for every one share of Old Navidec common stock they held on September 9, 2004, which was the record date to determine the shareholders of Old Navidec for the purpose of the spin-off transaction. After this registration statement is declared effective, the Old Navidec shareholders of record will receive the stock certificates representing the shares of NFS common stock they were entitled to receive pursuant to the spin-off transaction. For more information see "Manner of Effecting the Distribution."

Reasons for the Separation and Distribution. The separation of NFS from Old Navidec and the distribution of Old Navidec's historical business to NFS was a condition to the merger transaction between Old Navidec and BPZ. In contemplating the merger transaction, the Old Navidec board of directors determined that separating its historical businesses from the new oil and gas exploration and production business to be acquired through the acquisition of BPZ and distributing NFS common stock pro rata to Old Navidec shareholders was appropriate and advisable. Old Navidec's board believed that our separation from Old Navidec would provide both companies with the opportunity to focus exclusively on their respective businesses and their unique opportunities for long-term growth and profitability. In addition, the separation enables each company to enhance its strategic, financial and operational flexibility. As separate entities, both companies can use their respective resources to invest in opportunities targeted to each of our distinct strategies and markets. The Old Navidec board believed this focused approach allows each management team to make decisions more quickly and efficiently.

Manner of Effecting the Distribution. The initial distribution of NFS common stock to Old Navidec shareholders was effective at 5:00 p.m. Mountain Time on February 2, 2005. NFS cancelled the original distribution of its shares of common stock due largely to problems that arose from circumstances whereby in several instances the stock was credited to the wrong accounts, other accounts were improperly debited NFS shares and several persons entitled to receipt of the share distribution were not properly credited with their securities. Through an agreement with NASDAQ, NFS cancelled the original distribution of these securities and agreed to make a new distribution of restricted securities bearing a new Cusip number for identification purposes. The new distribution of the new shares will occur after this registration statement has been declared effective.


Results of the Separation and Distribution. We are now an independent company owning and operating what had previously been Old Navidec's business development and mortgage services businesses as well as our recently acquired technology business.

Arrangements Between Old Navidec and Navidec Financial Services


     The material agreements summarized below are filed as exhibits to this prospectus, and the summaries of each of these agreements set forth those terms we believe to be material. These summaries are qualified in their entirety by reference to the full text of the agreements.


The Merger Agreement. The Merger Agreement sets forth the agreements between NFS and Old Navidec with respect to the principal corporate transactions required to effect the separation and the distribution of NFS shares to Old Navidec shareholders and other agreements governing the relationship between Old Navidec and NFS.


The Separation. To effect the separation, Old Navidec and its subsidiaries transferred the assets and liabilities of its business to NFS and NFS assumed and agreed to perform and fulfill all of the liabilities of such business in accordance with their respective terms. In addition, NFS is entitled to receive the proceeds from any exercise of stock options under the Old Navidec stock option plan including all cash proceeds and shares of BPZ common stock surrendered as part of a cashless exercise of such options. All assets were transferred on an "as is," "where is" basis, and NFS agreed to bear the economic and legal risks that any conveyance was insufficient to vest in the transferee good and marketable title, free and clear of any security interest, and that any necessary consents or approvals were not obtained or that requirements of laws or judgments were not satisfied.

Releases and Indemnification. Pursuant to the Merger Agreement NFS and its affiliates agreed to release and discharge Old Navidec and its affiliates from all liabilities assumed by NFS as part of the separation, from all acts and events occurring or failing to occur, and all conditions existing, on or before the distribution date relating to the Old Navidec business, and from all liabilities existing or arising in connection with the implementation of the separation, except as expressly set forth in the merger agreement. Old Navidec and its affiliates released and discharged NFS and its affiliates from all liabilities retained by Old Navidec as part of the separation and from all liabilities existing or arising in connection with the implementation of the separation, except as expressly set forth in the merger agreement.

     NFS agreed to indemnify, defend and hold harmless Old Navidec, each of its affiliates and each of their respective directors, officers and employees, from and against all liabilities relating to, arising out of or resulting from:

     o the failure of NFS or any of our subsidiaries to pay, perform or otherwise promptly discharge any liabilities assumed by NFS or our subsidiaries as part of the separation, in accordance with their respective terms;

     o any breach by NFS or any of our subsidiaries of the agreement or any of the ancillary agreements; and


     o any untrue statement or alleged untrue statement in the information statement or this prospectus of a material fact, or any omission or alleged omission to state a material fact required to be stated in the information statement or this prospectus that is necessary to make the statements therein not misleading, except for any statement of a material fact made explicitly in Old Navidec's name or any omission to state a material fact necessary to make any statement made explicitly in Old Navidec's name not misleading.


     Old Navidec agreed to indemnify, defend and hold harmless NFS, each of our affiliates and each of our respective directors, officers and employees from and against all liabilities relating to, arising out of or resulting from:

     o the failure of Old Navidec or any of its subsidiaries, other than NFS, to pay, perform or otherwise promptly discharge any of their respective liabilities retained by Old Navidec or its subsidiaries as part of the separation, in accordance with their respective terms;

     o any breach by Old Navidec or any of its subsidiaries, other than NFS, of the agreement or any of the ancillary agreements; and


     o any untrue statement or alleged untrue statement made explicitly in NFS' name in the information statement or this prospectus of a material fact, or any omission or alleged omission to state a material fact necessary to make any such statement made explicitly in NFS' name not misleading.


Proceeding Liabilities. Except as expressly set forth in any ancillary agreement, NFS assumed all liabilities of Old Navidec and its subsidiaries to the extent relating to, arising out of or resulting from actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to the distribution to the extent such liabilities relate to, arise out of or result from businesses and assets transferred from Old Navidec to NFS. The liabilities that NFS assumed include, among other things, liabilities for any claims or legal proceedings related to business that were to be transferred to NFS but were discontinued prior to the distribution.

Investor Relations and Public Relations Agreement. Under the terms of the Merger Agreement, Old Navidec agreed to retain NFS to provide investor relations and public relations services for a period of not less than three months. The related public relations agreement between Old Navidec and NFS provided for the payment to NFS of a fee of $30,000 per month plus the payment of all related expenses. In addition, Old Navidec issued a stock purchase warrant to NFS granting the right to purchase up to 1,500,000 shares of BPZ common stock at an exercise price of $2.00 per share. Based upon a market price of $3.21 per share on September 9, 2004, the aggregate value of these warrants as of that date was $1,815,000. The warrant expires on July 8, 2006. In this regard, NFS entered into sub-contract arrangements with certain third parties including Phoenix Alliance, Inc. for the provision of some of the investor and public relations services. Pursuant to the terms of these sub-contract agreements, NFS assigned 500,000 of the warrants to Phoenix Alliance, Inc. and 20,000 of the warrants to another subcontractor. These subcontractors are not affiliated with the Company. Accordingly, the amount recorded in the unaudited Consolidated Balance Sheet of NFS as of June 30, 2005 for "Investment in Securities of BPZ" reflects the right to purchase up to a total of 980,000 shares of BPZ common stock. This amount has been subsequently adjusted to reflect a remaining right to purchase 810,000 shares of BPZ common stock due to the assignment of an additional 20,000 warrants to an independent subcontractor and the exercise of the warrant to purchase 150,000 shares of BPZ common stock in July 2005. In February 2005, the parties agreed to permit the engagement to terminate on May 6, 2005. Pursuant to the terms of the agreement, NFS retained the stock purchase warrants and received payment on all services rendered through the date the engagement was terminated.

Issuance of Shares of Old Navidec Common Stock to Navidec Financial Services. At the closing of the merger transaction, Old Navidec issued 604,246 shares of BPZ common stock to NFS. The NFS board of directors then decided to transfer 104,246 shares of the BPZ common stock to certain of its executive officers, directors and outside consultants as compensation. Accrued compensation of $312,768 was recorded at September 30, 2004 related to the authorization of the transfer of the BPZ shares to these executive officers. The shares were transferred after September 30, 2004 and as a result NFS held 500,000 shares of BPZ common stock following the transfer.

     In addition, NFS subsequently received 57,930 shares of BPZ common stock as proceeds from the cashless exercise of certain legacy Old Navidec stock options in lieu of a cash exercise price which the Company is entitled to receive pursuant to the terms of the merger transaction. As a result, NFS has received 557,930 shares of BPZ common stock.


                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion is intended to provide an analysis of our financial condition and should be read in conjunction with our financial statements and the notes thereto set forth herein. The matters discussed in this section that are not historical or current facts deal with potential future circumstances and developments. Our actual results could differ materially from the results discussed in the forward-looking statements. Factors that could cause or contribute to such differences include those discussed below.

Overview


     NFS is organized into three divisions: business development, mortgage services and technology. In December of 2002, Old Navidec formed a wholly-owned subsidiary named Navidec Capital, Inc, which was renamed Navidec Financial Services, Inc. in October 2003. In August 2003, Navidec Technology Corporation was formed as a wholly-owned subsidiary of Old Navidec and changed its name to SwiftSure, Inc. in October 2003. On September 11, 2003, Old Navidec entered into a purchase agreement with Northsight and its sole member that provided for the transfer of 80% of the issued and outstanding membership units of Northsight to Old Navidec for shares of Old Navidec common stock. On April 7, 2005, we entered into a Stock Purchase Agreement with AegisUSA in which we were entitled to receive three million (3,000,000) shares of AegisUSA common stock and two million (2,000,000) shares of AegisUSA Series B Convertible Preferred Stock in exchange for a purchase price of $625,000, to be paid over a period of ninety days, and by agreeing to exchange shares of our common stock for all of the issued and outstanding shares of the AegisUSA Series A Preferred Stock.


     Our business development division focuses on identifying and acquiring controlling interests in development stage companies to further their growth by providing capital, consulting, personnel and other services, both internally and through the use of subcontractors. This division also provides consulting, personnel and other services, both internally and through the use of subcontractors, to development stage companies, in which we have decided not to invest, on a contract basis for fees and related expenses. After evaluating a potential candidate for the probability of success in its core business and determining its growth strategy and anticipated capital requirements, we develop a specific strategy of success with management of the development stage company and provide personnel and services to work in concert with the management to develop and execute the business plan.


     The mortgage services division is primarily focused on providing residential and commercial mortgages in the Phoenix, Arizona market and anticipates providing short-term, high yield commercial loans secured by real estate to non-consumer and commercial real estate borrowers when NFS Capital receives its mortgage banking license. Northsight is a Scottsdale, Arizona based mortgage broker engaged in the business of marketing, originating and brokering residential mortgages secured by real estate to various lenders.





     The technology division, through AegisUSA, is primarily focused on developing and marketing security solutions focused exclusively on solving core business issues surrounding identity and computer access management. This includes the ability to manage, track and pass on the identity of millions of online users, provide common security architecture to reduce IT complexity and support risk management issues and security from hacking.

     The operating expenses of NFS consist of general and administrative, and depreciation and amortization. Additional operating expenses were incurred in 2004, such as non-cash stock expense and losses on impairment of assets. General and administrative consists primarily of salary and benefit expenses for our employees. It also includes expenses associated with our office facility.


Critical Accounting Policies


     We have identified the policies below as critical to our business operations and the understanding of our results from operations. The impact and any associated risks related to these policies on our business operations is discussed throughout Management's Discussion and Analysis of Financial Conditions and Results of Operations where such policies affect our reported and expected financial results. For a detailed discussion on the application of these and other accounting policies, see Note 2 in the Notes to the Consolidated Financial Statements beginning on page F-7 of this prospectus. Note that our preparation of this prospectus requires us to make estimates and assumptions that affect the reported amount of assets and liabilities, disclosure of contingent assets and liabilities at the date of our financial statements, and the reported amounts of revenue and expenses during the reporting period. There can be no assurance that actual results will not differ from those estimates. For fiscal 2004 significant estimates were made with respect to the valuations of the BPZ common stock and warrants that NFS received in September 2004.


Revenue Recognition


     We follow very specific and detailed guidelines in measuring revenue; however, certain judgments may affect the application of our revenue policy. Revenue results are difficult to predict, and any shortfall in revenue or delay in recognizing revenue could cause our operating results to vary significantly from quarter to quarter and could result in future operating losses.

Revenues from Technology and Business Development Services

     Revenue from our technology and business development services is generally derived from time and materials contracts and is recognized as the work is completed. Revenue recognition for time and materials contracts is not significantly impacted by judgments and estimates. Within the business development division a small amount of the work is performed based on fixed price agreements. When this occurs the projects are generally of a short duration and revenue is recognized when the project is completed.

Revenues from Mortgage Services


     Revenues from mortgage brokerage operations are generally related to transaction-based fees and are recognized at the consummation of the transactions, generally when mortgage transactions close.




Reserves for Bad Debt


     Our policy on reserves for bad debt determines the timing and recognition of expenses. We follow guidelines that reserve based off of historical and account specific trends; however, certain judgments affect the application of our bad debt reserve policy. Our receivables are recorded net of an allowance for doubtful accounts which requires management to estimate amounts due which may not be collected. This estimate requires consideration of general economic conditions, overall historical trends related to the Company's collection of receivables, customer specific payment history, and customer specific factors affecting their ability to pay amounts due. Management routinely assesses and revises its estimate of the allowance for doubtful accounts. As of June 30, 2005, all trade accounts receivable were under thirty days, therefore there is no provision for bad debt as of this date.


Goodwill and Intangible Assets


     Intangible assets are amortized on a straight-line basis over their estimated useful lives. Goodwill is evaluated annually to determine if its value has been impaired. On September 11, 2003, Old Navidec entered into a purchase agreement with Northsight and its sole member that provided for the transfer of eighty percent (80%) of the issued and outstanding membership units of Northsight to Old Navidec resulting in the realization of $190,000 of goodwill. This membership interest was transferred to NFS pursuant to the terms of the merger agreement. Due to the recent growth and income possibilities of Northsight, management has determined that no impairment should be realized for fiscal 2004.

     On April 7, 2005, we entered into a Stock Purchase Agreement with AegisUSA in which we were entitled to receive three million (3,000,000) shares of AegisUSA common stock and two million (2,000,000) shares of AegisUSA Series B Convertible Preferred Stock in exchange for a purchase price of $625,000, to be paid over a period of ninety days, and by agreeing to exchange shares of our common stock for all of the issued and outstanding shares of the AegisUSA Series A Preferred Stock. This purchase resulted in the realization of $346,000 of goodwill. Due to the recent nature of the AegisUSA acquisition management has determined that no impairment has been realized for the six months ended June 30, 2005.


Results of Operations

                                                        Years ended December 31,
                                                        ------------------------
                                                            (In Thousand)
                                                         2004          2003(a)
                                                         ----          -------
REVENUE:
   Technology                                          $  --          $   776
   Business Development                                    314              5
   Mortgage Services                                       912            196
                                                       -------        -------

   Total revenue                                         1,226            977

COST OF REVENUE                                            105            415
                                                       -------        -------

   Gross margin                                          1,121            562

OPERATING EXPENSES:
   Product development                                    --              123
   General and administrative                            3,490          1,845
   Sales and marketing                                    --              359
   Depreciation/amortization
    & impairment of goodwill                               145          1,872
   Non cash stock expense                                    4             53
   Loss on impairment of inventory                        --              288
   Loss on impairments of assets                          --              530
                                                       -------        -------

            Total operating expenses                     3,640          5,070
                                                       -------        -------

LOSS FROM OPERATIONS                                   $(2,519)       $(4,508)
                                                       =======        =======

Results of Operations as a Percentage of Revenues
                                                       Years ended December 31,
                                                       ------------------------
                                                         2004         2003(a)
                                                         ----        -------
REVENUE:
   Technology                                              --          79.4%
   Business Development                                   25.6%         0.5%
   Mortgage Services                                      74.4%        20.1%
                                                       -------      -------

   Total revenue                                         100.0%       100.0%
COST OF REVENUE                                            8.5%        42.5%
                                                       -------      -------

   Gross margin                                           91.5%        57.5%
OPERATING EXPENSES:
   Product development                                     --          12.6%
   General and administrative                            284.7%       188.8%
   Sales and marketing                                     --          36.7%
   Depreciation/amortization
     & impairment of goodwill                             11.9%       191.6%
   Non cash stock expense                                  0.4%         5.4%
   Restructuring charges                                   --           --
   Loss on impairment of inventory                         --          29.5%
   Loss on impairments of assets                           --          54.2%
                                                       -------      -------

                  Total operating expenses               297.0%       518.9%
LOSS FROM OPERATIONS                                     205.5%      (461.4%)

(a) As reported in the historical financial information derived from the financial statements of Old Navidec for the year ended and as of December 31, 2003.

Years Ended December 31, 2004 and 2003


     Revenues for the year ended December 31, 2004 were $1.2 million, an increase of $249,000, or 26%, from Old Navidec's revenues of $977,000 for the year ended December 31, 2003. The increase was primarily a result of the acquisition of Northsight in 2003, and an increase in revenue from the business development division in 2004 offset by the refocusing of the technology division.

     Gross margin increased $559,000, or 100%, from a gross margin of $562,000 generated by Old Navidec in 2003 to $1.1 million for NFS in 2004. As a percentage of revenue, gross profit increased from 58% in 2003 to 92% in 2004. The improvement in gross margin is a result of the reduction in contract labor, direct personnel and benefits costs of Old Navidec offset by an increase in direct costs related to mortgage loan origination.

     Old Navidec incurred product development costs of $123,000 in 2003. No product development costs were incurred in 2004. As a percentage of 2003 revenue, this decision saved 12.6%. The elimination of product development was a result of refocusing by Old Navidec away from the technology segment.

     General and administrative expenses for 2004 were approximately $3.5 million, an increase of approximately $1.6 million or 90%, from general and administrative expenses of $1.8 million in 2003 for Old Navidec. Old Navidec personnel and associated overhead expenses have been eliminated and offset by the increase related to our mortgage services division.

     Sales and marketing expenses were also eliminated in 2004. This was a decrease of $359,000, and a savings to revenue of 36.7%. This decrease was primarily due to a reduction in marketing activities in the technology division and the closing of related remote sales offices.

     During 2001, Old Navidec cancelled approximately 1.3 million unexercised and outstanding stock options and granted 883,000 replacement options with a strike price of zero. Deferred compensation was recorded for the intrinsic value of the options and a compensation expense of $566,000 was recorded as non-cash stock expense as the deferred compensation was amortized. In 2003, Old Navidec also issued options to certain employees with an exercise price below the fair market value. Old Navidec recorded a non-cash compensation expense of $70,000 related to these options. At December 31, 2003 approximately $4,000 of deferred compensation remained. This remaining $4,000 non-cash stock expense was booked during the year ended December 31, 2004.

     Depreciation and amortization for the year ended December 31, 2004 was approximately $145,000, a decrease of 92% from $1.87 million in 2003. Almost all of the assets of Old Navidec are written off due to asset impairments and due to assets becoming fully depreciated. In 2003, Old Navidec recorded a loss of $530,000 due to impairments of fixed assets and $288,000 impairment of inventory resulting in inventory with $0 book value as of December 31, 2003. NFS did not acquire any new inventory in the year ended December 31, 2004. The depreciation and amortization of NFS in 2004 was primarily due to the purchase of office equipment for our mortgage services division.


     Interest income increased from $114 in 2003 to $4,900 in 2004. This increase was the result of larger cash and investment balances in 2004.


     NFS did not incur material interest expense in 2004.

     Pursuant to the terms of the merger transaction NFS assumed certain obligations related to the settlement of capital leases by Old Navidec. The obligations had been converted to separate settlement agreements by Old Navidec prior to the consummation of the merger transaction. These agreements resulted in a net obligation of $81,000 assumed by NFS. The resulting gain on settlement of the debt by Old Navidec was $176,000 for 2004. NFS did not acquire any property under capital lease arrangements in 2004.


     There was no cash paid for interest in 2004.


     Old Navidec's deferred tax assets, including approximately $45 million in net operating loss carry forwards are fully reserved because their realization is not certain and utilization is limited as a result of changes in ownership in the Company. At December 31, 2004, the Company had deferred income tax assets of approximately $1,140,000 related primarily to net operating loss carry forwards. That amount is also offset by an equal valuation allowance. Any tax benefit generated from taxable losses incurred in the year ended December 31, 2004, was offset by an equal increase in the valuation allowance. The valuation allowance was increased by $480,000 in the year ended December 31, 2004. Net operating loss carry forwards of $1,200,000 expire beginning in 2024.

     NFS recorded a net operating loss of approximately $2.5 million in 2004 versus net loss of approximately $4.5 million for Old Navidec in 2003. Other income and expense items produced a gain for NFS of $498,000 in 2004 compared to additional losses of Old Navidec of $397,000. Our basic and diluted loss per share was $0.61 in 2004 versus a basic and diluted loss per share of $3.28 in 2003 for Old Navidec.

Results of Operations

                                                      Six Months Ended June 30,
                                                      -------------------------
                                                          (In Thousands)
                                                       2005           2004(a)
                                                       ----           -------
REVENUE:
   Technology                                         $   299        $    49
   Business Development                                    90             53
   Mortgage Services                                      734            408
                                                      -------        -------

   Total revenue                                        1,123            510

COST OF REVENUE                                           237             50
                                                      -------        -------

   Gross margin                                           886            460

OPERATING EXPENSES:
   General and administrative                           2,511          1,136
   Non-cash stock expense                                --
                                                                           3
   Depreciation & amortization                              9            138
                                                      -------        -------

            Total operating expenses                    2,520          1,277
                                                      -------        -------

LOSS FROM OPERATIONS                                  $(1,634)       $  (817)
                                                      =======        =======

Results of Operations as a Percentage of Revenues

                                                       Six Months Ended June 30,
                                                       -------------------------
                                                        2005          2004(a)
                                                        ----          -------
REVENUE:
   Technology                                            26.6%          9.6%
   Business Development                                   8.0%         10.4%
   Mortgage Services                                     65.4%         80.0%
                                                      -------       -------

   Total revenue                                        100.0%        100.0%

COST OF REVENUE                                          21.1%          9.8%
                                                      -------       -------

   Gross margin                                          78.9%         90.2%
OPERATING EXPENSES:
   General and administrative                           223.5%        222.7%
   Non-cash stock expense                                 --            0.6%
   Depreciation & amortization                            1.8%         27.1%
                                                      -------       -------

            Total operating expenses                    224.4%        250.4%
LOSS FROM OPERATIONS                                    145.5%        160.2%

(a) As reported in the historical financial information derived from the financial statements of Old Navidec for the six months ended June 30, 2004.

Six Months Ended June 30, 2005 and 2004


     Revenue for the six months ended June 30, 2005 increased approximately $613,000, or 120.2%, over the historic revenues of Old Navidec for the period ended June 30, 2004. This increase was largely due to the acquisition of Aegis Business Group, Inc. within our technology division. As a percentage of total revenue, our technology division increased from 9.6% for the six months ended June 30, 2004 to 26.6% for the six months ended June 30, 2005. The mortgage service division also experienced a significant increase rising 79.9% from revenues of approximately $408,000 for the six months ended June 30, 2004 to revenues of approximately $734,000 for the six months ended June 30, 2005. Lower interest rates and a rapidly expanding real estate market in the Phoenix area contributed significantly to this increase.

     Gross margin for the six months ended June 30, 2005 was approximately $886,000, or 78.9% of revenue, as compared to approximately $460,000, or 90.2% of revenue, for the same period in 2004. This was realized largely as a result of increased revenues in the mortgage services division and the significantly lower cost of revenue associated with this division as compared to our other business segments.

     General and administrative expenses increased approximately $1,375,000, or 121.0%, over general and administrative expenses of $1,136,000 for the six months ended June 30, 2004 to $2,511,000 for the same period in 2005. This was due primarily to the acquisition of Aegis Business Group, Inc.

     Depreciation and amortization for the six months ended June 30, 2005 decreased approximately $129,000 from $138,000 recorded by Old Navidec for the six months ended June 30, 2004 to approximately $9,000 for the same period in 2005. As a result of the items discussed above and other income (expense) items in the statement of operations, we recorded a net loss of approximately $1,596,000 and a loss per share of $ 0.24 for the six month period ended June 30, 2005. This compares to a net loss of approximately $362,000 and a loss per share of $0.15 recorded by Old Navidec for the six months ended June 30, 2004.

Results of Operations

                                                    Three Months Ended June 30,
                                                    ---------------------------
                                                         (In Thousands)
                                                      2005          2004(a)
                                                      ----          -------
REVENUE:
   Technology                                        $   299        $  --
   Business Development                                   30             20
   Mortgage Services                                     451            240
                                                     -------        -------

   Total revenue                                         781            260

COST OF REVENUE                                          210             23
                                                     -------        -------

   Gross margin                                          571            237

OPERATING EXPENSES:
   General and administrative                          1,831            645
   Depreciation & amortization                             6             11
                                                     -------        -------

            Total operating expenses                   1,837            656
                                                     -------        -------

LOSS FROM OPERATIONS                                 $(1,266)       $  (419)
                                                     =======        =======

Results of Operations as a Percentage of Revenues

                                                     Three Months Ended June 30,
                                                         2005        2004(a)
                                                         ----        -------
REVENUE:
   Technology                                            38.4%          --
   Business Development                                   3.8%          7.7%
   Mortgage Services                                     57.8%         92.3%
                                                      -------       -------

   Total revenue                                        100.0%        100.0%

COST OF REVENUE                                          27.0%          8.8%
                                                      -------       -------

   Gross margin                                          73.2%         91.2%
OPERATING EXPENSES:
   General and administrative                           234.6%        248.1%
   Depreciation & amortization                            1.1%          4.2%
                                                      -------       -------

            Total operating expenses                    235.3%        252.3%
LOSS FROM OPERATIONS                                    162.2%        161.2%

(a) As reported in the historical financial information derived from the financial statements of Old Navidec for the three months ended June 30, 2004.

Three Months Ended June 30, 2005 and 2004

     Revenue for the three months ended June 30, 2005 increased approximately $521,000, or 200.2%, over the historic revenues of Old Navidec totaling $260,000 for the three month period ended June 30, 2004. This increase was largely due to the acquisition of Aegis Business Group, Inc. within our technology division. As a percentage of total revenue, our technology division increased from 0% for the three months ended June 30,2004 to 38.4% for the three months ended June 30, 2005. Revenue from our mortgage service division also experienced a significant increase rising 87.9% from revenues of approximately $240,000 for the three months ended June 30, 2004 to revenues of approximately $451,000 for the same period in 2005. Lower interest rates and a rapidly expanding real estate market in the Phoenix area contributed significantly to this increase.

     Gross margin for the three months ended June 30, 2005 was approximately $571,000, or 73.2% of revenue, as compared to approximately $237,000, or 91.2% of revenue, for the same period in 2004. This was realized largely as a result of increased revenues in the mortgage services division and the significantly lower cost of revenue associated with this division as compared to our other business segments.

     General and administrative expenses increased to approximately $1,187,000, or 183.9%, over general and administrative expenses of $645,000 for the three months ended June 30, 2004 to $1,832,000 in 2005. This was due primarily to the acquisition of Aegis Business Group, Inc.






     Depreciation and amortization for the three months ended June 30, 2005 decreased approximately $5,000 from approximately $11,000 recorded by Old Navidec for the three months ended June 30, 2004 to approximately $6,000 for the same period in 2005.

     As a result of the items discussed above and other income (expense) items in the statement of operations, we recorded a net loss of approximately $1,211,000 and a loss per share of $ 0.18 for the three month period ended June 30, 2005. This compares to a net loss of approximately $36,000 and a loss per share of $0.01 recorded by Old Navidec for the three months ended June 30, 2004.


Liquidity and Capital Resources

     From our inception through September 30, 2004, we have funded our operations primarily from the following sources:

     o Equity proceeds through public offerings and private placements of our securities;

     o    Revenue generated from operations;

     o    Loans from principal shareholders and employees;

     o    Loans and lines of credit; and

     o    Accounts receivable factoring arrangements made available by banks.


     Cash flow from operations has not historically been sufficient to sustain our operations without the above additional sources of capital. As of June 30, 2005, we had cash and cash equivalents of approximately $366,000 and a working capital deficit of approximately $224,000.

     Cash used in our operating activities totaled $1,139,000 for the six months ended June 30, 2005. This was primarily as a result of the purchase of AegisUSA, the change in accounts payable and other asset and liability accounts.

     Cash used in investing activities total approximately $502,000 for the six months ended June 30, 2005. This was largely resulting from payment of the purchase price related to the acquisition of AegisUSA.

     Cash provided by financing activities was $1,627,000 for the six months ended June 30, 2005. It was primarily from the funds received in our private placement as well as the proceeds we received from the exercise of legacy Old Navidec stock options (now BPZ Energy, Inc.) that we were entitled to receive pursuant to the terms of the merger transaction.





     NFS assumed the operating lease from Old Navidec for the office at 6399 South Fiddler's Green Circle, Greenwood Village, Colorado which expires in 2006. The table below summarizes this obligation by year (in thousands):

                          Total      2005         2006        Thereafter
                          -----      ----         ----        ----------
Operating lease           $189        126          63              --

Recent Accounting Pronouncements

     SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity, was issued in May 2003 and requires issuers to classify as liabilities (or assets in some circumstances) three classes of freestanding financial instruments that embody obligations for the issuer. SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003 and is otherwise effective at the beginning of the first interim period beginning after June 15, 2003. Management believes the adoption of SFAS No. 150 had no material impact on its financial position or results of operations.

     The FASB issued Interpretation ("FIN") No. 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others in November 2002 and FIN No. 46 Consolidation of variable Interest Entries, in January 2003, FIN No. 45 is applicable on a prospective basis for initial recognition and measurement provisions to guarantees issued after December 2002, however, disclosure requirements are effective immediately. FIN No. 45 requires a guarantor to recognize, at the inception of a guarantee, a liability for the fair value of the obligations undertaken in issuing the guarantee and expands the required disclosures to be made by the guarantor about its obligation under certain guarantees that it has issued. The adoption of FIN No. 45 did not have a material impact on the Companies financial position or results of operations. FIN No. 46 requires that a company that controls another entity through interest other than voting interest should consolidate such controlled entity in all cases for interim periods beginning after June 15, 2003. The adoption of FIN No. 46 had no material impact on its financial position or results of operations.

     SFAS 123R applies to all awards granted after the required effective date (the beginning of the first interim or annual reporting period that begins after December 15, 2005) and to awards modified, repurchased, or cancelled after that date. As of the required effective date, all public entities that used the fair-value-based method for either recognition or disclosure under Statement 123 will apply this Statement using a modified version of prospective application. Under that transition method, compensation cost is recognized on or after the required effective date for the portion of outstanding awards, for which the requisite service has not yet been rendered, based on the grant-date fair value of those awards calculated under Statement 123 for either recognition or pro forma disclosures. For periods before the required effective date, those entities may elect to apply a modified version of the retrospective application under which financial statements for prior periods adjusted on a basis consistent with the pro forma disclosures required for those periods by Statement 123. As a result, beginning in our fiscal first quarter for 2006, we will adopt SFAS 123R and begin reflecting the stock option expense determined under fair value based methods in our income statement rather than a pro forma disclosure in the notes to the financial statements. We expect the effect of adopting SFAS 123R to be similar to the effect presented in our pro forma disclosure related to SFAS 123.


                    QUANTITATIVE AND QUALITATIVE DISCLOSURES
                                ABOUT MARKET RISK


     We are exposed to the impact of interest rate changes and change in the market values of our investments. Based on our market risk sensitive instruments outstanding as of June 30, 2005, as described below, we have determined that there was no material market risk exposure to our consolidated financial position, results of operations, or cash flows as of such date. We do not enter into derivatives or other financial instruments for trading or speculative purposes.

     INTEREST RATE RISK - At June 30, 2005 our exposure to market rate risk for changes in interest rates relates primarily to its borrowings as well as its mortgage services business. We have not used derivative financial instruments in our credit facilities. A hypothetical 10% increase in the Prime rate would not be significant to our financial position, results of operations, or cash flows.


     INVESTMENT RISK - We have made investments in equity instruments in companies for business and strategic purposes. These investments are included in other long-term assets and are accounted for under the cost method since ownership is less than twenty percent (20%) and we do not assert significant influence.

     INFLATION -- We do not believe that inflation will have a material impact on our future operations.


                                   PROPERTIES


     Our operations are principally located at Fiddler's Green Center, 6399 S. Fiddler's Green Circle, Greenwood Village, Colorado, in a 6,670 square foot facility. The lease for this facility was renewed for a three-year term in July 2003 and has a current lease rate of approximately $11,000 per month through June 30, 2006. We plan to continue to utilize this facility through the term of the current lease. Northsight, a subsidiary of NFS, utilizes offices located at 8520 E. Shea Blvd., Scottsdale, Arizona, in an approximately 3,000 square foot facility. The lease for this facility has a current lease rate of approximately $6,700 per month through December 31, 2009. AegisUSA, a subsidiary of NFS, utilizes offices located adjacent to the Company's at 6501 S. Fiddlers Green Circle, Suite 110, Greenwood Village, Colorado, in an approximately 1,171 square foot facility. The lease for this facility is on a monthly basis and has a current lease rate of approximately $1,750 per month through February 28, 2008.

                                LEGAL PROCEEDINGS

     We anticipate that NFS and its subsidiaries will from time to time become subject to claims and legal proceedings arising in the ordinary course of business. It is not feasible to predict the outcome of any such proceedings, and we cannot assure you that their ultimate disposition will not have a material adverse effect on our business, financial condition, cash flows or results of operations.


     Old Navidec was advised in a letter dated February 24, 2004 that the Securities and Exchange Commission (the "SEC") was conducting an informal inquiry, at least in part, into the restatement of Old Navidec's financial statements for the periods ending March 31, 2003 and June 30, 2003. The SEC made an informal request that Old Navidec voluntarily produce certain documents which Old Navidec subsequently provided to the SEC. On December 22, 2004, Old Navidec received from the SEC an Order Directing a Private Investigation and Designating Officers to Take Testimony. NFS and Old Navidec intend to fully cooperate with the SEC in its investigation.


     In connection with the spin off, the Company has a requirement to indemnify Old Navidec with respect to the costs of this matter, including the expenses related to Old Navidec's response to SEC subpoenas and other discovery requests and indemnification obligations to its former officers and directors. Although we intend to work to bring this matter to a prompt conclusion, we cannot make any assurance that the investigation will be solved positively or that it will not have negative effects on our limited resources or our ability to raise capital during the period of the investigation.

     Pursuant to the Merger Agreement, NFS assumed the liabilities that Old Navidec incurred with respect to various pending claims and legal proceedings to the extent they relate to the businesses transferred from Old Navidec to NFS. NFS is obligated to indemnify Old Navidec for the liabilities NFS have assumed, and it is also possible that NFS will be named as a subject or defendant in those claims or legal proceedings.

                                   MANAGEMENT

Our Directors and Executive Officers

     Our board of directors is currently comprised of two directors.


     The following table sets forth information as to persons who currently serve as our directors or executive officers, including their ages as of August 15, 2005.


Name                              Age        Position
----                              ---        --------


John R. McKowen                    55        Chief Executive Officer,
                                             Chairman of the Board and Director
Robert D. Grizzle                  43        President, Chief Operating
                                             Officer and Chief Financial
                                             Officer

Stacy R. Dees                      38        Corporate Secretary and
                                             Vice President of Legal Services


J. Ralph Armijo                    53        Director


Daniel F. Walen(1)                 58        Managing Member of Northsight
                                             and President of NFS Capital

     Our officers are elected by the board of directors at the first meeting after each annual meeting of our shareholders and hold office until their successors are duly elected and qualified under our bylaws.

     John R. McKowen. Mr. McKowen has served as the Chief Executive Officer since September 2004, as a director for the Company since December 2002 and as Chairman of the Board since June 2005. Mr. McKowen also served as President of the Company from September 2004 to June 2005 and as President and Chief Executive Officer of Old Navidec from August 2003 to September 2004 and served as a director of Old Navidec, now BPZ, from December 2002 to May 2005. He was the President of the Company from November 2002 through July 2003. Mr. McKowen was hired by Old Navidec as a financial consultant in 1996 and was instrumental in the private, public and secondary financing of Old Navidec. He served as a financial consultant to Old Navidec until March 1999. Mr. McKowen began his career in the financial services industry by joining Merrill Lynch in 1978. In 1980 he joined Dean Witter Reynolds. In 1984 Mr. McKowen began working as an independent consultant and has worked in that capacity for the last twenty years. Mr. McKowen received a B.A. in economics from Metropolitan State College.


     Robert D. Grizzle. Mr. Grizzle has served as the Chief Operating Officer and President of the Company since June 2005 and as Chief Financial Officer of the Company since September 2004. From September 2004 to July 2005 Mr. Grizzle served as Secretary of NFS. From February 2004 to September 2004 he served as Vice President of Finance for Old Navidec. He has over 20 years of finance, accounting, and information technology operations and management experience. In 1986 Mr. Grizzle joined Coopers & Lybrand (now PricewaterhouseCoopers). During his tenure there he served nationally as an analyst and project manager. His activities were primarily focused on the development and implementation of partnership tax allocations and investor relations software systems. In 1994, Mr. Grizzle began work as an independent consultant. He worked in that capacity until joining Old Navidec as the Vice President of Finance in early 2004. Mr. Grizzle received a B.S.B.A. degree in Finance from the University of Northern Colorado.


     J. Ralph Armijo. Mr. Armijo has served as a director of the Company since December 2002. Mr. Armijo is a founder of Aegis Business Group, Inc., a subsidiary of the Company, and has served as the President, Chief Executive Officer and a director of Aegis Business Group, Inc. since May 2004. Mr. Armijo served as President, Chief Executive Officer, Chairman of the Board and as a director of Old Navidec since its inception in 1993 through July 2003. From June 1999 until October 2000, Mr. Armijo served as the Chairman of the Board of DriveOff.com, Inc. From 1981 to 1993, Mr. Armijo was employed by Tektronix, Inc., a communications company that also produces testing and measuring equipment, most recently as its Western Regional Manager. From 1976 to 1981, Mr. Armijo was employed by IBM Corporation, where he sold computerized accounting and financial applications to small and medium-sized businesses. Mr. Armijo received his B.A. from Colorado College and his M.B.A. from the University of California, Los Angeles.


     Stacy R. Dees. Ms. Dees has served as Corporate Secretary of the Company since July 2005 and has served as Vice President, Legal Services, since April 2005. From September 2002 to July 2004, Ms. Dees served as Associate General Counsel and Corporate Secretary of Teligent, Inc., a telecommunications company. From March 2001 to September 2002, Ms. Dees served as Associate General Counsel and Assistant Corporate Secretary of Teligent and from September 2000 to March 2001, Ms Dees served as Corporate Counsel of Teligent. Teligent, Inc. filed a petition for bankruptcy under Chapter 11 of the U.S. Bankruptcy Code in May 2001 while Ms. Dees was serving as Assistant Corporate Secretary and Associate General Counsel and emerged from bankruptcy in September 2002. Prior to joining Teligent, Ms. Dees was an associate with Brown & Wood, LLP. Ms. Dees received her B.A. and J.D. from the University of Arkansas, Fayetteville, and received an LL.M. in Securities Regulation from Georgetown University Law Center.

     Daniel F. Walen. Mr. Walen has served as President of NFS Capital since May 2005. Mr. Walen has been the Managing Member of Northsight, a majority-owned subsidiary of NFS, since 1999. Mr. Walen has over 35 years of experience in banking and mortgage management. From 1988 through 1999, Mr. Walen owned Valley Financial Funding, LLC, which he sold in December 1999. Mr. Walen also served as President, Vice President and as an Investment Officer of several Midwest banks from 1967 to1988. Mr. Walen received a double major in Business Administration from Moorhead State University in Moorhead, Minnesota.


Annual Meeting


     The first annual meeting of our stockholders is expected to be held at a future date as soon as practicable after the filing of this prospectus. This will be an annual meeting of stockholders for the election of directors. The annual meeting will be held at our principal office or at such other place or by electronic means as permitted by the laws of the state of Colorado and on such date as may be fixed from time to time by resolution of our board of directors.


Committee of the Board of Directors

     We are managed under the direction of our board of directors. Our board of directors plans to establish an audit committee as soon as practicable. We are currently attempting to recruit one or more independent directors to serve on the board of directors and the audit committee, at least one of whom will qualify as an "audit committee financial expert" as defined in SEC regulations.

Audit Committee

     We currently do not have an audit committee. When formed, the audit committee will be comprised solely of directors who are independent and financially literate, as required by the Securities Exchange Act of 1934, as amended, which we refer to as the Securities Exchange Act. At least one member of the committee will have accounting or related financial management expertise.

                             EXECUTIVE COMPENSATION

     The following table sets forth the compensation earned during the last three fiscal years by our Chief Executive Officer and any other executive officers who earned a total annual salary and bonus in excess of $100,000 during the last completed fiscal year that are referred to as the "named executive officers." The following table sets forth the certain compensation paid by us, including salary, bonus and certain other compensation to our Chief Executive Officer and named executive officers for the past three fiscal years.


----------------- ------- ----------------------------------------- ------------------------------------------------------------
                                    Annual Compensation                               Long-Term Compensation
------------------------------------------------------------------- ------------------------------------------------------------
                                                                                Awards                        Payouts
----------------- ------- ---------- ------------ ----------------- ------------------------------- ----------------------------


    Name and                                                         Restricted      Securities
   Principal                                        Other Annual       Stock         Underlying     LTIP          All other
    Position       Year   Salary        Bonus       Compensation      Award(s)    Options/SARs (#)   Payouts     Compensation
                             ($)         ($)            ($)             ($)                            ($)           ($)
----------------- ------- ---------- ------------ ----------------- ------------- ----------------- ---------- -----------------
John R.           2004     $40,000    $646,646         $2,000         $280,000       1,000,000         ___           ___
McKowen, CEO
and Chairman of
the Board (1)
----------------- ------- ---------- ------------ ----------------- ------------- ----------------- ---------- -----------------
John R.           2003        0          ___                            ___             ___            ___           ___
McKowen,  CEO
and Chairman of
the Board
----------------- ------- ---------- ------------ ----------------- ------------- ----------------- ---------- -----------------
John R.           2002        0          ___                            ___             ___            ___           ___
McKowen,  CEO
and Chairman of
the Board
----------------- ------- ---------- ------------ ----------------- ------------- ----------------- ---------- -----------------
Robert D.         2004     $30,000    $133,861           $0           $56,000         200,000          ___           ___
Grizzle,
President, COO
and CFO (2)
----------------- ------- ---------- ------------ ----------------- ------------- ----------------- ---------- -----------------
Robert D.         2003        0          ___                            ___             ___            ___           ___
Grizzle,
President, COO
and CFO
----------------- ------- ---------- ------------ ----------------- ------------- ----------------- ---------- -----------------
Robert D.         2002        0          ___                            ___             ___            ___           ___
Grizzle,
President, COO
and CFO
----------------- ------- ---------- ------------ ----------------- ------------- ----------------- ---------- -----------------

     1) Mr. McKowen has served as Chief Executive Officer and a director of the Company since the merger transaction in September 2004. One million shares of NFS common stock and 61,327 shares of BPZ common stock are both reflected in column (d) as bonus compensation and the NFS common stock is also reflected in column (f) as a restricted stock award. The fair market value of the NFS common stock was $280,000 and the fair market value of the BPZ common stock was $196,860 for a total aggregate value of $476,860. Mr. McKowen did not receive any fees for his participation in meetings of the NFS board of directors during 2004.

     (2) Mr. Grizzle has served as the Chief Financial Officer of the Company since the merger transaction in September 2004 and as the President and Chief Operating Officer of the Company since June 2005. 200,000 shares of NFS common stock and 6,133 shares of BPZ common stock are both reflected in column (d) as bonus compensation and the NFS common stock is also reflected in column (f) as a restricted stock award. The fair market value of the NFS common stock was $56,000 and the fair market value of the BPZ common stock was $19,687 for a total aggregate value of $75,687.


                    OPTION/SAR GRANTS IN THE LAST FISCAL YEAR


     The following table contains information concerning the grant of stock options approved by our board of directors to the Chief Executive Officer and other named executive officer during the fiscal year ended December 31, 2004. The value of the Company's common stock as of June 30, 2005 was $0.28 per share.




                                                                                           Potential Realizable Value
                                                                                           At Assumed Annual Rates Of
                                                                                           Stock Price Appreciation
                                                                                           For Option Term
Individual Grants
                                           Percent of
                           Number of       Total
                           Securities      Options/SARs
                           Underlying      Granted to       Exercise or
                           Options/SARs    Employees In     Base price     Expiration
Name                       Granted (#)     fiscal year      ($/Sh)         Date               5% ($)          10%
----                       -----------     ------------     ------         -----              ------          ---
                                                                                           ($)
John R. McKowen            1,000,000       83.3             $0.05 per      9/21/2014         $380,000      $610,000
                                                            share
Robert D. Grizzle          200,000         16.7             $0.05 per      9/21/2014         $76,000        $122,000
                                                            share



Employment Agreements and Termination of Employment and Change-In-Control Arrangements

     The Company entered an Amended and Restated Employment Agreement with John
R. McKowen, as Chief Executive Officer ("CEO") and Chairman of the Board, effective June 15, 2005 which amends and restates in its entirety that Employment Agreement, dated as of September 21, 2004 between Mr. McKowen and the Company. The term of that agreement is for two years and renews automatically for successive additional one-year periods provided that neither the CEO nor the Company provide the other with notice of their intent not to renew the agreement at least thirty (30) days before the anniversary date of the agreement. The CEO's current annual salary under the agreement is $120,000 and his salary is to be reviewed not less than monthly. The agreement also provides that the CEO may be paid an annual bonus at the discretion of the NFS board of directors. The agreement further provides for the grant of a fully-vested option to purchase one million shares of the Company's common stock at an exercise price of $0.05 per share. In the event that CEO's employment were to be terminated without "Cause" by the Company, as defined in the agreement, then the Company must pay the CEO severance payments (the "Severance Payments"). The Severance Payments will be an amount equal to six months of the CEO's highest base salary in effect during the prior twelve months (either in a lump sum or in monthly increments depending on the Company's financial status),plus a pro rata amount of any annual bonus paid for the most recently completed fiscal year. In addition, upon termination of the CEO, the Company will provide the continuation of all of benefits that the CEO is entitled to under Company plans, as defined in the agreement, for one year and the immediate vesting of all of the CEO's non-vested options for shares of the Company's capital stock. If the CEO's employment were terminated without Cause, including termination due to a change in control, the CEO would receive $60,000. The CEO is also eligible to participate in the Company's Management Incentive Plan.

     The Company entered into an Amended and Restated Employment Agreement with Robert D. Grizzle, as its Chief Operating Officer ("COO"), Chief Financial Officer and President, effective June 15, 2005 which amends and restates in its entirety that Employment Agreement, dated as of September 21, 2004, between Mr. Grizzle and the Company. The term of that agreement is for two years and renews automatically for successive additional one-year periods provided that neither the COO nor the Company provide the other with notice of their intent not to renew the agreement at least thirty (30) days before the anniversary date of the agreement. The COO's current annual salary under the agreement is $90,000 and his salary is to be reviewed not less than monthly. The agreement also provides that the COO may be paid an annual bonus at the discretion of the NFS board of directors. The agreement further provides for the grant of a fully-vested option to purchase 200,000 shares of the Company's common stock at an exercise price of $0.05 per share. In the event that COO's employment were to be terminated without "Cause" by the Company, as defined in the agreement, then the Company must pay the COO severance payments (the "Severance Payments"). The Severance Payments will be an amount equal to six months of the COO's highest base salary in effect during the prior twelve months (either in a lump sum or in monthly increments depending on the Company's financial status), plus a pro rata amount of any annual bonus paid for the most recently completed fiscal year. In addition, upon termination of the COO, the Company will provide the continuation of all of benefits that the COO is entitled to under Company plans, as defined in the agreement, for one year and the immediate vesting of all of the COO's non-vested options for shares of the Company's capital stock. If the COO's employment were terminated without Cause, including termination due to a change in control, the COO would receive $45,000. The COO is also eligible to participate in the Company's Management Incentive Plan.


Compensation Committee Interlocks and Insider Participation

     The NFS board of directors in its entirety acts as the compensation committee for NFS. Mr. McKowen is the Chief Executive Officer and Chairman of the Company and Mr. Armijo is the Chief Executive Officer and director of AegisUSA, a majority-owned subsidiary of NFS.


Stock Option Plan


     On May 6, 2005, our board of directors adopted the Navidec Financial Services, Inc. 2005 Stock Option Plan pursuant to which the board may grant options to purchase a maximum of 5,000,000 shares of our common stock to key employees, directors and consultants. As of August 15, 2005, options to purchase an aggregate of 2,300,000 shares of common stock were issued and outstanding consisting of options to purchase 1,200,000 shares of common stock at an exercise price of $0.05 per share, options to purchase 100,000 shares of common stock at an exercise price of $0.28 per share and options to purchase an aggregate of 1,000,000 shares of common stock at an exercise price of $1.00 per share. These options were granted to our executive officers and consultants. The option plan only provides for the grant of nonqualified stock options.


     The exercise price of options may not be less than the fair market value on the date of grant as determined by the board of directors and will expire no later than the tenth anniversary of the date of grant. The board may establish vesting or other requirements which must be met prior to the exercise of the stock options. In the event of a corporate transaction involving NFS (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares), the board may adjust outstanding awards to preserve the benefits or potential benefits of the awards.

     The Company intends to adopt an incentive stock option plan pursuant to which the board of directors may grant options to purchase up to 3,000,000 shares of our common stock to key employees, consultants and others. The plan will provide for the grant of incentive stock options with an exercise price of not less than the fair market value on the date of the grant as determined by the board of directors and will expire no later than the tenth anniversary of the date of grant.

Long-Term Incentive Plans


     The board of directors recently adopted a Management Incentive Plan that contemplates the issuance of options as well as cash bonuses to certain executive officers and key employees of the Company. The incentive plan is administered by the Company's board of directors and it is contemplated that bonuses will be granted following the successful closing of a transaction by the business development division of the Company. The amount of the grants will be based on the value of the transaction and participants are designated by the Company's board of directors upon recommendation by the Chief Executive Officer. As of August 15, 2005, our board of directors had designated Mr. McKowen and Mr. Grizzle as the initial participants in this incentive plan and granted cash bonuses to these participants based on the value of the transaction with AegisUSA. There have not been any stock options granted under this incentive plan.


Director Compensation

     Each director receives $1,000 for each director's meeting attended in person and $500 for each meeting attended telephonically. Additionally, each member of the Audit Committee will receive $500 for each meeting attended of that committee, such meetings generally occurring immediately following a regularly scheduled director's meeting.


     Effective January 3, 2005, NFS entered into a Director Agreement with Ralph Armijo providing that Mr. Armijo receive $1,000 for his participation in person and $500 for participation telephonically at meetings of the NFS board of directors and $500 for his participation in person and $250 for his participation telephonically at meeting of the audit or compensation committee of the board of directors. Mr. Armijo agreed to serve on the NFS board of directors until December 31, 2006 or until his earlier resignation or removal. Mr. Armijo is also entitled to receive a option to purchase 100,000 shares of NFS common stock at an exercise price of $0.28 per share for a five year term and an annual grant of an option to purchase 10,000 shares of NFS common stock for serving on the NFS board of directors. In addition, Mr. Armijo is entitled to receive an annual grant of an option to purchase 2,500 shares of NFS common stock if he serves as a member of the compensation committee and an option to purchase 5,000 shares of NFS common stock if he serves as Chair of the compensation committee as well as an annual grant of an option to purchase 5,000 shares of NFS common stock if he is a member of the audit committee and an option to purchase 10,000 shares of NFS common stock if he serves as Chair of the audit committee.


Limitation on Liability and Indemnification

     NFS is a Colorado corporation. Section 7-108-402 of the Colorado Business Corporation Act provides that the articles of incorporation of a Colorado corporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except that any such provision may not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its shareholders,
(ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) acts specified in Section 7-108-403 (concerning unlawful distributions), or (iv) any transaction from which a director directly or indirectly derived an improper personal benefit. Our articles of incorporation contain a provision eliminating the personal liability of directors to us or our shareholders for monetary damages to the fullest extent provided by the Colorado Business Corporation Act.

     Section 7-109-103 of the Colorado Business Corporation Act provides that a Colorado corporation must indemnify a person who was wholly successful, on the merits or otherwise, in defense of any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative and whether formal or informal (a "Proceeding"), in which he or she was a party because the person is or was a director, against reasonable expenses incurred by him or her in connection with the Proceeding, unless such indemnity is limited by the corporation's articles of incorporation. Our articles of incorporation do not contain any such limitation.

     Section 7-109-102 of the Colorado Business Corporation Act provides that a Colorado corporation may indemnify a person made a party to a Proceeding because the person is or was a director against any obligation incurred with respect to a Proceeding to pay a judgment, settlement, penalty, fine (including an excise tax assessed with respect to an employee benefit plan) or reasonable expenses incurred in the Proceeding if the person conducted himself or herself in good faith and the person reasonably believed, in the case of conduct in an official capacity with the corporation, that the person's conduct was in the corporation's best interests and, in all other cases, his or her conduct was at least not opposed to the corporation's best interests and, with respect to any criminal proceedings, the person had no reasonable cause to believe that his or her conduct was unlawful. Our articles of incorporation and bylaws allow for such indemnification. A corporation may not indemnify a director in connection with any Proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation or, in connection with any other Proceeding charging that the director derived an improper personal benefit, whether or not involving actions in an official capacity, in which Proceeding the director was judged liable on the basis that he or she derived an improper personal benefit. Any indemnification permitted in connection with a Proceeding by or in the right of the corporation is limited to reasonable expenses incurred in connection with such Proceeding.

     Under Section 7-109-107 of the Colorado Business Corporation Act, unless otherwise provided in the articles of incorporation, a Colorado corporation may indemnify an officer, employee, fiduciary, or agent of the corporation to the same extent as a director and may indemnify such a person who is not a director to a greater extent, if not inconsistent with public policy and if provided for by its bylaws, general or specific action of its board of directors or shareholders, or contract. Our articles of incorporation provide for indemnification of directors, officers, employees, fiduciaries and agents of us to the full extent permitted by Colorado law.

     Our articles of incorporation also provide that we may purchase and maintain insurance on behalf of any person who is or was a director or officer of us or who is or was serving at the request of us as a director, officer or agent of another enterprise against any liability asserted against him or her and incurred by him or her in any such capacity or arising out of his or her status as such, whether or not we would have the power to indemnify him or her against such liability.

     The Merger Agreement provides for indemnification by NFS of Old Navidec and its affiliates, directors, officers and employees for some liabilities, including liabilities under the Securities Act of 1933 and the Securities Exchange Act of 1934.

                      EQUITY COMPENSATION PLAN INFORMATION

     The following table summarizes certain information with respect to our compensation plan and individual compensation arrangements under which our equity securities have been authorized for issuance as of the fiscal year ended December 31, 2004:

------------------------------- ---------------------------- ---------------------------- ----------------------------
                                Number of Securities to be   Weighted Average Exercise    Number of Securities
                                issued upon Exercise of      Price of Outstanding         Remaining Available for
                                Outstanding Options,         Options, Warrants and        Future Issuance under
                                Warrants and Rights          Rights                       Equity Compensation Plans
------------------------------- ---------------------------- ---------------------------- ----------------------------
Equity Compensation Plan                    --                           --                           --
Approved by Security Holders
------------------------------- ---------------------------- ---------------------------- ----------------------------
Equity Compensation Plans not            1,200,000                      $0.05                      3,800,000
Approved by Security Holders
------------------------------- ---------------------------- ---------------------------- ----------------------------
                                         1,200,000                      $0.05                      3,800,000
Total
------------------------------- ---------------------------- ---------------------------- ----------------------------


                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                                 AND MANAGEMENT

     The following table sets forth information with respect to the beneficial ownership of our outstanding common stock by:

     o each person who is known by us to be the beneficial owner of five percent (5%) or more of our common stock;

     o our chief executive officer, our other executive officers, and each director as identified in the "Management -- Executive Compensation" section; and

     o    all of our directors and executive officers as a group.


     Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock and options, warrants and convertible securities that are currently exercisable or convertible within 60 days of the date of this prospectus into shares of our common stock are deemed to be outstanding and to be beneficially owned by the person holding the options, warrants or convertible securities for the purpose of computing the percentage ownership of the person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

     The information below is based on the number of shares of NFS common stock that we believe was beneficially owned by each person or entity as of August 15, 2005.


     Name and Address of        Number of Shares of Common Stock          Percent of Class
     Beneficial Owner (1)              Beneficially Owned                Beneficially Owned
-------------------------------------------------------------------------------------------

John R. McKowen                         1,099,181(2)                         12.5%
Robert D. Grizzle                         420,000(3)                          4.8%
J. Ralph Armijo                           168,862(4)                          1.9%
Jolee McKowen(5)                        1,099,181(5)                         12.5%

Daniel F. Walen                            85,334(6)                          1.0%

All directors and executive
officers as a
group (three persons)                   2,872,558                            32.6%

(1) Except as noted above the business address for all listed individuals or entities is 6399 S. Fiddler's Green Circle, Suite 300, Greenwood Village, CO 80111.
(2) Consists of: (i) 599,181 shares of common stock; and (ii) options presently exercisable to purchase 500,000 shares of common stock at an exercise price of $0.05 per share.
(3) Consists of: (i) 220,000 shares of common stock; and (ii) options presently exercisable to purchase 200,000 shares of common stock at an exercise price of $0.05 per share.


(4) Consists of: (i) 68,862 share of common stock; and (ii) options presently exercisable to purchase 100,000 shares of common stock at $0.28 per share.


(5) The business address for Jolee McKowen is 4401 East 6th Avenue, Denver, CO 80220. Consists of 599,181 shares of common stock; and (ii) options presently exercisable to purchase 500,000 shares of common stock at an exercise price of $0.05 per share. Jolee McKowen is the spouse of John McKowen however they are legally separated. Mr. McKowen disclaims beneficial ownership of Jolee McKowen's securities in NFS.


(6)   Consists of 85,334 shares of common stock.


Rule 13d-3 under the Securities Exchange Act of 1934 governs the determination of beneficial ownership of securities. That rule provides that a beneficial owner of a security includes any person who directly or indirectly has or shares voting power and/or investment power with respect to such security. Rule 13d-3 also provides that a beneficial owner of a security includes any person who has the right to acquire beneficial ownership of such security within sixty days, including through the exercise of any option, warrant or conversion of a security. Any securities not outstanding which are subject to such options, warrants or conversion privileges are deemed to be outstanding for the purpose of computing the percentage of outstanding securities of the class owned by such person. Those securities are not deemed to be outstanding for the purpose of computing the percentage of the class owned by any other person. Included in this table are only those derivative securities with exercise prices that we believe have a reasonable likelihood of being "in the money" within the next sixty days.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Stock Purchase Agreement with Aegis Business Group, Inc.


     On April 7, 2005, we entered into a Stock Purchase Agreement with AegisUSA in which we were entitled to receive three million (3,000,000) shares of AegisUSA common stock and two million (2,000,000) shares of AegisUSA Series B Convertible Preferred Stock in exchange for a purchase price of $625,000, to be paid over a period of ninety days, and by agreeing to exchange shares of our common stock for all of the issued and outstanding shares of the AegisUSA Series A Preferred Stock. Mr. Ralph Armijo, a director of NFS, is an officer, director and shareholder of AegisUSA.

     Mr. Armijo's positions with AegisUSA were disclosed to our board of directors and the terms and conditions of the transaction was considered and approved by the Company's board of directors on April 7, 2005. Mr. Armijo waived the ownership of his stock in AegisUSA to complete the transaction and was granted options to reacquire his interest based on the achievement of certain milestones.


Business Consulting Agreement


     Pursuant to the Business Consulting Agreement, dated July 8, 2004, by and between Old Navidec and NFS, NFS agreed to provide certain financial communication consulting services to BPZ for a period of not less than three months and NFS was to be paid $360,000 in 12 monthly installments of $30,000, and issued a stock purchase warrant to purchase up to 1.5 million shares of BPZ common stock at an exercise price of $2.00 per share. In February 2006, the parties agreed to permit the engagement to terminate on May 6, 2005. Pursuant to the terms of the agreement, NFS retained the stock purchase warrants and received payment on services rendered through the date the engagement was terminated.


Issuance of Old Navidec Shares to Navidec Financial Services

     Old Navidec issued 604,246 shares of its common stock to NFS at the closing of the merger transaction as consideration for NFS' assumption of Old Navidec's pre-merger liabilities, including any liability under the Old Navidec 401(k) plan. NFS then distributed 104,246 of these shares of Old Navidec's common stock to its executive officers as compensation.

Issuance of Options to Related Parties.


     In January 2003, Old Navidec issued 16 million shares of the no par value common stock of Navidec Capital, Inc. and an option to purchase 9 million shares of the no par value common stock of Navidec Capital, Inc. for an exercise period of five years to Interactive Capital, Inc. One of the shareholders of Interactive Capital, Inc. is John McKowen, a director, officer and shareholder of NFS. In December 2003, the Old Navidec board of directors voted to exchange an option to purchase 600,000 shares of Old Navidec common stock for all of the outstanding shares and options to purchase Navidec Capital, Inc. common stock held by Interactive Capital, Inc.

     The Old Navidec stock options were then distributed to the shareholders of Interactive Capital, Inc. and, as a result, it no longer holds any options or shares of Old Navidec common stock or NFS, formerly Navidec Capital, Inc., common stock.


     Although the foregoing transactions were determined without arm's length negotiations and involved conflicts of interest between the interests of Old Navidec and the party related to Old Navidec, the Company believes that the transactions were entered into on terms no less favorable to Old Navidec than could have been obtained from independent third parties.

                          DESCRIPTION OF THE SECURITIES

Authorized Capital Stock


     Our authorized capital stock consists of 10,000,000 shares of preferred stock, par value $0.001 per share, and 100,000,000 shares of common stock, par value $0.001 per share. As of June 30, 2005, 7,302,748 shares of NFS common stock were issued and outstanding. On July 6, 2005, the Company granted a common stock purchase warrant representing the right to purchase 100,000 shares of NFS common stock at a purchase price of $1.00 per share with an expiration date of July 6, 2010. There are no shares of NFS preferred stock currently outstanding.

     On April 1, 2005, the Company commenced a private offering to accredited investors under Regulation D of the Securities Act of 1933, as amended. The offering consists of units comprised of one share of NFS common stock, par value $.001 per share, one Class A warrant and one Class B warrant for an offering price of $1.00 per unit. The Class A warrant entitles the holder to purchase one share of NFS common stock for each warrant held at a purchase price of $2.00 per share and the Class B warrant entitles the holder to purchase one share of NFS common stock for each warrant held at a purchase price of $4.00 per share. The minimum for the offering is $500,000 or 500,000 units and the maximum is $2 million or 2 million units. The offering terminates upon the sale of the maximum number of units being sold or May 31, 2005 unless extended by the Company to a date not later than August 31, 2005. In June 2005, the Company closed 675,000 units and has extended the offering to August 31, 2005.

     In this prospectus we are registering all of the shares of our common stock held in trust by Old Navidec for the benefit of the Old Navidec shareholders of record until this registration statement is declared effective and the shares can be distributed pursuant to the spin-off transaction. While all of the shares to be distributed to the Old Navidec shareholders pursuant to the spin-off transaction are being registered in this prospectus, eighty percent (80%) of the shares held by each shareholder will contain a restrictive legend imposed by the Company in order to maintain an orderly market for our securities. The restriction on the transfer of the shares will be for a period of one year following the effective date of this registration statement and we may decide to release shares prior to the end of the restriction period on a pro rata basis if management determines that it would be in the best interest of the Company.


Common Stock

     The holders of our common stock are entitled to one vote for each share on all matters voted on by stockholders, including elections of directors, and, except as otherwise required by law or provided in any resolution adopted by our board of directors with respect to any series of preferred stock, the holders of our common stock possess all voting power. Our articles of incorporation do not provide for cumulative voting in the election of directors. Subject to any preferential rights of any outstanding series of our preferred stock created by our board of directors from time to time, the holders of common stock are entitled to dividends, if any, as may be declared from time to time by our board of directors from funds available therefore and upon liquidation are entitled to receive pro rata all assets available for distribution to such holders. For a more complete discussion of our dividend policy, please see "Dividend Policy."

     The holders of our common stock have no preemptive rights. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which we may designate and issue in the future.

Preferred Stock

     Our articles of incorporation authorizes the Company's board of directors to establish one or more series of preferred stock and to determine, with respect to any series of preferred stock, the terms and rights of such series, including:

     o    the designation of the series;

     o the number of shares of the series, which number our board of directors may thereafter, except where otherwise provided in the applicable certificate of designation, increase or decrease, but not below the number of shares then outstanding;

     o    the rate of the dividend;

     o the redemption rights and price or prices, if any, for shares of the series;

     o the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the series;

     o the amounts payable on and the preferences, if any, of shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of our affairs;

     o whether the shares of the series will be convertible or exchangeable into shares of any other class or series, or any other security, of us or any other corporation, and, if so, the specification of that other class or series or other security, the conversion or exchange price or prices or rate or rates, any adjustments thereof, the date or dates as of which the shares will be convertible or exchangeable and all other terms and conditions upon which the conversion or exchange may be made;

     o restrictions on the issuance of shares of the same series or of any other class or series;

     o    the voting rights; and

     o    any other relative rights, preferences and limitations of the series.

     We believe that the ability of our board of directors to issue one or more series of our preferred stock will provide us with flexibility in structuring possible future financings and acquisitions and in meeting other corporate needs which might arise. The authorized shares of our preferred stock, as well as shares of our common stock, will be available for issuance without further action by our stockholders, unless stockholder action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. If the approval of our stockholders is not required for the issuance of shares of our preferred stock or our common stock, our board of directors may determine not to seek stockholder approval.

     Although our board of directors has no intention at the present time of doing so, it could issue a series of our preferred stock that could, depending on the terms of such series, impede the completion of a merger, tender offer or other takeover attempt. Our board of directors will make any determination to issue shares that may have such an effect based on its judgment as to the best interests of the Company and our stockholders. Our board of directors, in so acting, could issue our preferred stock having terms that could discourage an acquisition attempt through which an acquirer may be able to change the composition of our board of directors, including a tender offer or other transaction that some, or a majority, of our stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then current market price of such stock.


Common Stock Purchase Warrant

     On July 6, 2005, NFS granted a common stock purchase warrant representing the right to purchase 100,000 shares of NFS common stock at a purchase price of $1.00 per share for a period of time expiring on July 6, 2010. The exercise price and number of shares is subject to adjustment if (i) the Company should pay a dividend in shares of our capital stock or other equity, (ii) subdivide our outstanding shares of common stock (a forward split), (iii) consolidate or combine our outstanding common stock into a smaller number of shares (reverse split), (iv) in some other manner reclassify our shares of common stock, or (v) there is a change of control event involving NFS.

     The Company has agreed to register the resell of the common stock underlying the warrant on any registration statement filed by the Company. The Company has agreed to pay all expenses of the registration statement; however, each investor will be responsible for paying any commissions or expenses related to the sale of his or her securities. The Company agrees to maintain the effectiveness of the registration statement with respect to the selling shareholders for a period twelve (12) months or such longer periods as may be permitted by the Securities Act of 1933, as amended.

Class A Warrants and Class B Warrants

     Each of the Class A and Class B warrants permit the holder to purchase one share of NFS common stock for each warrant for a period of time expiring on May 31, 2010. The Class A warrant entitles the holder to purchase one share of NFS common stock for each warrant held at an exercise price of $2.00 per share and the Class B warrant entitles the holder to purchase one share of NFS common stock for each warrant held at an exercise price of $4.00 per share. The exercise price is subject to adjustment if (i) the Company should pay a dividend in shares of our capital stock, (ii) subdivide our outstanding shares of common stock (a forward split), (iii) consolidate or combine our outstanding common stock into a smaller number of shares (reverse split) or (iv) in some other manner reclassify our shares of common stock.


     The Company has agreed to register the resell of all of the shares of common stock sold as part of the units and the issuance of the common stock underlying the Class A and Class B warrants ("Warrant Shares") on a registration statement on Form SB-2 within six months after the final closing of the offering. The Company has agreed to pay all expenses of the registration statement; however, each investor will be responsible for paying any commissions or expenses related to the sale of his or her securities. The Company agrees to maintain the effectiveness of the registration statement with respect to the selling shareholders for a period ending one year from the date of the final closing of the private offering and with respect to the Warrant Shares, during any period of time when the warrants may be exercised by the warrant holders and any Class A or Class B warrants remain outstanding.

     Each Class A warrant may be called by the Company for exercise at any time a registration statement registering the common stock underlying the Class A warrants is effective and after the Company's common stock has traded on an exchange for a period of 20 consecutive trading days in excess of $2.00 per share. Each Class B warrant may be called for exercise by the Company at any time a registration statement is effective which registers the issuance of the common stock underlying the Warrants and after the Company's common stock has traded on an exchange at a price in excess of $4.00 per share for 20 consecutive trading days. If the Company calls for the exercise of either the Class A or Class B warrants, it shall provide 30 days written notice to each of the holders that fixes the "Call Date." If the warrants are not exercised prior to the Call Date they shall expire unless the Company also provides for an over-allotment for any unexercised warrants which provision would be set forth in the call notice. If an over-allotment option is granted, any of the holders who exercises their warrants would have the right to purchase shares of the common stock underlying unexercised warrants for which a pool would be established at the Call Date and each exercising holder who wished to participate in the over-allotment pool would be allowed to purchase the shares of common stock underlying the unexercised warrants up to the maximum amount of the deposit made by said exercising holder. If total participation in the over-allotment pool exceeds the number of shares of common stock available in that pool, each participating holder would receive a pro rata number of shares based on the total amounts of deposits made in the pool. The Company has not obligated to call the warrants or to establish an over-allotment pool.

Transfer Agent and Registrar

     The transfer agent and registrar for our common stock is Computershare Trust Company, Inc., 350 Indiana Street, Suite 800, Golden, Colorado 80401.

                MARKET FOR SHARES AND RELATED SHAREHOLDER MATTERS

Market Information


     There is currently no public trading market for our securities. We will apply for a symbol to trade on the OTC Bulletin Board after this prospectus is declared effective.


Holders


     Following the distribution to the Old Navidec shareholders of record, we will have approximately 269 holders of record of our common stock.


Dividend Policy

     Holders of our common stock are entitled to receive such dividends as may be declared by our board of directors. We have not declared or paid any dividends on our common shares and we do not plan on declaring any dividends in the near future. We currently intend to use all available funds to finance the operation and expansion of our business.

Shares Eligible for Future Sale


     We currently have 7,302,748 shares of common stock outstanding. A current shareholder who is an "affiliate" of NFS, defined in Rule 144 as a person who directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, NFS, will be required to comply with the resale limitations of Rule 144. The Old Navidec shareholders of record receiving shares registered by this prospectus, other than affiliates, may resell their shares immediately. Sales by affiliates will be subject to the volume and other limitations of Rule 144, including certain restrictions regarding the manner of sale, notice requirements, and the availability of current public information about NFS. The volume limitations generally permit an affiliate to sell, within any three month period, a number of shares that does not exceed the greater of one percent of the outstanding shares of common stock or the average weekly trading volume during the four calendar weeks preceding his sale. A person who ceases to be an affiliate at least three months before the sale of restricted securities beneficially owned for at least two years may sell the restricted securities under Rule 144 without regard to any of the Rule 144 limitations.


Dilution


     The common stock being registered in this prospectus is the 5,177,748 shares of common stock to be distributed to the Old Navidec shareholders in the spin-off transaction. Accordingly, there will be no dilution to our existing stockholders.

                                  LEGAL MATTERS


     Ballard, Spahr, Andrews & Ingersoll, LLP will pass on the validity of the common stock being registered in this prospectus.


                                     EXPERTS


     Our consolidated balance sheets as of December 31, 2004 and the consolidated statements of operations, stockholders' deficit and cash flows for the year ended December 31, 2004 in this prospectus have been audited by Epstein, Weber & Conover, PLC, independent certified public accountants, to the extent and for the periods set forth in their report, and are set forth in this prospectus in reliance upon such report given upon the authority of them as experts in auditing and accounting.

     Our consolidated balance sheets as of December 31, 2003 and the consolidated statements of operations, stockholders' deficit and cash flows for the year ended December 31, 2003 in this prospectus have been audited by Hein & Associates LLP, independent certified public accountants, to the extent and for the periods set forth in their report, and are set forth in this prospectus in reliance upon such report given upon the authority of them as experts in auditing and accounting.


         CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND
                              FINANCIAL DISCLOSURE

     On March 8, 2005, we engaged Epstein, Weber & Conover, PLC to replace Hein & Associates LLP as the Company's independent accountant to audit the Company's financial statements for the year ended December 31, 2004. Hein & Associates was dismissed as the Company's independent accountant on the same date. The Company's board of directors approved the change in independent accountants. Hein & Associates LLP served as Old Navidec's independent accountant from May 1, 2002 through November 18, 2004.

     The independent auditor's report of Hein & Associates LLP dated March 13, 2004 for Old Navidec's financial statements for the year ended December 31, 2003 did not contain an adverse opinion or a disclaimer of opinion, and was not modified as to audit scope or accounting principles. However, the report did contain an explanatory fourth paragraph related to the uncertainty about Old Navidec's ability to continue as a going concern.

     We did not have any disagreements with Hein & Associates LLP during their engagement as our auditors.

     SECURITIES AND EXCHANGE COMMISSION POSITION ON CERTAIN INDEMNIFICATION

     The Colorado Business Corporation Act provides for indemnification by a corporation of costs incurred by directors, employees, and agents in connection with an action, suit, or proceeding brought by reason of their position as a director, employee, or agent. The person being indemnified must have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation.

     Our articles of incorporation obligate us to indemnify our directors and officers to the fullest extent permitted under Colorado law.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                           REPORTS TO SECURITY HOLDERS

     We are required to file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. Our Securities and Exchange Commission filings are available to the public over the Internet at the SEC's website at http://www.sec.gov.

     The public may read and copy any materials filed by us with the SEC at the SEC's Public Reference Room at 450 Fifth Street, NW, Washington DC 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. We are an electronic filer. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The Internet address of the site is http://www.sec.gov.

                             ADDITIONAL INFORMATION


     We have filed a Registration Statement on Form S-1 under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares offered hereby. This prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to NFS and the shares offered hereby, reference is made to the Registration Statement and the exhibits and schedules filed therewith. A copy of the Registration Statement, and the exhibits and schedules thereto, may be inspected without charge at the public reference facilities maintained by the Securities and Exchange Commission in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of all or any part of the Registration Statement may be obtained from the Commission upon payment of a prescribed fee. This information is also available from the Commission's Internet web site, http://www.sec.gov.

                        NAVIDEC FINANCIAL SERVICES, INC.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm                   F-2

Report of Independent Registered Public Accounting Firm                   F-3

Consolidated Balance Sheets as of December 31, 2004 and
Navidec, Inc. for 2003                                                    F-4

Consolidated Statements of Operations for the Years Ended
December 31, 2004, and Navidec, Inc. for 2003                             F-5

Consolidated Statements of Stockholders' Equity for the Years Ended
December 31, 2004 and Navidec, Inc. 2003                                  F-6

Consolidated Statements of Cash Flows for the Years Ended
December 31, 2004 and Navidec, Inc. for 2003                              F-7

Notes to Consolidated Financial Statements as of December 31, 2004        F-8

Consolidated Balance Sheet as of June 30, 2005 and
Navidec, Inc. as of June 30, 2004 (Unaudited)                             F-20

Consolidated Statements of Operations for the Six Months Ended June 30, 2005 and Navidec, Inc. for
              the Six Months Ended June 30, 2003 (Unaudited) F-21

Consolidated Statement of Stockholders' Equity
for the Quarter Ended June 30, 2005                                      F-22

Consolidated Statements of Cash Flows for the
Six Months Ended June 30, 2005 and Navidec, Inc.
for the Six Months Ended June 30, 2004 (Unaudited)                       F-23

Notes to Consolidated Financial Statements
as of June 30, 2005 (Unaudited)                                          F-24

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
             -------------------------------------------------------



To the Stockholders and Board of Directors of Navidec Financial Services, Inc.:


We have audited the accompanying consolidated balance sheet of Navidec Financial Services, Inc. and its subsidiary as of December 31, 2004 and the related consolidated statements of operations, stockholders' equity and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Navidec Financial Services, Inc. and subsidiary as of December 31, 2004, and the consolidated results of its operations and cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.


    /S/ Epstein, Weber & Conover, PLC
    Scottsdale, Arizona
    June 14, 2005

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
-------------------------------------------------------


To the Board of Directors
Navidec Inc.
Greenwood Village, Colorado


We have audited the consolidated balance sheets of Navidec Inc, and subsidiaries as of December 31, 2003 and the related consolidated statements of operations, stockholder's equity and cash flows for the year then ended, which are presented with the 2004 financial statements of Navidec Financial Services Inc. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Navidec, Inc and Subsidiaries as of December 31, 2003, and the results of their operations and their cash flows for the year then ended in conformity with U.S. generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company has suffered operating losses during fiscal 2003, 2002, and 2001 that raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/  Hein & Associates LLP

Denver, Colorado
March 13, 2004

                                    NAVIDEC FINANCIAL SERVICES, INC.
                                      CONSOLIDATED BALANCE SHEETS

                                            (In thousands)

                                                          Navidec Financial        Navidec Inc.
                                                             Services Inc               (a)
ASSETS:                                                      December 31,          December 31,
                                                             ------------          ------------
                                                                 2004                  2003
                                                                 ----                  ----
CURRENT ASSETS:
        Cash and cash equivalents                              $    380               $    302
        Marketable securities                                        20                    110
        Related party investments                                  --                      206
        Accounts receivable, net                                    139                    107
        Prepaid expenses and other                                   11                     66

          Total current assets                                      550                    791

PROPERTY, EQUIPMENT AND SOFTWARE, net                                31                    169

    OTHER ASSETS:
        Investments in securities                                 3,885                   --
        Other assets                                                  3                      5
        Acquired goodwill                                           190                    189
                                                               --------               --------

    TOTAL ASSETS                                               $  4,659               $  1,154
                                                               ========               ========
LIABILITIES AND STOCKHOLDERS' EQUITY
    CURRENT LIABILITIES:
        Accounts payable                                       $     90               $    478
        Accrued liabilities                                         346                    343
        Current borrowings and capital leases                        47                    281
                                                               --------               --------
           Total current liabilities                                483                  1,102

MINORITY INTEREST                                                    16                     13
                                                               --------               --------

STOCKHOLDERS' EQUITY:
        Common stock, .001 par value, 100,000,000 shares              6                 62,890
        authorized, voting 6,377,748  shares outstanding
        Warrants for common stock                                  --                      813
        Deferred compensation                                      --                       (4)
        Additional paid in capital                                5,911                   --
        Unrealized gain on marketable securities                    375                   --
        Accumulated deficit                                      (2,132)               (63,660)
                                                               --------               --------

Total stockholders' equity                                        4,160                     39
                                                               --------               --------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                     $  4,659               $  1,154
                                                               ========               ========


                          The accompanying notes to consolidated financial
                            statements are an integral part of this statement.

(a)  Navidec Inc now BPZ Energy Inc. is the former parent company of Navidec Financial Services, Inc.

                                                 F-4


                        NAVIDEC FINANCIAL SERVICES, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                    (In thousands, except per share amounts)

                                                                   For the Years Ended
                                                                       December 31,
                                                               2004               2003 (a)
                                                               ----               --------

REVENUE                                                       $ 1,226                $   977

COST OF REVENUE                                                   105                    415
                                                              -------                -------

GROSS PROFIT                                                    1,121                    562

OPERATING EXPENSES:
     Product development                                         --                      123
     General and administrative                                 3,490                  1,845
     Sales and marketing                                         --                      359
     Loss on impairment, depreciation & amortization             --                      530
     Loss on impairment of inventory                             --                      288
     Non cash stock expense                                         4                     53
     Depreciation and amortization                                145                  1,872
                                                              -------                -------

         Total operating expenses                               3,640                  5,070
                                                              -------                -------

LOSS FROM OPERATIONS                                           (2,519)                (4,508)

OTHER INCOME (EXPENSE):
     Interest income                                             --                     --
     Interest expense                                            --                      (48)
     Minority interest                                             (3)                     2
     Gain on sale of fixed assets                                --                       85
     Gain on settlement of debt                                   177                    225
     Realized gain (loss) on investment                          --                       56
     Unrealized gain on investment                               --                       50
     Other income (expense)                                       324                     27
                                                              -------                -------

         Total other income (expense), net                        498                    397
                                                              -------                -------

NET LOSS                                                      $(2,021)               $(4,111)
                                                              =======                =======

NET LOSS:
     Per share basic                                          $ (0.61)               $ (3.28)
                                                              =======                =======
     Per share diluted                                        $ (0.61)               $ (3.28)
                                                              =======                =======

WEIGHTED AVERAGE SHARES OUTSTANDING
     Basic                                                      3,321                  1,253
     Diluted                                                    3,321                  1,253

                         The accompanying notes to consolidated financial
                        statements are an integral part of these statements.

(a)  Navidec Inc now BPZ Energy Inc. is the former parent company of Navidec Financial Services, Inc.

                                                 F-5


                                NAVIDEC FINANCIAL SERVICES, INC.
                       CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                        For the Years Ended December 31, 2004, and 2003
                                         (In thousands)

                                Treasury
                                ---------
                                 Stock            Voting              Non-Voting
                                 -----            ------              ----------
                                               Common Stock          Common Stock
                                               ------------          ------------
                                             Shares     Amount        Shares  Amount
                                             ---------------------------------------

   Balances,                     --           611    $ 54,450          39    $  5,817
    December 31, 2002
                           ===========================================================
Warrant expiration               --          --           362        --          --
Rights offering                  --           797       1,237        --          --
Debenture conversion             --           139         268        --          --
Subscription notes               --           179         375        --          --
receivable
Amortization of deferred         --          --          --          --          --
Compensation                     --          --          --          --          --
Conversion of voting to          --            39       5,817         (39)     (5,817)
non-voting
Re-class of organization         --          --             1        --          --
costs
Rescission of subscription       --
notes
Receivable                       --          (179)       (375)       --          --
Executive compensation for       --            97        --          --          --
foregone salary
Private placement                --           350         332        --          --
Purchase of Northsight           --           203         247        --          --
Shares issued for                --             3           9        --          --
debenture interest
Options issued                   --          --            70        --          --
Exercise of employee stock       --            47        --          --          --
options
Net Loss                         --          --          --          --          --
                             ---------------------------------------------------------

   Balances,                 $    482       2,189    $ 62,890        --      $    482
    December 31, 2003

Private placement net            --           159         207        --          --
proceeds
Exercise of options              --           419         601        --          --
Proceeds form rights              206         206
offering
Recapitalization - result    $   (482)      2,411     (64,379)       --          (482)
of spin-off

Value of options granted         --          --          --          --          --
to employees
Shares issued as executive       --         1,200           1        --          --
compensation
BPZ legacy options               --          --          --          --          --
exercised
Net loss                         --          --          --          --          --
Comprehensive Income:
  Gain on marketable             --          --          --          --          --
    securities
Total Comprehensive              --          --          --          --          --
  gain/(loss)
                             ---------------------------------------------------------

Balances, Dec. 31, 2004          --         6,378    $      6        --          --
                             =========================================================

                                           F-6 (continued)



                                                      NAVIDEC FINANCIAL SERVICES, INC.
                                       CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (Continued)
                                              For the Years Ended December 31, 2004, and 2003
                                                                 (In thousands)



                            Warrants    Comprehensive    Accumulated     Notes           Deferred       Paid in       Stockholder
                            --------    ------------    ------------    ------          ---------      --------      ----------
                            Common        Income          Deficit       Receivable        Comp.         Capital       Equity
                            ------        ------         -------       ----------        -----         -------       ------
                             Stock
                            -----------------------------------------------------------------------------------------------------

   Balances,                $  1,175        --          $(59,549)       $   --          $    (38)          --        $  1,855
    December 31, 2002
                            =====================================================================================================
Warrant expiration               (362)       --              --             --              --             --            --
Rights offering                  --          --              --             --              --             --           1,237
Debenture conversion             --          --              --             --              --             --             268
Subscription notes               --          --              --             (375)           --             --            --
receivable
Amortization of deferred         --          --              --             --                34           --              34
Compensation                     --          --              --             --              --             --            --
Conversion of voting to          --          --              --             --              --             --            --
non-voting
Re-class of organization         --          --              --             --              --             --               1
costs
Rescission of subscription
notes
Receivable                       --          --              --              375            --             --            --
Executive compensation for       --          --              --             --              --               97
foregone salary
Private placement                --          --              --             --              --             --             332
Purchase of Northsight           --          --              --             --              --             --             247
Shares issued for                --          --              --             --              --             --               9
debenture interest
Options issued                   --          --              --             --              --             --              70
Exercise of employee stock       --          --              --             --              --             --            --
options
Net Loss                         --          --            (4,111)          --              --             --          (4,111)
                             ----------------------------------------------------------------------------------------------------

   Balances,                 $    813        --          $(63,660)      $   --          $     (4)      $   --        $    521
    December 31, 2003

Private placement net            --          --              --             --              --             --             207
proceeds
Exercise of options              --          --              --             --              --             --             601
Proceeds form rights
offering
Recapitalization - result        (813)       --            63,549           --                 4          5,006         3,365
of spin-off

Value of options granted         --          --              --             --              --              276           276
to employees
Shares issued as executive       --          --              --             --              --              335           336
compensation
BPZ legacy options               --          --              --             --              --              294           294
exercised
Net loss                         --      $ (2,021)         (2,021)          --              --             --          (2,021)
Comprehensive Income:
  Gain on marketable             --           375            --             --              --             --             375
    securities
Total Comprehensive              --      $ (1,646)           --             --              --             --            --
  gain/(loss)
                             ----------------------------------------------------------------------------------------------------

Balances, Dec. 31, 2004      $    375    $   --              --         $  5,911            --         $  4,160        (2,132)
                             ====================================================================================================

The accompanying notes to consolidated financial statements are an integral part of these statements.

                                                                        F-6



                                         NAVIDEC FINANCIAL SERVICES INC.
                                             STATEMENTS OF CASH FLOWS
                                                  (In thousands)

                                                                        For the Years Ended December 31,
                                                                           2004               2003 (a)
                                                                           ----               --------
Cash flows from operating activities:
     Net loss                                                            $(2,021)             $(4,111)
     Adjustments to reconcile net income loss
     to net cash used in operating activities:
           Depreciation and amortization                                     145                1,872
           Non-cash compensation expense                                     612                   70
           Provision for bad debt on note receivable                          55                    4
           Non-cash salary expense related to forgone salary                --                     97
           Payment of payroll with BPZ shares held                           313                 --
           Loss (Gain) on sale of investments                                (28)                 (56)
           Non-cash stock expense                                              4                   53
           Loss (Gain) on sale/disposal of assets                           --                    (85)
           Loss (Gain) on settlement of debt                                (177)                --
           Minority interest income                                           (3)                  (2)
           Impairment charges                                               --                    530
     Changes in operating assets and liabilities:
           Accounts receivable                                               (27)                 331
           Inventory                                                        --                    288
           Prepaid expenses and other assets                                  55                  (60)
           Other assets                                                     --                   --
           Accounts payable                                                 (383)                (151)
           Deferred revenue                                                 --                   (108)
           Net proceeds from trading activities                             --                   (259)
           Accrued liabilities and other                                      (5)                 215
                                                                         -------              -------
Net cash used in operating activities                                     (1,460)              (1,372)
                                                                         -------              -------

Cash flows from investing activities:
     Notes receivable                                                        (55)                --
     Proceeds from sale of equipment                                        --                    124
     Cash acquired in acquisition                                           --                     22
     Other                                                                  --                     (4)
     Sale (Purchase) of investments                                          382                 --
                                                                         -------              -------
     Net cash provided by investing activities                               327                  142
                                                                         -------              -------

Cash flows from financing activities:
     Payments on notes payable and capital lease obligations                (303)                (176)
     Proceeds from rights offering                                           206                 --
     Pre-merger proceeds from Navidec Inc options                            601                 --
     Post merger proceeds from exercise of BPZ options                       294                 --
     Proceeds from private placement of common stock                         207                1,569
     Interest paid with common stock                                        --                      9
                                                                         -------              -------

Net cash provided by (used in) financing activities                        1,211                1,402
                                                                         -------              -------

Net increase (decrease) in cash and cash equivalents                          78                  172
Cash and cash equivalents, beginning of year                                 302                  130
                                                                         -------              -------

Cash and cash equivalents, end of year                                   $   380              $   302
                                                                         =======              =======

Supplemental Information:
Interest paid                                                               --                     26
                                                                         =======              =======

                     The accompanying notes to consolidated financial statements are an integral part of these statements.

(a)  Navidec Inc now BPZ Energy Inc. is the former parent company of Navidec Financial Services, Inc.

                                                    F-7

                Navidec Financial Services, Inc. and Subsidiaries

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           December 31, 2004 and 2003

NOTE 1 - ORGANIZATION

Navidec Financial Services, Inc. ("NFS" or "Company") was incorporated in December 2002 as a wholly owned subsidiary of Navidec, Inc. ("Old Navidec"). In July 2004, Old Navidec entered into a definitive merger agreement to acquire BPZ Energy, Inc., a Texas corporation, established in 2001 ("BPZ"). As a condition of this agreement, Old Navidec transferred all of its historical operations into NFS. In September 2004, Old Navidec consummated a reverse merger with BPZ. In connection with the merger, Old Navidec changed its name to BPZ Energy, Inc. in February 2005. Also pursuant to the merger agreement, Old Navidec affected a spin off of NFS to the shareholders of record of Old Navidec and assigned essentially all of its business assets and liabilities to NFS.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

The accompanying consolidated financial statements include the accounts of NFS and its subsidiary, Northsight Mortgage Group, LLC. All significant inter-company balances and transactions have been eliminated in consolidation.

USE OF ESTIMATES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ materially from these estimates.

RECLASSIFICATIONS

Certain prior period amounts have been reclassified to conform to the current financial statement presentation.

CASH AND CASH EQUIVALENTS

For purposes of reporting cash flows, NFS considers cash and cash equivalents to include highly liquid investments with original maturities of 90 days or less. Those are readily convertible into cash and are not subject to significant risk from fluctuations in interest rates. The recorded amounts for cash equivalents approximate fair value due to the short-term nature of these financial instruments.

CONCENTRATION OF CREDIT RISK

Financial instruments that potentially subject NFS to significant concentrations of credit risk include cash equivalents, notes receivable and trade accounts receivable. The Company maintains its cash and investment balances in the form of bank demand deposits, money market accounts, commercial paper and short-term notes with financial institutions that management believes to be of high credit quality. Accounts receivable are typically unsecured and are derived from transactions with and from customers primarily located in the United States.

NFS performs ongoing evaluations of its clients' financial condition and generally does not require collateral, except for billings in advance of work performed. Management reviews accounts receivable periodically and reduces the carrying amount by a valuation allowance that reflects management's best estimate of the amount that may not be collectible. Allowances if any for uncollectible accounts receivable are determined based upon information available and historical experience. There was no allowance at December 31, 2004.

No sales to unaffiliated customers represented 10% or more of the Company's revenue for the year ended December 31, 2004.

INVESTMENTS

Investments in publicly traded equity securities over which NFS does not exercise significant influence are recorded at market value in accordance FAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities," which requires that all applicable investments be classified as trading securities, available-for-sale securities or held-to-maturity securities. The Company has investments treated as available-for-sale securities that are restricted from sale in the open market under Section 144 and have limited trading volume; we believe the fair value of the investments are less than the recorded value under FAS No. 115.

                                 Cost            Unrealized      Carrying Value
                                                 Gain(loss)
BPZ Energy, Inc.              $ 3,510,247        $ 375,000         $ 3,885,247

There can be no assurance that we will realize the recorded value of this investment due to the size of the investment and its limited trading volume. Comprehensive income includes net income or loss and changes in equity from the market price variations in stock and warrants held by the Company. The Company's comprehensive gain for the period ended December 31, 2004 was $375,000. The Company also holds one other investment in equity securities valued at $20,000. These securities do not trade in an active market. The Company carries this investment at cost less any amounts for permanent impairment.

Investments in non-publicly traded equity securities or non-marketable equity securities are stated at the lower of cost or estimated realizable value.

INVENTORY

During 2003, Old Navidec recorded an impairment charge of $288,000, resulting in inventory with $0 book value as of December 31, 2003. NFS did not acquire any new inventory in the year ended December 31, 2004.

PROPERTY, EQUIPMENT AND SOFTWARE

Office equipment and software are stated at cost and depreciation is provided using the straight-line method. Leasehold improvements are amortized using the straight-line method over the shorter of the useful life of the improvement or the minimum term of the lease. Maintenance and repairs are expensed as incurred and major additions, replacements and improvements are capitalized. Internal use software is amortized on a straight-line basis over its expected economic life.

LONG-LIVED ASSETS

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. A long-lived asset is considered impaired when estimated future cash flows related to the asset, undiscounted and without interest, are insufficient to recover the carrying amount of the asset. If deemed impaired, the long-lived asset is reduced to its estimated fair value. Long-lived assets to be disposed of are reported at the lower of their carrying amount or estimated fair value less cost to sell.

START-UP COSTS

Start-up costs, including organizational restructuring expenses, are expensed as incurred.

GOODWILL

Goodwill is evaluated annually to determine if its value has been impaired. On September 11, 2003, Old Navidec entered into an agreement with Northsight and its sole member that provided for the transfer of eighty percent (80%) of the issued and outstanding membership units of Northsight to Old Navidec resulting in the realization of $190,000 of goodwill. This membership interest was transferred to NFS pursuant to the terms of the Merger Agreement. The carrying value of goodwill was not impaired at December 31, 2004.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying values of cash and cash equivalents, trade receivables and payables approximated their fair value because of their short-term nature. Investments in debt securities are recorded at their amortized cost, which approximates fair value because of their short-term maturity. Investments in marketable equity securities are recorded at fair value based upon quoted market prices. Investments in non-marketable equity securities are based upon recent sales of similar securities by the investee and approximate their carrying value. The Company's borrowings approximate their carrying amounts based upon interest rates currently available to the Company.

REVENUE RECOGNITION

Contract Revenues

Revenue from time and materials contracts is recognized as the work is completed. Revenue recognition for time and materials contracts is not significantly impacted by judgments and estimates. When work is performed based on fixed price agreements, it is generally of a short duration and revenue is recognized when the work is completed.

Other Revenues

Revenues from mortgage brokerage operations are generally related to transaction-based fees and are recognized at the consummation of the transactions, generally when mortgage transactions close.

ADVERTISING COSTS

Advertising costs are expensed when the advertisement is released and are included in sales and marketing expenses in the accompanying statements of operations. There were no advertising expenses incurred in the year ended December 31, 2004.

INCOME TAXES

Provision for income taxes represents actual or estimated amounts payable on tax return filings each year. Deferred tax assets and liabilities are recorded for the estimated future tax effects of temporary differences between the tax basis of assets and liabilities and amounts reported in the accompanying balance sheets, and for operating loss and tax credit carry forwards. The change in deferred tax assets and liabilities for the period measures the deferred tax provision or benefit for the period. Effects of changes in enacted tax laws on deferred tax assets and liabilities are reflected as adjustments to the tax provision or benefit in the period of enactment. NFS deferred tax assets have been reduced by a valuation allowance to the extent it was deemed more likely than not, that some or all of the deferred tax assets would not be realized.

NFS tax return for 2004 will be consolidated for the full year into BPZ's 2004 tax return in that NFS met the 80% rule for all of 2004 as an "Affiliated Group" as outlined in Internal Revenue Code Section 1504(a). Tax affects of the Company's operations are recognized in these financial statements as if the Company filed a separate tax return.

At December 31, 2004, the Company had deferred income tax assets of approximately $1,140,000 related primarily to net operating loss carry forwards. That amount is offset by an equal valuation allowance. Any tax benefit generated from taxable losses incurred in the year ended December 31, 2004, was offset by an equal increase in the valuation allowance. The valuation allowance was increased by $480,000 in the year ended December 31, 2004. Net operating loss carry forwards of $1,200,000 expire beginning in 2024.

ACCRUALS

Accrued expenses include the following (in thousands):

                                                   December 31   December 31
                                                     2004          2003*

Accrued cash compensation                            $220           $ 47
Accrued property taxes                                 18             37
Accrued litigation expenses                            50            250
Payroll taxes payable                                  32            --
Other                                                  26             10
                                                     ----           ----
                                                     $346           $344
                                                     ====           ====

     * Navidec, Inc now BPZ Energy, Inc. is the former parent of Navidec Financial Services, Inc.

STOCK BASED COMPENSATION

As permitted under the Statements of Financial Accounting Standards No. 123("SFAS 123"), Accounting for Stock-Based Compensation," the Company accounts for its stock-based compensation for options issued to employees in accordance with the provisions of Accounting Principles board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"). As such, for options granted to employees and directors, compensation expense is recorded on a straight-line basis over the shorter of the period that the services are provided or the vesting period, only if the current market price of the underlying stock exceeds the exercise price. Certain pro forma net income and earnings per share disclosures for employee stock option grants are also included in the notes to the financial statements as if the fair value method as defined in SFAS 123 had been applied. Transactions in equity instruments with non-employees for goods or services are accounted for by the fair value method.

The accrued compensation expense related to granting 1,200,000 shares of NFS common stock at a valuation of $ 0.28 per share as executive compensation totaled $336,000.

The expense related to granting 1,200,000 options with an exercise price of $
0.05 ($ 0.28-$ 0.05), with a valuation of $ 0.23 per share of NFS common stock totaled $276,000.

Had the total of $612,000 compensation cost for the Plan, been determined based upon the fair value at the grant date for options granted, consistent with the provisions of SFAS 123, the Company's net loss and net loss per share would have been increased to the pro forma amounts indicated below:

                                     For The Twelve Months Ended
                                             December 31,
                                  (in thousands, except per share data)

                                                                      2004                  2003
                                                                      ----                  ----

Net Loss:                                                          $   (2,021)           $   (4,111)
Add back:
Expense recognized under APB25                                            612                    70
                                                                   ----------            ----------
Net total stock based employee compensation expense

  determined under fair value method for all awards,                      (288)                (483)
                                                                   -----------          -----------

  net of related tax effect
Pro Forma net loss                                                 $    (1,697)          $   (4,524)
                                                                   ===========           ==========
Net loss per share basic and diluted:
Basic:               As Reported                                   $  (0.61)             $   (3.28)
                                                                    ========              =========
                     Pro Forma                                     $  (0.51)             $   (3.61)
                                                                    ========              =========
Diluted:          As Reported                                      $  (0.61)             $   (3.28)
                                                                    ========              =========
                  Pro Forma                                        $  (0.51)             $   (3.61)
                                                                    ========              =========

NET INCOME (LOSS) PER SHARE

Basic net income (loss) per share is computed by dividing net income (loss) available to common shareholders for the period by the weighted average number of common shares outstanding for the period. Diluted net income (loss) per share is computed by dividing the net income (loss) for the period by the weighted average number of common and potential common shares outstanding during the period, if the effect of the potential common shares is dilutive.

Potentially dilutive securities consisting on 1,200,000 options, have been excluded from the determination of diluted earnings per share because their effect would be anti-dilutive.

COMPREHENSIVE INCOME(LOSS)

Comprehensive income (loss) includes net income or loss and changes in equity from the market price variations in the BPZ stock and options held by the Company. The net loss was $2,021,000 and the net unrealized income from BPZ stock was $375,000. Therefore, the Company's total comprehensive loss for the period ended December 31, 2004 was $1,646,000.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity, was issued in May 2003 and requires issuers to classify as liabilities (or assets in some circumstances) three classes of freestanding financial instruments that embody obligations for the issuer. SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003 and is otherwise effective at the beginning of the first interim period beginning after June 15, 2003. Management believes the adoption of SFAS No. 150 had no material impact on its financial position or results of operations.

The FASB issued Interpretation ("FIN") No. 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others in November 2002 and FIN No. 46 Consolidation of variable Interest Entries, in January 2003, FIN No. 45 is applicable on a prospective basis for initial recognition and measurement provisions to guarantees issued after December 2002, however, disclosure requirements are effective immediately. FIN No. 45 requires a guarantor to recognize, at the inception of a guarantee, a liability for the fair value of the obligations undertaken in issuing the guarantee and expands the required disclosures to be made by the guarantor about its obligation under certain guarantees that it has issued. The adoption of FIN No. 45 did not have a material impact on the Companies financial position or results of operations. FIN No. 46 requires that a company that controls another entity through interest other than voting interest should consolidate such controlled entity in all cases for interim periods beginning after June 15, 2003. The adoption of FIN No. 46 had no material impact on its financial position or results of operations.

SFAS 123R applies to all awards granted after the required effective date (the beginning of the first interim or annual reporting period that begins after December 15, 2005) and to awards modified, repurchased, or cancelled after that date. As of the required effective date, all public entities that used the fair-value-based method for either recognition or disclosure under Statement 123 will apply this Statement using a modified version of prospective application. Under that transition method, compensation cost is recognized on or after the required effective date for the portion of outstanding awards, for which the requisite service has not yet been rendered, based on the grant-date fair value of those awards calculated under Statement 123 for either recognition or pro forma disclosures. For periods before the required effective date, those entities may elect to apply a modified version of the retrospective application under which financial statements for prior periods adjusted on a basis consistent with the pro forma disclosures required for those periods by Statement 123. As a result, beginning in our fiscal first quarter for 2006, we will adopt SFAS 123R and begin reflecting the stock option expense determined under fair value based methods in our income statement rather than a pro forma disclosure in the notes to the financial statements. We expect the effect of adopting SFAS 123R to be similar to the effect presented in our pro forma disclosure related to SFAS 123.

NOTE 3 - BASIS OF PRESENTATION

Significant estimates were made with respect to the valuation of certain of our investments in BPZ common stock and BPZ common stock purchase warrants that we have been granted. Upon consummation of the merger transaction between Old Navidec and BPZ, BPZ issued 604,246 shares of its common stock to NFS. These shares were issued in consideration of NFS's assumption of all of the pre-merger business assets and liabilities of Old Navidec. These shares have not been registered and are issued as "restricted securities" as that term is defined in rule 144 under the Securities Act of 1933. Our belief, however, is that these shares qualify as "marketable securities" as that term is defined by SFAS 115 (and as further defined in Footnote 2 to that Statement). Under this definition, if the equity security is restricted for sale by a governmental or other contractual requirement, but the holder of the security has the power to cause such requirement of restriction to be met in a manner that the security would reasonably be expected to qualify for sale within one year, the security is not considered restricted for the purposes of SFAS 115. As such, we are required to record our investment in these securities at their fair value. We have estimated this fair value to be equal to the closing market price on the date that the merger transaction closed (09/08/04, $3.21 per share). Accordingly, in the third quarter of 2004 upon the receipt of the stock of BPZ, we recorded an increase to "investments in securities" of $1,939,630 with a corresponding increase to additional paid-in capital.

Under the terms of the Merger Agreement, Old Navidec agreed to retain NFS to provide investor relations and public relations services for a period of not less than three months. The related public relations agreement between Old Navidec and NFS provided for the payment to NFS of a fee of $30,000 per month plus the payment of all related expenses. In addition, Old Navidec issued a stock purchase warrant to NFS granting the right to purchase up to 1,500,000 shares of BPZ common stock at an exercise price of $2.00 per share. In February 2006, the parties agreed to permit the engagement to terminate on May 6, 2005. Pursuant to the terms of the agreement, NFS retained the stock purchase warrants and received payment on services rendered through the date the engagement was terminated.

Further, due to certain registration rights and contractual conditions related to the exercise of these warrants, we believe that they do not qualify as derivative securities as that term is defined under SFAS 133 and as such should be recorded at their fair value as stipulated under the guidance of SFAS 115 (see paragraph above) and EITF 96-11. To this end (using the Black-Scholes options pricing model), we have estimated the fair value of these warrants to be $1.88 per share at the date of the merger transaction and have recorded a increase to investments in securities of $1,842,000 with a corresponding increase to additional paid-in capital. Had we not treated these warrants as marketable securities they would have been recorded on our books at the lower of cost or basis, which in this case would be zero. The Company has accounted for the receipt of the stock and warrants as a contribution of capital from BPZ.

At the end of the year of 2004, the closing market price for the BPZ common stock was $3.85 per share. The Company's "investments in securities in BPZ" is valued at $3,885,000 on December 31, 2004.

Due to the large block of shares held by us and due to the significant number of shares underlying the warrants relative to the trading volume of BPZ, it is uncertain if we could liquidate our positions in BPZ at an amount equal to the estimated fair value. Actual proceeds from the sale of the stock or the stock received upon exercise of the warrants may be significantly lower than the amount recorded on the balance sheet.

For the period ended December 31, 2004, the total amount invoiced and received from BPZ for consulting was $210,210. There were no other related party transactions as defined by FASB Statement No. 57.

NOTE 4 - CAPITAL LEASES OBLIGATIONS

The Company assumed certain capital leases from Old Navidec in the spin-off. The obligations were converted to separate settlement agreements. The agreements resulted in a net obligation of $81,000 to the lessor. The repayment terms are $2,300 per month through June 2005. If the Company's makes all scheduled payments through June 2005, the remaining balance of $31,000 will be forgiven.

NFS acquired no property under capital lease arrangements in 2004. There was no cash paid for interest in 2004.

NOTE 5 - SUBSIDIARIES

NFS is organized into three divisions: Business Development, Mortgage Services and Technology. In December of 2002, Old Navidec formed a wholly-owned subsidiary named Navidec Capital, Inc, which was renamed Navidec Financial Services, Inc. in October 2003. In August 2003, Navidec Technology Corporation was formed as a wholly-owned subsidiary of Old Navidec and changed its name to SwiftSure, Inc. in October 2003. On September 11, 2003, Old Navidec entered into an agreement with Northsight Mortgage Group, LLC ("Northsight") and its sole member that provided for the transfer of 80% of the issued and outstanding membership units of Northsight to Old Navidec for shares of Old Navidec common stock.

Our business development division focuses on identifying and acquiring controlling interests in development stage companies and, as a subsidiary of NFS, to further their growth by providing capital, consulting, personnel and other services, both internally and through the use of subcontractors. This division also provides consulting, personnel and other services, both internally and through the use of subcontractors, to development stage companies, in which we have decided not to invest, on a contract basis for fees and related expenses. Management believes that development stage companies often do not have the capital, management, legal, accounting or marketing resources necessary to succeed. We provide the supplemental resources for growth that a development stage company may be lacking so the entrepreneurial management can focus on executing a business plan that we assist in developing. After evaluating a potential candidate for the probability of success in their core business and determining the growth strategy and anticipated capital requirements, we develop a specific strategy of success with the management of the development stage company. We provide personnel and services, both internally and through the use of subcontractors, to work in concert with the management to develop and execute the business plan.

The mortgage services division (through Northsight) is primarily focused on providing residential and commercial mortgages in the Phoenix, Arizona market as well as providing short-term, high yield commercial loans secured by real estate to non-consumer and commercial real estate borrowers. Northsight is a Scottsdale, Arizona based mortgage broker engaged in the business of marketing, arranging and selling of consumer home mortgages.

The technology division is primarily focused on developing and marketing security solutions focused exclusively on solving core business issues surrounding identity and computer access management. This includes the ability to manage, track and pass on the identity of millions of online users, provide a common security architecture to reduce IT complexity and support risk management issues and security from hacking. These technology services are provided by AegisUSA, a subsidiary of the Company. See Note 10.

NOTE 6 - EQUITY TRANSACTIONS

Prior to the merger transaction, NFS had 2,000,000 shares of common stock issued and outstanding that were increased to 5,177,748 shares as NFS was contractually obligated to issue 5,177,748 shares to the Old Navidec shareholders of record on September 9, 2004.

The Company granted 1,200,000 shares of the Company's common stock to certain executive officers of the Company as compensation. Executive employment agreements provide for the grant of fully vested options to purchase 1,200,000 shares of the common stock of the Company at an exercise price of $0.05 per share. Accrued compensation expense of $612,000 was recorded in the year ended December 31, 2004 related to the issuance of these shares and option grants. The intrinsic value of $0.23 per share of these grants, totaling $276,000 was expensed in the year ended December 31, 2004.

At the closing of the merger transaction, Old Navidec issued 604,246 shares of BPZ common stock to NFS. The NFS board of directors then decided to transfer 104,246 shares of the BPZ common stock to certain executive officers, directors and outside consultants as compensation. Compensation expense of $312,768 was recorded related to the authorization of the transfer of the BPZ shares to these executive officers, directors and outside consultants. As a result, NFS held 500,000 shares of BPZ common stock at December 31, 2004.

STOCK OPTIONS
-------------

Under the terms of the merger agreement, cash proceeds from the exercise of certain legacy stock options in Old Navidec (now BPZ) are payable to NFS as additional contributed capital. As of December 31, 2004, $294,508 is credited to NFS equity accounts from the exercise of such options.

There were no NFS options granted as of December 31, 2004 except for the options to purchase 1,200,000 shares of NFS common stock with a 10-year term authorized and issued as executive compensation. The exercise price for these options is $0.05 per share and they are fully vested. The intrinsic value of the options of $336,000 was expensed in the year ended December 31, 2004. The weighted average fair value of the options was $0.24 for the year ended December 31, 2004. The options have 9.75 years remaining contractual lives at December 31, 2004.

NOTE 7 - EMPLOYMENT AGREEMENTS, TERMINATION OF EMPLOYMENT, AND CHANGE-IN-CONTROL ARRANGEMENTS

     The Company entered an Amended and Restated Employment Agreement with John
R. McKowen, as Chief Executive Officer ("CEO") and Chairman of the Board, effective June 15, 2005 which amends and restates in its entirety that Employment Agreement, dated as of September 21, 2004 between Mr. McKowen and the Company. The term of that agreement is for two years and renews automatically for successive additional one-year periods provided that neither the CEO nor the Company provide the other with notice of their intent not to renew the agreement at least thirty (30) days before the anniversary date of the agreement. The CEO's current annual salary under the agreement is $120,000 and his salary is to be reviewed not less than monthly. The agreement also provides that the CEO may be paid an annual bonus at the discretion of the NFS board of directors. The agreement further provides for the grant of a fully-vested option to purchase one million shares of the Company's common stock at an exercise price of $0.05 per share. In the event that CEO's employment were to be terminated without

"Cause" by the Company, as defined in the agreement, then the Company must pay the CEO severance payments (the "Severance Payments"). The Severance Payments will be an amount equal to six months of the CEO's highest base salary in effect during the prior twelve months (either in a lump sum or in monthly increments depending on the Company's financial status),plus a pro rata amount of any annual bonus paid for the most recently completed fiscal year. In addition, upon termination of the CEO, the Company will provide the continuation of all of benefits that the CEO is entitled to under Company plans, as defined in the agreement, for one year and the immediate vesting of all of the CEO's non-vested options for shares of the Company's capital stock. If the CEO's employment were terminated without Cause, including termination due to a change in control, the CEO would receive $60,000. The CEO is also eligible to participate in the Company's Management Incentive Plan.

     The Company entered into an Amended and Restated Employment Agreement with Robert D. Grizzle, as its Chief Operating Officer ("COO"), Chief Financial Officer and President, effective June 15, 2005 which amends and restates in its entirety that Employment Agreement, dated as of September 21, 2004, between Mr. Grizzle and the Company. The term of that agreement is for two years and renews automatically for successive additional one-year periods provided that neither the COO nor the Company provide the other with notice of their intent not to renew the agreement at least thirty (30) days before the anniversary date of the agreement. The COO's current annual salary under the agreement is $90,000 and his salary is to be reviewed not less than monthly. The agreement also provides that the COO may be paid an annual bonus at the discretion of the NFS board of directors. The agreement further provides for the grant of a fully-vested option to purchase 200,000 shares of the Company's common stock at an exercise price of $0.05 per share. In the event that COO's employment were to be terminated without "Cause" by the Company, as defined in the agreement, then the Company must pay the COO severance payments (the "Severance Payments"). The Severance Payments will be an amount equal to six months of the COO's highest base salary in effect during the prior twelve months (either in a lump sum or in monthly increments depending on the Company's financial status), plus a pro rata amount of any annual bonus paid for the most recently completed fiscal year. In addition, upon termination of the COO, the Company will provide the continuation of all of benefits that the COO is entitled to under Company plans, as defined in the agreement, for one year and the immediate vesting of all of the COO's non-vested options for shares of the Company's capital stock. If the COO's employment were terminated without Cause, including termination due to a change in control, the COO would receive $45,000. The COO is also eligible to participate in the Company's Management Incentive Plan.

NOTE 8 - COMMITMENTS AND CONTINGENCIES

OPERATING LEASES

NFS assumed the operating lease from Old Navidec for the office at 6399 South Fiddler's Green Circle, Greenwood Village, Colorado which expires in 2006. The table below summarizes this obligation by year (in thousands):

                      Total            2005              2006         Thereafter
Operating lease        $189             126               63              --

CONSULTING

Under the terms of the Merger Agreement, Old Navidec agreed to retain NFS to provide investor relations and public relations services for a period of not less than three months. The related public relations agreement between Old Navidec and NFS provided for the payment to NFS of a fee of $30,000 per month plus the payment of all related expenses. In addition, Old Navidec issued a stock purchase warrant to NFS granting the right to purchase up to 1,500,000 shares of BPZ common stock at an exercise price of $2.00 per share. The warrant expires on the July 8, 2006. In this regard, NFS entered into sub-contract arrangements with certain third parties including Phoenix Alliance, Inc. for the provision of some of the investor and public relations services. Pursuant to the terms of these sub-contract agreements, NFS assigned 500,000 of the warrants to Phoenix Alliance, Inc. and 20,000 of the warrants to another subcontractor. In February 2006, the parties agreed to permit the engagement to terminate on May 6, 2005. Pursuant to the terms of the agreement, NFS retained the stock purchase warrants and received payment on services rendered through the date the engagement was terminated.

DEFINED CONTRIBUTION PLAN

NFS has a 401(k) profit sharing plan (the "Plan"). Subject to limitations, eligible employees may make voluntary contributions to the Plan. The Company may, at its discretion, make additional contributions to the Plan. The Company did not contribute during the year ended December 31, 2004.

LITIGATION

Old Navidec was advised in a letter dated February 24, 2004 that the Securities and Exchange Commission (the "SEC") was conducting an informal inquiry, at least in part, into the restatement of Old Navidec's financial statements for the periods ending March 31, 2003 and June 30, 2003. The SEC made an informal request that Old Navidec voluntarily produce certain documents which Old Navidec subsequently provided to the SEC. On December 22, 2004, Old Navidec received from the SEC an Order Directing a Private Investigation and Designating Officers to Take Testimony. NFS and Old Navidec intends to fully cooperate with the SEC in its investigation.

The NFS is obligated to indemnify BPZ for all costs or losses associated with liabilities that existed as of the merger date, including any cost or losses associated with this investigation. We cannot make any assurance that the investigation will be solved positively or that it will not have a negative effect on our limited resources or our ability to raise capital during the period of the investigation.

In the normal course of business, the Company is subject to, and may become a party to, litigation regarding disputes with vendors and employment issues. Management believes there are no other matters currently in litigation, other than the SEC investigation described above that could have a material impact on the Company's financial position or results of operations.

NOTE 9 - SEGMENT REPORTING

The Company currently operates in three different segments: Technology, Financial Services, and Mortgage Services. Management has chosen to organize the Company around these segments based on differences in products and services. Segment operations are measured consistent with the accounting policies used in these consolidated financial statements.

The following provides information on the Company's operating segments:

                           For the Twelve Months Ended
                                December 31, 2004
                                 (in thousands)

                                       Technology      Development      Mortgage      Corporate    Total
                                       ----------      -----------      --------      ---------    -----
Revenues from external customers       $    --         $    314         $    912      $    --      $ 1,226
Profit (Loss) from operations          $    --         $ (2,418)        $     48      $   (149)    $ (2,519)
Identifiable assets                    $    --         $  4,609         $     50      $     --     $  4,659

(a) Corporate loss from operations represents depreciation expense, restructuring charges, non-cash stock compensation expense and impairment of assets.

NOTE 10  - SUBSEQUENT EVENTS

On April 7, 2005, we entered into a Stock Purchase Agreement with Aegis Business Group, Inc., a Colorado corporation ("AegisUSA"), in which we were entitled to receive three million (3,000,000) shares of AegisUSA common stock and two million (2,000,000) shares of AegisUSA Series B Convertible Preferred Stock in exchange for a purchase price of $625,000, to be paid over a period of ninety days, and by agreeing to exchange shares of our common stock for all of the issued and outstanding shares of the AegisUSA Series A Preferred Stock.

AegisUSA develops and markets security solutions focused exclusively on solving core business issues surrounding identity and computer access management and plans to grow through internal expansion and acquisition strategies within the substantial security and identity management consulting services industry. The business includes the ability to manage, track and pass on the identity of millions of online users, provide common security architecture to reduce IT complexity and support risk management issues and security from hacking. AegisUSA's is focusing principally on the middle market size company by bringing together industry leading management, sales and technical talent to create the appropriate solutions. Management believes the identity and access management segment will be a rapidly consolidating industry.

                        Navidec Financial Services, Inc.
                           Consolidated Balance Sheet
                               As of June 30, 2005
                                 (In thousands)
                                   (Unaudited)

ASSETS:                                                           June 30, 2005


CURRENT ASSETS:
Cash and cash equivalents                                            $   366
Marketable securities                                                      4
Accounts receivable, net                                                 246
Prepaid expenses and other                                                10

Total current assets                                                     626
                                                                     -------

PROPERTY, EQUIPMENT, AND SOFTWARE, net                                   111

OTHER ASSETS:
Investments in securities of BPZ Inc.                                  5,119
Other assets                                                               9
Acquired goodwill                                                        536
                                                                     -------


TOTAL ASSETS                                                         $ 6,400
                                                                     =======

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable                                                     $   550
Accrued liabilities                                                      192
Other current liabilities                                                 83
Current borrowings and capital leases                                     25
                                                                     -------
Total current liabilities                                                850

MINORITY INTEREST                                                        393

STOCKHOLDERS' EQUITY
Common stock, 100,000,000, $.001 par value,
shares authorized, and voting
7,302,748 shares obligated outstanding                                     7
Additional paid in capital                                             7,537
Unrealized Gain on securities                                          1,342
Accumulated Income (deficit)                                          (3,729)
                                                                     -------

Total stockholders' equity                                             5,157
                                                                     -------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                           $ 6,400
                                                                     =======

           The accompanying notes to consolidated financial statements are an integral part of these statements.


                                             Navidec Financial Services, Inc.
                                          Consolidated Statements of Operations
                                        For the Three Months Ended June 30, 2005
                                                        (In thousands)
                                                          (Unaudited)

                                                      For the Three Months Ended        For the Six Months Ended
                                                              June 30,                         June 30,
                                                        2005           2004(a)           2005           2004(a)
                                                        ----           -------           ----           -------

REVENUE                                               $   781          $   260          $ 1,123          $   510
COST OF REVENUE                                           210               23              237               50
                                                      -------          -------          -------          -------

GROSS PROFIT                                          $   571          $   237          $   886          $   460

OPERATING EXPENSES:
      General and administrative                        1,832              645            2,511            1,136
      Non cash stock expense                             --               --               --                  3
      Impairment, depreciation and amortization             6               11                9              138
                                                      -------          -------          -------          -------

          Total operating expenses                      1,837              656            2,520            1,277
                                                      -------          -------          -------          -------

LOSS FROM OPERATIONS                                   (1,266)            (419)          (1,634)            (817)

OTHER INCOME (EXPENSE):
      Gain on settlement of debt                           31             --                 31             --
      Gain on fixed assets                                  1             --                  1               18
      Gain on sale of investments                        --                366             --                382
      Unrealized gain (loss) on investments              --                (30)            --                  8
                                                      -------                           -------
      Other income (expense)                               22               47                6               47
                                                      -------          -------          -------          -------

          Total other income (expense)                     54              383               38              455
                                                      -------          -------          -------          -------

NET LOSS                                              $(1,211)         $   (36)         $(1,596)         $  (362)
                                                      =======          =======          =======          =======

LOSS PER SHARE:
      Basic                                           $ (0.18)         $ (0.01)         $ (0.24)         $ (0.15)

      Diluted                                         $ (0.18)         $ (0.01)         $ (0.24)         $ (0.15)


WEIGHTED AVERAGE SHARES OUTSTANDING:
      Basic                                             6,725            2,464            6,593            2,464
                                                      =======          =======          =======          =======
      Diluted                                           6,725            2,464            6,593            2,464
                                                      =======          =======          =======          =======

(a) Represents the historical Statement of Operations for Navidec, Inc. at June 30, 2004.


                                      F-21


                                                   NAVIDEC FINANCIAL SERVICES, INC.
                                            CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                                   For the Period Ended June 30, 2005
                                                               (In thousands)
                                                                 (Unaudited)

                                            Voting              Comprehensive   Accumulated    Paid in    Stockholder
                                         Common Stock             Income         Deficit       Capital      Equity
                                         ------------             ------         -------       -------      ------
                                       Shares      Amount
                                       ------      ------

Balances, Dec. 31, 2004                 6,378       $     6       $   375       $(2,133)       $ 5,911       $ 4,160
  Options sold                           --            --            --            --          $   939           939
  Options exercised                       250          --            --            --               13            13
  Common stock sold                       675             1          --             674            675
  Comprehensive Income:
  Gain on marketable securities          --            --             967          --             --             967
                                                                  -------
   Total Comprehensive                   --            --         $ 1,342          --             --            --
                                                                  -------
Income /(loss)
      Net loss                           --            --            --          (1,596)          --          (1,596)
                                                                                -------
Balances June 30, 2005                  7,303       $     7          --         $(3,729)       $ 7,537       $ 5,157

             The accompanying notes to consolidated financial statements are an integral part of these statements.

                                                             F-22


                                      Navidec Financial Services, Inc.
                                  Consolidated Statements of Cash Flows
                        For the Six Months Ended June 30, 2005 and June 30, 2004
                                                 (Unaudited)

                                                                                        ($  000's)

                                                                                2005               2004(a)
                                                                                ----               -------
CASH FLOWS FROM OPERATING ACTIVITIES:
    Net Income                                                                $(1,596)            $  (362)
    Adjustments to reconcile net loss to net cash
          used in operating activities:
          Depreciation                                                              9                 138
          Noncash stock expense                                                  --                     3
          Loss (Gain) on investments                                             --                  (390)
          (Gain) loss on settlement of debt                                       (31)               --
          (Gain) loss on sale/disposal of fixed assets                              1                 (18)
          Minority interest                                                        (1)                 (9)
    Changes in operating assets and liabilities:
          Accounts receivable                                                     107                  94
          Prepaid expenses and other assets                                        (1)                 35
          Accounts payable                                                        460                (105)
          Accrued liabilities                                                     (99)               (153)
          Notes receivable                                                       --                   (53)
          Other                                                                    11                 (38)
                                                                              -------             -------
    Net cash used in operating activities:                                     (1,139)               (858)
                                                                              -------             -------

CASH FLOWS FROM INVESTING ACTIVITIES:
          Proceeds from the sale of property, equipment and software             --                    18
          Cash acquired through acquisition                                        58                --
          Cash used in business acquisition                                      (560)
          Proceeds from the sale of equity investments                           --                   382
          Other                                                                  --                  --
                                                                              -------             -------
    Net cash provided by investing activities                                    (502)                400
                                                                              -------             -------

CASH FLOWS FROM FINANCING ACTIVITIES:
          Post-merger proceeds from exercise of BPZ options                       939                --
          Proceeds from exercise of options                                        13                --
          Proceeds from rights offering                                          --                   206
          Proceeds from private placement of common stock                         675                 207
          Payments on notes payable and capital lease obligations                --                   (58)
          Forgiveness of capital leases                                          --                    63
                                                                              -------             -------
    Net cash provided by financing activities                                   1,627                 418
                                                                              -------             -------

NET INCREASE IN CASH AND CASH  EQUIVALENTS                                        (14)                (40)
CASH AND CASH EQUIVALENTS, beginning of period                                    380                 302
                                                                              -------             -------
CASH AND CASH EQUIVALENTS, end of period                                      $   366             $   262
                                                                              =======             =======
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFO
          Cash paid for interest                                                 --                  --
          Conversion of notes to common stock                                    --                  --
          Stock issued for acquisition                                           --                  --


(a) Represents the historical Statement of Cash Flows for Navidec, Inc. at June 30, 2004.

                           The accompanying notes to consolidated financial statements are an integral part of these statements.

                                                         F-23

                Navidec Financial Services, Inc. and Subsidiaries

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (unaudited)


NOTE 1 - ORGANIZATION

Navidec Financial Services, Inc. ("NFS" or "Company") was incorporated in December 2002 as a wholly owned subsidiary of Navidec, Inc. ("Old Navidec"). In July 2004, Old Navidec entered into a definitive agreement to acquire BPZ Energy, Inc. a Texas corporation established in 2001 ("BPZ"). As a condition of this agreement, Old Navidec transferred all of its historical operations into NFS. In September 2004, Old Navidec consummated a reverse merger with BPZ. In connection with the merger, Old Navidec changed its name to BPZ Energy Inc. in February 2005. Also pursuant to the merger agreement, Old Navidec affected a spin off of NFS to the shareholders of record of Old Navidec and assigned essentially all of its business assets and liabilities to NFS.

NOTE 2 - BASIS OF PRESENTATION AND MANAGEMENT OPINION

The unaudited financial statements and related notes for the six months ended June 30, 2005 presented herein have been prepared by the management of NFS and its subsidiaries pursuant to the rules and regulations of the Securities and Exchange Commission. Accordingly, certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been omitted pursuant to such rules and regulations. Operating results for the period ended June 30, 2005 are not necessarily indicative of the results that may be expected for the full year. It is suggested that these unaudited condensed consolidated financial statements be read in conjunction with the December 31, 2004 audited consolidated financial statements.

In the opinion of management, all adjustments (consisting only of normal recurring adjustments), which are necessary for a fair presentation of operating results for the interim period presented have been made.

The NFS unaudited condensed consolidated financial statements for the interim period ended June 30, 2005 and the audited consolidated financial statements for the year ended December 31, 2004 compare historical results of operations and its financial position to its former parent organization, Old Navidec now BPZ.

As a condition of the merger agreement between Old Navidec and BPZ, all of the pre-merger business operations, assets and liabilities of Old Navidec were transferred to NFS prior to the spin-off of NFS to the shareholders of record in Old Navidec as of September 9, 2004. As a result of the merger, the shareholders of the acquired company, BPZ, received the majority of the voting interests and control of the Board of Directors of the combined entity. Accordingly, BPZ was deemed to be the acquiring company for financial reporting purposes and the transaction has been accounted for as a reverse merger whereby the historical financial statements of Old Navidec are now considered to be the historical financial statements of BPZ.

Significant estimates were made with respect to the valuation of certain of our investments in BPZ common stock and BPZ common stock purchase warrants that we have been granted. Upon consummation of the merger transaction between Old Navidec and BPZ, BPZ issued 604,246 shares of its common stock to NFS. These shares were issued in consideration of NFS's assumption of all of the pre-merger business assets and liabilities of Old Navidec. These shares have not been registered and are issued as "restricted securities" as that term is defined in rule 144 under the Securities Act of 1933. Our belief, however, is that these shares qualify as "marketable securities" as that term is defined by SFAS 115 (and as further defined in Footnote 2 to that Statement). Under this definition, if the equity security is restricted for sale by a governmental or other contractual requirement, but the holder of the security has the power to cause such requirement of restriction to be met in a manner that the security would reasonably be expected to qualify for sale within one year, the security is not considered restricted for the purposes of SFAS 115. As such, we are required to record our investment in these securities at their fair value. We have estimated this fair value to be equal to the closing market price on the date that the merger transaction closed (09/08/04, $3.21 per share). Accordingly, in the third quarter of 2004 upon the receipt of the stock of BPZ, we recorded an increase to "investments in securities" of $1,939,630 with a corresponding increase to additional paid-in capital.

Under the terms of the Merger Agreement, Old Navidec agreed to retain NFS to provide investor relations and public relations services for a period of not less than three months. The related public relations agreement between Old Navidec and NFS provided for the payment to NFS of a fee of $30,000 per month plus the payment of all related expenses. In addition, Old Navidec issued a stock purchase warrant to NFS granting the right to purchase up to 1,500,000 shares of BPZ common stock at an exercise price of $2.00 per share. In February 2006, the parties agreed to permit the engagement to terminate on May 6, 2005. Pursuant to the terms of the agreement, NFS retained the stock purchase warrants and received payment on services rendered through the date the engagement was terminated.

Further, due to certain registration rights and contractual conditions related to the exercise of these warrants, we believe that they do not qualify as derivative securities as that term is defined under SFAS 133 and as such should be recorded at their fair value as stipulated under the guidance of SFAS 115 (see paragraph above) and EITF 96-11. To this end (using the Black-Scholes options pricing model), we have estimated the fair value of these warrants to be $1.88 per share at the date of the merger transaction and have recorded a increase to investments in securities of $1,842,000 with a corresponding increase to additional paid-in capital. Had we not treated these warrants as marketable securities they would have been recorded on our books at the lower of cost or basis, which in this case would be zero. The Company has accounted for the receipt of the stock and warrants as a contribution of capital from BPZ.

At June 30, 2005 the closing market price of BPZ common stock was $4.45 per share. The Company's "investments in securities of BPZ" is valued at $5,119,000 on June 30, 2005. Due to the large block of shares held by us and due to the significant number of shares underlying the warrants relative to the trading volume of BPZ, it is uncertain if we could liquidate our positions in BPZ at an amount equal to the estimated fair value. Actual proceeds from the sale of the stock or the stock received upon exercise of the warrants may be significantly lower than the amount recorded on the balance sheet.

STOCK BASED COMPENSATION

As permitted under the Statements of Financial Accounting Standards No. 123("SFAS 123"), Accounting for Stock-Based Compensation," the Company accounts for its stock-based compensation for options issued to employees in accordance with the provisions of Accounting Principles board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"). As such, for options granted to employees and directors, compensation expense is recorded on a straight-line basis over the shorter of the period that the services are provided or the vesting period, only if the current market price of the underlying stock exceeds the exercise price. Certain pro forma net income and earnings per share disclosures for employee stock option grants are also included in the notes to the financial statements as if the fair value method as defined in SFAS 123 had been applied. Transactions in equity instruments with non-employees for goods or services are accounted for by the fair value method.

The expense related to granting 370,000 options with an exercise price of $ 0.05 per share ($ 0.28 - $ 0.05), with a weighted average valuation of $ 0.239 per share of NFS stock totaled $87, 225.

Had the total of $87,255 compensation cost for the Plan been determined based on the fair value at the date of the grant, consistent with the provisions of SFAS 123, the Company's net loss and net loss per share would have been decreased to the pro forma amounts indicated below:

                                       For The Three Months Ended
                                                 June 30,
                                 (in thousands, except per share data)

                                                                      2005            2004 (a)
                                                                      ----            ----
Net Loss:                                                         $   (1,211)       $     (36)
Add back:
Expense recognized under APB25                                          --               --
Net total stock based employee compensation expense
  determined under fair value method for all awards,
  net of related tax effect                                             --               --
Pro forma net profit                                              $   (1,211)       $     (36)
                                                                  ==========        =========
Net loss per share basic and diluted
Basic:               As Reported                                  $    (0.18)       $   (0.01)
                                                                  ==========        =========
                     Pro Forma                                    $    (0.18)       $   (0.01)
                                                                  ==========        =========

Diluted: As Reported                                              $    (0.18)       $   (0.01)
                                                                  ==========        =========
                     Pro Forma                                    $    (0.18)       $   (0.01)
                                                                  ==========        =========

(a) Represents the historical results for Navidec, Inc. at June 30, 2004

                                        For The Six Months Ended
                                                June 30,
                                (in thousands, except per share data)

                                                                      2005             2004 (a)
                                                                      ----             ----

Net Profit:                                                       $   (1,596)         $   (362)
Add back:
Expense recognized under APB25                                            88              --
Net total stock based employee compensation expense
  determined under fair value method for all awards,
  net of related tax effect                                              (87)             --
                                                                  ----------         ==-------

Pro forma net profit                                              $   (1,595)        $    (362)
                                                                  ==========         =========

Net loss per share basic and diluted

Basic:            As Reported                                     $    (0.24)        $   (0.15)
                                                                  ==========         =========
                  Pro Forma                                       $    (0.24)        $   (0.15)
                                                                  ==========         =========

Diluted: As Reported                                              $    (0.24)        $   (0.15)
                                                                  ==========         =========
                  Pro Forma                                       $    (0.24)        $   (0.15)
                                                                  ==========         =========

(a) Represents the historical results for Navidec, Inc. at June 30, 2004.

NET INCOME (LOSS) PER SHARE

Basic net income (loss) per share is computed by dividing net income (loss) available to common shareholders for the period by the weighted average number of common shares outstanding for the period. Diluted net income (loss) per share is computed by dividing the net income (loss) for the period by the weighted average number of common and potential common shares outstanding during the period, if the effect of the potential common shares is dilutive. Shares issuable under warrants and options were 3,295,000 as of June 30, 2005.

COMPREHENSIVE INCOME(LOSS)

Comprehensive income includes net income or loss and changes in equity from non-owner transactions. The Company's comprehensive income (loss) includes net income or loss and changes in equity from the market price variations in the BPZ stock and options held by the Company. The Company's total comprehensive loss for the period ended June 30, 2005 was $629,000.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity, was issued in May 2003 and requires issuers to classify as liabilities (or assets in some circumstances) three classes of freestanding financial instruments that embody obligations for the issuer. SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003 and is otherwise effective at the beginning of the first interim period beginning after June 15, 2003. Management believes the adoption of SFAS No. 150 had no material impact on its financial position or results of operations.

The FASB issued Interpretation ("FIN") No. 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others in November 2002 and FIN No. 46 Consolidation of variable Interest Entries, in January 2003, FIN No. 45 is applicable on a prospective basis for initial recognition and measurement provisions to guarantees issued after December 2002, however, disclosure requirements are effective immediately. FIN No. 45 requires a guarantor to recognize, at the inception of a guarantee, a liability for the fair value of the obligations undertaken in issuing the guarantee and expands the required disclosures to be made by the guarantor about its obligation under certain guarantees that it has issued. The adoption of FIN No. 45 did not have a material impact on the Companies financial position or results of operations. FIN No. 46 requires that a company that controls another entity through interest other than voting interest should consolidate such controlled entity in all cases for interim periods beginning after June 15, 2003. The adoption of FIN No. 46 had no material impact on its financial position or results of operations.

SFAS 123R applies to all awards granted after the required effective date (the beginning of the first interim or annual reporting period that begins after December 15, 2005) and to awards modified, repurchased, or cancelled after that date. As of the required effective date, all public entities that used the fair-value-based method for either recognition or disclosure under Statement 123 will apply this Statement using a modified version of prospective application. Under that transition method, compensation cost is recognized on or after the required effective date for the portion of outstanding awards, for which the requisite service has not yet been rendered, based on the grant-date fair value of those awards calculated under Statement 123 for either recognition or pro forma disclosures. For periods before the required effective date, those entities may elect to apply a modified version of the retrospective application under which financial statements for prior periods adjusted on a basis consistent with the pro forma disclosures required for those periods by Statement 123. As a result, beginning in our fiscal first quarter for 2006, we will adopt SFAS 123R and begin reflecting the stock option expense determined under fair value based methods in our income statement rather than a pro forma disclosure in the notes to the financial statements. We expect the effect of adopting SFAS 123R to be similar to the effect presented in our pro forma disclosure related to SFAS 123.

NOTE 3 - SUBSIDIARIES

NFS is organized into three divisions: Business Development, Technology, and Mortgage Services. In December of 2002, Old Navidec formed a new wholly-owned subsidiary named Navidec Capital, Inc., which was renamed Navidec Financial Services, Inc. in October 2003. In August 2003, Navidec Technology Corporation was formed as a wholly-owned subsidiary of Old Navidec and in October 2003, changed its name to SwiftSure, Inc. On September 11, 2003, Old Navidec entered into an agreement with Northsight and its sole member that provided for the transfer of 80% of the issued and outstanding membership units of Northsight to Old Navidec for shares of Old Navidec common stock.

Our business development division focuses on identifying and acquiring controlling interests in development stage companies and, as a subsidiary of NFS, to further their growth by providing capital, consulting, personnel and other services, both internally and through the use of subcontractors. This division also provides consulting, personnel and other services, both internally and through the use of subcontractors, to development stage companies, in which we have decided not to invest, on a contract basis for fees and related expenses. Management believes that development stage companies often do not have the capital, management, legal, accounting or marketing resources necessary to succeed. We provide the supplemental resources for growth that a development stage company may be lacking so the entrepreneurial management can focus on executing a business plan that we assist in developing. After evaluating a potential candidate for the probability of success in their core business and determining the growth strategy and anticipated capital requirements, we develop a specific strategy of success with the management of the development stage company. We provide personnel and services, both internally and through the use of subcontractors, to work in concert with the management to develop and execute the business plan.

The mortgage services division (through Northsight) is primarily focused on providing residential and commercial mortgages in the Phoenix, Arizona market as well as providing short-term, high yield commercial loans secured by real estate to non-consumer and commercial real estate borrowers. Northsight is a Scottsdale, Arizona based mortgage broker engaged in the business of marketing, arranging and selling of consumer home mortgages.

The technology division is primarily focused on developing and marketing security solutions focused exclusively on solving core business issues surrounding identity and computer access management. This includes the ability to manage, track and pass on the identity of millions of online users, provide a common security architecture to reduce IT complexity and support risk management issues and security from hacking. These technology services are provided by AegisUSA, a subsidiary of the Company. AegisUSA develops and markets security solutions focused exclusively on solving core business issues surrounding identity and computer access management and plans to grow through internal expansion and acquisition strategies within the substantial security and identity management consulting services industry. The business includes the ability to manage, track and pass on the identity of millions of online users, provide common security architecture to reduce IT complexity and support risk management issues and security from hacking. AegisUSA's is focusing principally on the middle market size company by bringing together industry leading management, sales and technical talent to create the appropriate solutions. Management believes the identity and access management segment will be a rapidly consolidating industry (See Note 4).

SEGMENT REPORTING

The Company currently operates in three different segments: Business Development, Technology and Mortgage Services. Management has chosen to organize the Company around these segments based on differences in products and services. Segment operations are measured consistent with the accounting policies used in these consolidated financial statements.

The following provides information on the Company's segments (unaudited):

                                             For the Three Months Ended
                                                   June 30, 2005
                                                   (in thousands)

                                              Technology     Financial     Mortgage       Corporate      Total
                                              ----------     ---------     --------       ---------      -----

Revenues from external customers              $   299        $      30     $     451      $      --      $    781
Income(Loss) from operations                  $  --          $      10     $      53      $(1,329)(a)    $ (1,266)
Identifiable assets                           $    19        $   --        $      77      $ 6,586(b)     $  2,340


                                             For the Three Months Ended
                                                  June 30, 2004(c)
                                                  (in thousands)

                                              Technology     Financial     Mortgage       Corporate      Total
                                              ----------     ---------     --------       ---------      -----

Revenues from external customers              $   --         $      20     $     240      $      --      $    260
Income(Loss) from operations                  $   (10)       $     (38)    $      53      $  (473)(a)    $   (419)
Identifiable assets                           $    14        $     296     $      72      $   326(b)     $    708


                                             For the Six Months Ended
                                                  June 30, 2005
                                                  (in thousands)

                                              Technology     Financial     Mortgage       Corporate      Total
                                              ----------     ---------     --------       ---------      -----

Revenues from external customers              $   299        $      90     $     734      $    --        $  1,123
Income(Loss) from operations                  $  (565)       $      20     $      80      $(1,149)(a)    $ (1,634)
Identifiable assets                           $    19        $   --        $      77      $ 6,586(b)     $  6,682


                                                                    F-29



                                             For the Six Months Ended
                                                  June 30, 2004(c)
                                                  (in thousands)

                                              Technology     Financial     Mortgage       Corporate      Total
                                              ----------     ---------     --------       ---------      -----

Revenues from external customers              $    49        $      53     $     408      $    --        $    510
Income(Loss) from operations                  $    (9)       $      34     $      49      $  (743)(a)    $   (817)
Identifiable assets                           $    14        $     296     $      72      $   326(b)     $    708


(a) Corporate loss from operations represents depreciation expense, restructuring charges, non-cash stock compensation expense and impairment of assets.

(b) Corporate assets are those that are not directly identifiable to a particular segment and include cash, prepaids, property and equipment, and intangibles and other assets.

(c) Represents the historical financial information of Navidec, Inc.

NOTE 4 - PURCHASE OF AEGIS BUSINESS GROUP, INC.

On April 7, 2005, we entered into a Stock Purchase Agreement with Aegis Business Group, Inc., a Colorado corporation ("AegisUSA"), in which we acquired 100% of the voting and outstanding preferred stock and 94% of the outstanding common stock of AegisUSA. This was comprised of three million (3,000,000) shares of AegisUSA common stock at purchase price of $0.02 per share for a total purchase price of $60,000 and two million (2,000,000) shares of AegisUSA Series B Convertible Preferred Stock at a purchase price of $0.28 per share for a total aggregate purchase price of $625,000, to be paid over a period of ninety days, and by also agreeing to exchange shares of our common stock for all of the issued and outstanding shares of the AegisUSA Series A Preferred Stock. The value of the shares of our common stock to be exchanged will be determined based on the average market price during the first ten days that our stock is available for pubic trading. The total negotiated purchase price was based on the pro forma financial information, business plan and capital funding of AegisUSA. The funds from the purchase price were to be used for operational and working capital purposes by AegisUSA

The following is a condensed balance sheet of AegisUSA as of the acquisition date:

ASSETS
     Cash                                        $  58,075
     Accounts Receivable                            48,813
                                                 ---------
                                                 $ 106,888
                                                 =========
LIABILITIES AND EQUITY
     Accounts Payable                            $ 145,863
     Notes Payable                                 197,097

     Equity                                       (236,067)
                                                 ---------
                                                 $ 106,893
                                                 =========

The following information is presented on a pro forma basis for the year ended December 31, 2004 (in thousands, except for per share amounts):

                                                           2004
                                        ----------------------------------------
                                           NFS          AegisUSA         Total
                                           ---          --------         -----

Revenue                                 $ 1,226         $    17         $ 1,243
Net Loss                                $(2,021)        $  (346)        $(2,367)
Earnings per share                      $ (0.61)        $ (0.10)        $ (0.71)


NOTE 5 - COMMITMENTS AND CONTINGENCIES

Under the terms of the Merger Agreement, Old Navidec agreed to retain NFS to provide investor relations and public relations services for a period of not less than three months. The related public relations agreement between Old Navidec and NFS provided for the payment to NFS of a fee of $30,000 per month plus the payment of all related expenses. In addition, Old Navidec issued a stock purchase warrant to NFS granting the right to purchase up to 1,500,000 shares of BPZ common stock at an exercise price of $2.00 per share. The warrant expires on the July 8, 2006. In this regard, NFS entered into sub-contract arrangements with certain third parties including Phoenix Alliance, Inc. for the provision of some of the investor and public relations services. Pursuant to the terms of these sub-contract agreements, NFS assigned 500,000 of the warrants to Phoenix Alliance, Inc. and 20,000 of the warrants to another subcontractor. In February 2006, the parties agreed to permit the engagement to terminate on May 6, 2005. Pursuant to the terms of the agreement, NFS retained the stock purchase warrants and received payment on services rendered through the date the engagement was terminated. Accordingly, the amount recorded in the unaudited Consolidated Balance Sheet of NFS as of June 30, 2005 for "Investment in securities of BPZ" has been adjusted to reflect a remaining net right to purchase 980,000 shares of BPZ common stock.

LITIGATION

Old Navidec was advised in a letter dated February 24, 2004 that the Securities and Exchange Commission (the "SEC") was conducting an informal inquiry, at least in part, into the restatement of Old Navidec's financial statements for the periods ending March 31, 2003 and June 30, 2003. The SEC made an informal request that Old Navidec voluntarily produce certain documents which Old Navidec subsequently provided to the SEC. On December 22, 2004, Old Navidec received from the SEC an Order Directing a Private Investigation and Designating Officers to Take Testimony. NFS and Old Navidec intends to fully cooperate with the SEC in its investigation.

The NFS is obligated to indemnify BPZ for all costs or losses associated with liabilities that existed as of the merger date, including any cost or losses associated with this investigation. We cannot make any assurance that the investigation will be solved positively or that it will not have a negative effect on our limited resources or our ability to raise capital during the period of the investigation.

In the normal course of business, the Company is subject to, and may become a party to, litigation regarding disputes with vendors and employment issues. Management believes there are no other matters currently in litigation, other than the SEC investigation described above that could have a material impact on the Company's financial position or results of operations.

NOTE 6 - SUBSEQUENT EVENTS

On July 26, 2005, NFS entered into a Business Consulting Agreement with J. Paul Consulting Corp. whereby J Paul Consulting agreed to provide investor relations and public relations services in connection with the completion of NFS' private placement. The term of the agreement is for one year and as consideration J. Paul Consulting received a stock option to purchase 500,000 shares of NFS common stock at an exercise price of $1.00 per share with a term of ten years. The options vest as follows: (A) options to purchase 166,666 shares shall vest upon the successful completion of the NFS private placement in an amount of not less than $2 million, (B) options to purchase 166,667 shares shall vest upon the successful conversion of NFS' Class A Warrants issued as part of the unit in the private placement, and (C) options to purchase 166,667 shares shall vest upon the successful conversion of NFS' Class B Warrants issued as part of the unit in the private placement.

On July 22, 2005, NFS entered into a Business Consulting Agreement with Waterton Financial LLC whereby Waterton agreed to provide investor relations and public relations services in connection with the completion of NFS' private placement. The term of the agreement is for one year and as consideration Waterton received a stock option to purchase 400,000 shares of NFS common stock at an exercise price of $1.00 per share with a term of ten years. The options vest as follows:
(A) options to purchase 133,333 shares shall vest upon the successful completion of the NFS private placement in an amount of not less than $2 million, (B) options to purchase 133,333 shares shall vest upon the successful conversion of NFS' Class A Warrants issued as part of the unit in the private placement, and
(C) options to purchase 133,334 shares shall vest upon the successful conversion of NFS' Class B Warrants issued as part of the unit in the private placement.

     On July 6, 2005, we entered into a loan agreement with The Elevation Fund, LLC whereby The Elevation Fund, LLC loaned to NFS an aggregate amount of $312,000 for a period of 90 days following the closing date at an interest rate equal to the highest prime rate per annum published in the Money Rate Table of the Western Edition of The Wall Street Journal plus four percent (4%), compounded annually. In consideration for the loan, NFS issued a common stock purchase warrant representing the right to purchase 100,000 shares of NFS common stock at a purchase price of $1.00 per share for a period of time expiring on July 6, 2010. The exercise price and number of shares is subject to adjustment under certain circumstances. NFS has agreed to register the resell of the common stock underlying the warrant on any registration statement filed by the Company. The Company also entered into a security agreement with The Elevation Fund, LLC providing a security interest in 150,000 shares of BPZ common stock held by NFS to secure its performance under the loan agreement.

     On August 23, 2005, we entered into an agreement with Chopin Developpement International ("CDI") and Jean-Christophe Chopin whereby the parties agreed to form a new corporation in the United States for the purpose of expanding the business currently conducted by CDI in Europe which involves using an electronic wallet platform for the purpose of conducting transactions over the internet utilizing electronic money or an electronic wallet. CDI has agreed to contribute all of its assets associated with its electronic wallet business and NFS has agreed to contribute five million U.S. dollars ($5,000,000) to the new corporation. As consideration for these contributions, CDI will receive ten million (10,000,000) shares of the new corporation's voting common stock and sixteen million (16,000,000) shares of the new corporation's non-voting stock while NFS will receive ten million (10,000,000) share of the new corporation's voting stock and six million five hundred thousand (6,500,000) shares of the new corporation's non-voting stock. The agreement provides that the new corporation's board of directors shall initially consist of two members with one member nominated jointly by Mr. Chopin and CDI and one member nominated by NFS. The agreement contemplates that following the consummation of the agreement the parties will work together to file a registration statement with the SEC registering shares of the new corporation's common stock and have it declared effective.

                PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM  13.  OTHER  EXPENSES  OF  ISSUANCE  AND  DISTRIBUTION.

     The estimated expenses of the offering, all of which are to be borne by the Registrant, are as follows:


Total Registration Fee under Securities Act of 1933 . . .          $    548.48
Printing and Engraving. . . . . . . . . . . . . . . . . .          $  5,000.00*
Accounting Fees and Expenses. . . . . . . . . . . . . . .          $ 40,000.00*
Legal Fees and Expenses . . . . . . . . . . . . . . . . .          $ 50,000.00*
Blue Sky Fees and Expenses (including related legal fees)          $ 10,000.00*
Transfer Agent Fees . . . . . . . . . . . . . . . . . . .          $  8,000.00*
Miscellaneous . . . . . . . . . . . . . . . . . . . . . .          $  3,571.00*
Total . . . . . . . . . . . . . . . . . . . . . . . . . .          $117,119.48*
                                                                   ===========

*  Estimated

ITEM  14.  INDEMNIFICATION  OF  DIRECTORS  AND  OFFICERS.

     Navidec Financial Services is a Colorado corporation. Section 7-108-402 of the Colorado Business Corporation Act provides that the articles of incorporation of a Colorado corporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except that any such provision may not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its shareholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) acts specified in
Section 7-108-403 (concerning unlawful distributions), or (iv) any transaction from which a director directly or indirectly derived an improper personal benefit. Our articles of incorporation contain a provision eliminating the personal liability of directors to us or our shareholders for monetary damages to the fullest extent provided by the Colorado Business Corporation Act.

     Section 7-109-103 of the Colorado Business Corporation Act provides that a Colorado corporation must indemnify a person who was wholly successful, on the merits or otherwise, in defense of any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative and whether formal or informal (a "Proceeding"), in which he or she was a party because the person is or was a director, against reasonable expenses incurred by him or her in connection with the Proceeding, unless such indemnity is limited by the corporation's articles of incorporation. Our articles of incorporation do not contain any such limitation.

     Section 7-109-102 of the Colorado Business Corporation Act provides that a Colorado corporation may indemnify a person made a party to a Proceeding because the person is or was a director against any obligation incurred with respect to a Proceeding to pay a judgment, settlement, penalty, fine (including an excise tax assessed with respect to an employee benefit plan) or reasonable expenses incurred in the Proceeding if the person conducted himself or herself in good faith and the person reasonably believed, in the case of conduct in an official capacity with the corporation, that the person's conduct was in the corporation's best interests and, in all other cases, his or her conduct was at least not opposed to the corporation's best interests and, with respect to any criminal proceedings, the person had no reasonable cause to believe that his or her conduct was unlawful. Our articles of incorporation and bylaws allow for such indemnification. A corporation may not indemnify a director in connection with any Proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation or, in connection with any other Proceeding charging that the director derived an improper personal benefit, whether or not involving actions in an official capacity, in which Proceeding the director was judged liable on the basis that he or she derived an improper personal benefit. Any indemnification permitted in connection with a Proceeding by or in the right of the corporation is limited to reasonable expenses incurred in connection with such Proceeding.

     Under Section 7-109-107 of the Colorado Business Corporation Act, unless otherwise provided in the articles of incorporation, a Colorado corporation may indemnify an officer, employee, fiduciary, or agent of the corporation to the same extent as a director and may indemnify such a person who is not a director to a greater extent, if not inconsistent with public policy and if provided for by its bylaws, general or specific action of its board of directors or shareholders, or contract. Our articles of incorporation provide for indemnification of directors, officers, employees, fiduciaries and agents of us to the full extent permitted by Colorado law.

     Our articles of incorporation also provide that we may purchase and maintain insurance on behalf of any person who is or was a director or officer of us or who is or was serving at the request of us as a director, officer or agent of another enterprise against any liability asserted against him or her and incurred by him or her in any such capacity or arising out of his or her status as such, whether or not we would have the power to indemnify him or her against such liability.

     The Merger Agreement provides that NFS indemnify Old Navidec and its affiliates, directors, officers and employees for some liabilities, including liabilities under the Securities Act of 1933 and the Securities Exchange Act of 1934.


ITEM  15.  RECENT  SALES  OF  UNREGISTERED  SECURITIES.

Common Stock Purchase Warrant

     On July 6, 2005, NFS granted a common stock purchase warrant representing the right to purchase 100,000 shares of NFS common stock at a purchase price of $1.00 per share for a period of time expiring on July 6, 2010. The exercise price and number of shares is subject to adjustment if (i) the Company should pay a dividend in shares of our capital stock or other equity, (ii) subdivide our outstanding shares of common stock (a forward split), (iii) consolidate or combine our outstanding common stock into a smaller number of shares (reverse split), (iv) in some other manner reclassify our shares of common stock, or (v) there is a change of control event involving NFS.

     NFS has agreed to register the resell of the common stock underlying the warrant on any registration statement filed by the Company. NFS has also agreed to pay all expenses of the registration statement; however, each investor will be responsible for paying any commissions or expenses related to the sale of his or her securities. The Company agrees to maintain the effectiveness of the registration statement with respect to the selling shareholders for a period twelve (12) months or such longer periods as may be permitted by the Securities Act of 1933, as amended.

Private Placement
-----------------

     On April 1, 2005, the Company commenced a private offering to accredited investors under Regulation D of the Securities Act of 1933, as amended. The offering consists of one unit comprised of one share of NFS common stock, par value $.001 per share, one Class A warrant and one Class B warrant for an offering price of $1.00 per unit. The Class A warrant entitles the holder to purchase one share of NFS common stock for each warrant held at a purchase price of $2.00 per share and the Class B warrant entitles the holder to purchase one share of NFS common stock for each warrant held at a purchase price of $4.00 per share. Each of the Class A and Class B warrants permit the holder to purchase one share of NFS common stock for each warrant for a period of time expiring on May 31, 2010. The purchase price is subject to adjustment if (i) the Company should pay a dividend in share of our capital stock, (ii) subdivide our outstanding shares of common stock (a forward split), (iii) consolidate or combine our outstanding common stock into a smaller number of shares (reverse split) or (iv) in some other manner reclassify our shares of common stock.

     The Company has agreed to register the resell of all of the shares of common stock sold as part of the units and the issuance of the common stock underlying the Class A and Class B warrants ("Warrant Shares") on a registration statement on Form SB-2 within six months after the final closing of the offering. The Company has agreed to pay all expenses of the registration statement; however, each investor will be responsible for paying any commissions or expenses related to the sale of his or her securities. The Company agrees to maintain the effectiveness of the registration statement with respect to the selling shareholders for a period ending one year from the date of the final closing of the private offering and with respect to the Warrant Shares, during any period of time when the warrants may be exercised by the warrant holders and any Class A or Class B warrants remain outstanding.

     Each Class A warrant may be called by the Company for exercise at any time a registration statement registering the common stock underlying the Class A warrants is effective and after the Company's common stock has traded on an exchange for a period of 20 consecutive trading days in excess of $2.00 per share. Each Class B warrant may be called for exercise by the Company at any time a registration statement is effective which registers the issuance of the common stock underlying the warrants and after the Company's common stock has traded on an exchange at a price in excess of $4.00 per share for 20 consecutive trading days. If the Company calls for the exercise of either the Class A or Class B warrants, it shall provide 30 days written notice to each of the holders that fixes the "Call Date." If the warrants are not exercised prior to the Call Date they shall expire unless the Company also provides for an over-allotment for any unexercised warrants which provision would be set forth in the call notice. If an over-allotment option is granted, any of the holders who exercises their warrants would have the right to purchase shares of the common stock underlying unexercised warrants for which a pool would be established at the Call Date and each exercising holder who wished to participate in the over-allotment pool would be allowed to purchase the shares of common stock underlying the unexercised warrants up to the maximum amount of the deposit made by said exercising holder. If total participation in the over-allotment pool exceeds the number of shares of common stock available in that pool, each participating holder would receive a pro rata number of shares based on the total amounts of deposits made in the pool. The Company has not obligated to call the warrants or to establish an over-allotment pool.

     The offering is a $500,000 minimum best efforts "all or none"/$2,000,000 maximum best efforts offering and will terminates upon the sale of the maximum number of units being sold or May 31, 2005 unless extended by the Company to a date not later than August 31, 2005. In June 2005, the Company closed on 675,000 units and has extended the offering to August 31, 2005. The Company intends to use the proceeds of the offering to develop its various businesses and for working capital purposes.

ITEM  16.  EXHIBITS.

     Reference is made to the Exhibit Index appearing on Page II-5.

ITEM  17.  UNDERTAKINGS.

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereto) which, individually or the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering price may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

          (iii) to include any additional or changed material information with respect to the plan of distribution.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                INDEX TO EXHIBITS

Exhibit No.                                 Description
-----------                                 -----------

3.1** Articles of Incorporation of Navidec Capital, Inc. filed with the Colorado Secretary of State on December 20, 2002.

3.2** Articles of Amendment to Articles of Incorporation filed with the Colorado Secretary of State on October 24, 2003 to change the name of Navidec Capital, Inc. to Navidec Financial Services, Inc.

3.3**      Bylaws of Navidec Capital, Inc.

4.1** Form of Specimen Certificate for Shares of Common Stock of Navidec Financial Services, Inc.

4.2* Common Stock Purchase Warrant issued by Navidec Financial Services, Inc. to The Elevation Fund, LLC on July 6, 2005.

5.1*       Opinion on Legality

10.1** Business Consulting Agreement dated July 8, 2004 between Navidec, Inc. and Navidec Financial Services, Inc.

10.2* Stock Purchase Warrant dated July 8, 2004 for the acquisition of up to 1,500,000 shares of Navidec, Inc. common stock.

10.3** Seventh Amendment and Modification to Lease Agreement, dated November 7, 2003, by and between the Company and Fiddler's Green Center, LLC. for Greenwood Village, Colorado facility.

10.4** Amended and Restated Employment Agreement, effective as of June 15, 2005, by and between John R. McKowen and the Company.

10.5** Amended and Restated Employment Agreement, effective as of June 15, 2005, by and between Robert D. Grizzle and the Company.

10.6** Business Consulting Agreement dated July 8, 2004 between Navidec Financial Services, Inc. and Phoenix Alliance, Inc.

10.7** Merger Agreement, dated as of July 8, 2004, by and between Navidec, Inc. and BPZ Energy, Inc.

10.8* Stock Purchase Agreement, dated as of April 7, 2005, by and between Navidec Financial Services, Inc. and Aegis Business Group, Inc.

10.9**     Navidec Financial Services, Inc. Management Incentive Plan

10.10* Amendment to Business Consulting Agreement, dated as of May 16, 2005, by and between the Company and Phoenix Alliance, Inc.

10.11*     Navidec Financial Services, Inc. 2005 Stock Option Plan.

10.12* Business Consulting Agreement, entered into as of January 3, 2005, by and between Waterton Financial LLC and Navidec Financial Services, Inc.

10.13* Business Consulting Agreement, dated July 22, 2005, by and between Waterton Financial LLC and Navidec Financial Services, Inc.

10.14*     Business Consulting Agreement, dated July 26, 2005, by and between
           J. Paul Consulting Corp. and Navidec Financial Services, Inc.

10.15* Loan Agreement, dated as of July 6, 2005, by and between Navidec Financial Services, Inc. and The Elevation Fund, LLC.

10.16* Agreement, dated as of August 23, 2005, by and among Navidec Financial Services, Inc., Chopin Developpement International and Jean-Christophe Chopin.

10.17* Director Agreement by and between Navidec Financial Services, Inc. and J. Ralph Armijo.

16.1**     Letter on Change in Certifying Accountant

21.1**     List of Subsidiaries of Navidec Financial Services, Inc.

23.1*      Consent of Epstein, Weber & Conover, PLC

23.2*      Consent of Hein & Associates, LLP

23.2*      Consent of Ballard, Sphar, Andrews & Ingersoll, LLP, included with
           Exhibit 5.1

------------------
*  Filed herewith.
** Previously filed.
+  To be filed by amendment.

                                   SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has authorized this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Greenwood Village, State of Colorado, on August 29, 2005.

                                                NAVIDEC FINANCIAL SERVICES, INC.


                                                By:/s/ John R. McKowen
                                                   -----------------------------
                                                Chief Executive Officer
                                                (Principal Executive Officer)




     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


By: /s/ John R. McKowen
  -------------------------------------
     John R. McKowen
     Chief Executive Officer,
     Chairman of the Board and Director
    (Principal Executive Officer)

Date: August 29, 2005



By: /s/ Robert D. Grizzle
    -------------------------------------
     Robert D. Grizzle
     Chief Operating Officer,
     Chief Financial Officer and President
    (Principal Financial Officer and Principal Accounting Officer)

Date: August 29, 2005



By:  /s/ J. Ralph Armijo
     ------------------------------------
     J. Ralph Armijo
     Director

Date: August 29, 2005